AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 2000
                                           REGISTRATION STATEMENT NO. 333-94891

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 2
                                       TO
                                   FORM S-1

                          REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              YUPI INTERNET INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              FLORIDA                             7375                       65-0796526
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                              YUPI INTERNET INC.
                        830 LINCOLN ROAD, SECOND FLOOR
                          MIAMI BEACH, FLORIDA 33139
                                (305) 604-0366
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                 OSCAR L. COEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              YUPI INTERNET INC.
                        830 LINCOLN ROAD, SECOND FLOOR
                          MIAMI BEACH, FLORIDA 33139
                                (305) 604-0366
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:

        STEPHEN A. HURWITZ, ESQ.             NANCY A. SPANGLER, ESQ.
         WILLIAM B. SIMMONS, ESQ.       PIPER MARBURY RUDNICK & WOLFE LLP
   TESTA, HURWITZ & THIBEAULT, LLP   COMMERCE EXECUTIVE PARK III, SUITE 610
           125 HIGH STREET                 1850 CENTENNIAL PARK DRIVE
        BOSTON, MASSACHUSETTS 02110          RESTON, VIRGINIA 20191
            (617) 248-7000                       (703) 391-7100
                                ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                ---------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS          AMOUNT TO BE      OFFERING PRICE        AGGREGATE            AMOUNT OF
 OF SECURITIES TO BE REGISTERED     REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)   REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value   8,050,000 shares        $ 15.00        $ 120,750,000.00       $ 45,540.00
===============================================================================================================

(1) Includes 1,050,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3) Paid in connection with the original filing on January 18, 2000.

                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MARCH 7, 2000

                                7,000,000 Shares

                                   [YUPI LOGO]

                                  Common Stock

                                  ------------

     All of the shares of common stock are being offered by Yupi. Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $13.00 and $15.00 per share.

     We have granted the underwriters a 30-day option to purchase a maximum of 1,050,000 additional shares of common stock to cover over-allotments of shares.


     Application has been made to list our common stock on the Nasdaq National Market under the symbol "YUPI."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                        UNDERWRITING
                         PRICE TO      DISCOUNTS AND       PROCEEDS
                          PUBLIC        COMMISSIONS        TO YUPI
                      -------------   ---------------   -------------
Per Share .........   $               $                 $
Total .............   $               $                 $

     Delivery of the shares of common stock will be made on or about      ,
2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                  DONALDSON, LUFKIN & JENRETTE

                                     BANC OF AMERICA SECURITIES LLC

                                                        SG COWEN

                      The date of this prospectus is      , 2000

                            [INSIDE COVER PICTURE]

                             Description of Artwork

INSIDE FRONT COVER

         Clockwise from the top of the page are twelve pictures of various pages on Yupi's several Web sites.

         The Yupi logo appears in the middle in the page.

INSIDE FRONT COVER GATEFOLD

         Background of gatefold pages shows arrows pointing in four directions.

Left page:

         The top half of the page has the following text: "content". The following text appears immediately below this text: "Through our relationships with leading media companies, including Sony, News Corp., Fox, and Universal Music Group, we offer users high-quality entertainment content. We also provide a wide variety of business features, including access to The Wall Street Journal of the Americas, as well as sports, health, womens', travel, and children's content. Below this text appear the logos of "Sony," "News Corporation" and "Fox" and three pictures of various pages on Yupi's Web site.

         The bottom half of the page has the following text: "consultative ad sales". The following text appears immediately below this text: "Our sales and marketing professionals have extensive experience in the media, advertising, and consumer products industries. This enables them to adopt a consultative approach to selling advertising on our sites. We assist advertisers in conducting market research and help them assess the effectiveness of their advertising efforts by providing feedback on user traffic, demographics, and other information." Below this text appear the names of the following companies: Banamax, Bellsouth, Dell, Fox, Heineken, Nortel Networks, Pepsi, Procter & Gamble, Siemens.

Right page:

         The top half of the page has the following text: "attracting new visitors". The following text appears immediately below this text: "We employ traditional and grassroots advertising to promote the Yupi.com brand to a broad spectrum of Spanish speakers. In 1999, we began television and outdoor advertising in Hispanic markets in the United States and expanded our efforts to include online, pan-regional cable television, radio, and print advertising in Latin America and Spain. We have also engaged in a variety of co-promotions, such as sponsoring a Heineken USA tour of Latin musical artists." Below this text appears several photographs of Yupi advertisements appearing on billboards, print ads and other media.

         The bottom half of the page has the following text: "comprehensive services". The following text appears below this text: "Our proprietary search engine delivers results exclusively in Spanish. Our employees manually select and categorize the sites in our Spanish-language database which we believe provides users with more relevant search results than computer-generated databases. Mi.Yupi.com allows users to design the look and feel, as well as the content, of their personal homepages. MiCasa.Yupi.com enables them to create their own Yupi-hosted Web sites. We also offer a language translator, free e-mail, chats, forums and virtual greeting cards." Below this text appears a picture of Yupi's home page.

Center of gatefold:

         The Yupi logo appears in the center of the right and left pages described above.

                                  ------------

                                TABLE OF CONTENTS


                                         PAGE
                                        -----
PROSPECTUS SUMMARY ....................    1
RISK FACTORS ..........................    5
SPECIAL NOTE REGARDING FORWARD-
   LOOKING STATEMENTS .................   16
TRADEMARKS ............................   16
USE OF PROCEEDS .......................   17
DIVIDEND POLICY .......................   17
CAPITALIZATION ........................   18
DILUTION ..............................   19
SELECTED HISTORICAL FINANCIAL DATA.....   20
UNAUDITED PRO FORMA CONSOLIDATED
   FINANCIAL DATA .....................   22
MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS ..........   24

                                         PAGE
                                        -----
BUSINESS ..............................   29
MANAGEMENT ............................   41
CERTAIN TRANSACTIONS ..................   47
PRINCIPAL SHAREHOLDERS ................   48
DESCRIPTION OF CAPITAL STOCK ..........   50
SHARES ELIGIBLE FOR FUTURE SALE .......   55
UNDERWRITING ..........................   57
NOTICE TO CANADIAN RESIDENTS ..........   59
LEGAL MATTERS .........................   60
EXPERTS ...............................   60
ADDITIONAL INFORMATION ................   61
INDEX TO FINANCIAL STATEMENTS .........  F-1

                                 ------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.


                                 ------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 ------------

                              PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                              YUPI INTERNET INC.

     We are a leading online Spanish language destination, delivering a wide variety of content and services and an intuitive navigational experience to a broad and diverse community of Spanish speakers around the world. We attract users through grass roots, traditional media and online marketing efforts, and we provide them with aggregated entertainment, news and other content through relationships with media companies, including our shareholders, Sony and News Corp. We also provide our users with relevant search results exclusively in Spanish through our proprietary search engine. For the year ended December 31, 1999, we had revenues of approximately $3.2 million and a net loss, excluding a deemed dividend on our preferred stock, of approximately $35.0 million.

     We work with our advertisers and marketers to design, execute and evaluate online advertising and promotional campaigns that segment and target our users. As of February 28, 2000, we had approximately 3.8 million registered users. According to I/PRO, in January 2000, our sites generated approximately 132 million page views and we recorded approximately 9.1 million visits to our sites, with an average duration of approximately 15 minutes per visit.


     Our target market of Spanish-speaking Internet users represents one of the fastest growing groups of Internet users today. IDC estimates that the number of Spanish-speaking Internet users outside the United States will increase from approximately 8.3 million in 1999 to 20.6 million in 2002. Forrester Research estimates that by the end of 2000, there will be approximately 3.6 million U.S. Hispanic Internet users. Jupiter Communications estimates that the percentage of Latin Americans outside of Brazil using the Internet will increase from approximately 1.0% in 1999 to 4.7% in 2003, representing a compound annual growth rate of approximately 50%, compared to an estimated rate of approximately 12% in the United States for the same period. As Internet usage in Latin America increases, we believe that Spanish-speaking Internet users will become a more diverse group. According to Nazca S & S, the percentage of Internet users from the highest socio-economic level in the eight largest Latin American countries declined from 41% in 1997 to 30% in 1999 and the percentage of female Internet users increased from 24% to 38% during the same period.


     We believe Yupi provides an effective medium for advertisers and marketers to reach this increasingly diverse audience. We attract users and increase usage by providing:


   /bullet/ aggregated quality content from leading media companies and publications, such as BMG Entertainment, Cinemark, COMPUTER WORLD, News Corp., PC WORLD, Sony, Universal Music Group, THE WALL STREET JOURNAL OF THE AMERICAS, Warner Bros. Studios and WRIGHT INVESTOR SERVICES;

   /bullet/ relevant search and intuitive navigational services, through our proprietary search engine and a database of Spanish language sites that has been manually reviewed and categorized by our Spanish-speaking employees, as well as through AltaVista's proprietary Spanish language database; and

   /bullet/ our simple and efficient presentation of content that allows users to quickly navigate through our sites.

     Our large and diverse online user base enables us to conduct targeted marketing analyses for advertisers and marketers. We provide advertisers and marketers with a wide range of media consulting services, including strategic planning and creative development. In addition, we provide them with access to real-time feedback on user traffic, click-through rates, demographics, online surveys and other information that allows them to reach their target markets more easily and cost effectively.


     Our objective is to be the most valuable medium for advertisers and marketers to reach the Spanish-speaking online community. To achieve this goal, we intend to:

   /bullet/ attract new users and broaden our audience by continuing our marketing efforts, cross-promotional activities and acquiring existing Internet sites;


   /bullet/ continue to strengthen audience loyalty and increase frequency of use by furnishing diverse content, pursuing additional strategic alliances, enhancing the functionality of our core services and introducing user loyalty and affinity programs;


   /bullet/ create value for advertisers and marketers by continuing to offer consulting services, such as strategic planning, collection and aggregation of user demographic information, online research and analysis of advertising data; and

   /bullet/ expand electronic commerce opportunities.


     Our ability to achieve our objectives is subject to numerous risks and uncertainties, many of which are beyond our control. These risks are more fully discussed elsewhere in this prospectus under the heading "Risk Factors."

     We were incorporated in Florida on October 20, 1997. Our principal executive offices are located at 830 Lincoln Road, Second Floor, Miami Beach, Florida 33139, and our telephone number is (305) 604-0366.

                                  THE OFFERING


Common stock offered ...........................    7,000,000 shares

Common stock to be outstanding
 after this offering ...........................   42,746,141 shares

Use of proceeds ................................   For general corporate purposes, including
                                                   working capital. See "Use of Proceeds."

Proposed Nasdaq National Market symbol .........   YUPI

----------------
     The number of shares of common stock to be outstanding after this offering is based on our shares outstanding at December 31, 1999. This information excludes:

   /bullet/ 10,000,000 shares of common stock reserved for issuance under our Stock Incentive Plan, of which 9,288,439 shares are issuable upon exercise of stock options outstanding as of December 31, 1999;

   /bullet/ 4,000,000 shares of common stock reserved for issuance under our 2000 Stock Option and Incentive Plan; and

   /bullet/ 200,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan.

                                  ASSUMPTIONS

     Unless otherwise specified, all information in this prospectus:

   /bullet/ assumes no exercise of the underwriters' over-allotment option;

   /bullet/ reflects the filing of an amended and restated articles of incorporation;

   /bullet/ reflects the mandatory conversion of all outstanding shares of preferred stock into an aggregate of 19,558,460 shares of common stock upon the closing of this offering; and

   /bullet/ does not reflect any adjustment to the conversion ratios for the Class B Convertible Preferred Stock and Class C Convertible Preferred Stock in the event the initial public offering price of the common stock offered by this prospectus is less than $15.295 per share. At an assumed initial public offering price of $14.00 per share, an aggregate of 582,468 additional shares of common stock would be issued upon conversion of the Class B Convertible Preferred Stock and Class C Convertible Preferred Stock. See "Description of Capital Stock--Conversion of Outstanding Preferred Stock."

                            SUMMARY FINANCIAL DATA


     The statement of operations data for the period from October 20, 1997 (date of incorporation) through December 31, 1997 and the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1999 are derived from the audited consolidated financial statements appearing elsewhere in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future. For more information, see "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included elsewhere in this prospectus.

                                                                      OCTOBER 20, 1997
                                                                          (DATE OF                    YEAR ENDED
                                                                      INCORPORATION) TO              DECEMBER 31,
                                                                        DECEMBER 31,      ----------------------------------
                                                                            1997                1998              1999
                                                                     ------------------   ---------------   ----------------
STATEMENT OF OPERATIONS DATA:
Revenues .........................................................      $     2,095        $     77,147      $   3,206,932
Operating expenses ...............................................           23,572           1,948,499         37,723,225
                                                                        -----------        ------------      -------------
Loss from operations .............................................          (21,477)         (1,871,352)       (34,516,293)
Net loss available to common shareholders ........................      $   (21,477)       $ (1,873,091)     $ (38,982,557)
                                                                        ===========        ============      =============
Basic and diluted net loss per
 common share ....................................................      $     (0.00)       $      (0.16)     $       (2.40)
Weighted average number of shares used in computing basic and
 diluted net loss per common share ...............................       10,625,000          11,903,777         16,269,836
Pro forma basic and diluted net loss per common share(1) .........                                           $       (2.42)
Pro forma weighted average number of shares used in computing
 basic and diluted net loss per common share(1) ..................                                              16,439,087

                                               DECEMBER 31, 1999
                                        --------------------------------
                                                            PRO FORMA
                                            ACTUAL        AS ADJUSTED(2)
                                        --------------   ---------------
BALANCE SHEET DATA:
Cash and cash equivalents ...........    $ 48,611,519     $137,711,519
Working capital .....................      44,556,464      133,656,464
Total assets ........................      86,635,660      175,735,660
Convertible preferred stock .........     110,672,402               --
Total shareholders' equity ..........      78,602,084      167,702,084

----------------
(1) The pro forma summary statement of operations data reflects the acquisitions of CiudadFutura.com/trademark/ in March 1999 and Bogota.com/trademark/ in August 1999 as if they were completed on January 1, 1999. These acquisitions were accounted for using the purchase method of accounting.

(2) The pro forma as adjusted summary balance sheet data reflects the conversion of all outstanding shares of preferred stock into 19,558,460 shares of common stock upon the closing of this offering; a deemed dividend on convertible preferred stock of approximately $23.9 million representing the beneficial conversion feature embedded in the Class B Convertible Preferred Stock and Class C Convertible Preferred Stock on the date of their issuance, which dividend will be recognized upon conversion; and the sale of 7,000,000 shares of common stock in this offering at an assumed initial offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                 RISK FACTORS


     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED

     We were incorporated in October 1997. You must consider the risks, expenses and uncertainties that an early stage company like ours faces, particularly in the new and rapidly evolving Internet market. Because we have only recently begun to develop our sales organization and expand our commercial operations, our past results and rates of growth may not be meaningful and you should not rely on them as an indication of our future performance.

WE HAVE INCURRED SUBSTANTIAL LOSSES, WE EXPECT CONTINUED LOSSES AND CONTINUED LOSSES MAY HARM OUR BUSINESS AND THE VALUE OF OUR COMMON STOCK

     We have never been profitable. As of December 31, 1999, we had an accumulated deficit of approximately $40.9 million. We expect to continue to incur significant losses for the foreseeable future. Although our revenues have grown in recent quarters, our expenses have grown even faster, and we expect to increase spending significantly. Accordingly, we will need to generate significantly higher revenues to achieve profitability. We may not be able to do so. The failure to attain profitability will have a material adverse effect on our business and on the value of our common stock.

IF IN THE FUTURE WE ARE ABLE TO RECORD BARTER TRANSACTIONS AS REVENUE, IT MAY BE DIFFICULT TO EVALUATE OUR HISTORICAL FINANCIAL RESULTS

     We have historically engaged in a substantial amount of barter activity. Barter activity consists of arrangements in which we exchange advertising space on our network predominately for advertising space in print media, on television and radio stations, or for placement of our promotions in areas of high commercial traffic, rather than for cash payment. Under current accounting rules and our revenue recognition policy, these barter transactions may not be reported as revenue unless we are able to reliably measure the cash value of these transactions. For the value of a barter transaction to be reliably measurable, we must conduct a cash-only transaction that is similar to that barter transaction. Through December 31, 1999, we have not reported any barter transactions as revenue. If in future periods we are able to meet the standard that allows us to report barter transactions as revenue, we may recognize substantially increased revenue compared to prior periods. In such an event, our past results and rates of growth may not be meaningful and you should not rely on them as an indication of our future performance. In addition, because barter transactions do not generate cash, we may be unable to fund our operations if we are unable to increase our cash revenue.

SEASONAL FACTORS MAY ADVERSELY AFFECT OUR FIRST QUARTER OPERATING RESULTS WHICH MAY CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE

     Historically, advertising expenditures in Latin America have been lower during the first calendar quarter of each year. As a result, our advertising revenues may be lower during the first calendar quarter as compared to other quarters. If our revenues decrease during the first quarter, or do not grow at the rate anticipated by public market analysts, the trading price of our common stock may decline.

THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

     Our future revenues and results of operations may fluctuate from quarter to quarter due to a combination of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:


   /bullet/ our ability to attract and retain users;

   /bullet/ the start-up nature of our business, which means we have not begun to achieve consistency in revenue and expense growth;

   /bullet/ our acquisition and internal growth strategy, which means that we expect to frequently add new activities to our business, leading to increased expenses;

   /bullet/ promotional activities by us or our competitors, which could cause heavier Internet usage in some quarters compared to others;

   /bullet/ currency fluctuations that affect reported revenues and expenses from our Latin American and Spanish operations;

   /bullet/ seasonal variations in advertising from quarter to quarter, which would lead to fluctuating advertising revenues; and

   /bullet/ heavier retail purchasing activity in some quarters compared to others, which would contribute to fluctuating electronic commerce revenues.


     Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. In future periods our results of operations may be below the expectations of public market analysts and investors. This failure to meet expectations could cause the trading price of our common stock to decline.

BECAUSE WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM A LIMITED NUMBER OF ADVERTISERS, IF WE ARE UNABLE TO MAINTAIN THESE RELATIONSHIPS OR ATTRACT ADDITIONAL ADVERTISERS, OUR REVENUES WOULD BE ADVERSELY AFFECTED

     For the year ended December 31, 1999, we derived approximately 50.6% of our revenue from three advertisers. We expect that in the foreseeable future we will continue to depend on a limited number of advertisers for a substantial portion of our revenues. If our relationship with these advertisers is terminated or adversely affected for any reason, or if we fail to develop other advertising relationships, our advertising revenues may decline or grow at a rate slower than anticipated.

IF THE INTERNET IS NOT WIDELY ACCEPTED AS A MEDIUM FOR ADVERTISING AND COMMERCE IN OUR MARKETS, PARTICULARLY IN LATIN AMERICA, OUR ADVERTISING AND ELECTRONIC COMMERCE REVENUES MAY DECLINE OR GROW AT SLOWER RATES THAN ANTICIPATED AND OUR BUSINESS WILL SUFFER

     We expect to receive a substantial amount of our revenue for the foreseeable future from Internet advertising, and to a lesser extent, from facilitating electronic commerce transactions. If the Internet is not accepted as a medium for advertising and commerce in our markets, especially in Latin America, our advertising and electronic commerce revenues may decline or grow at slower rates than anticipated and our business will suffer. The Internet advertising and electronic commerce markets are new and rapidly evolving in Spanish-speaking communities, particularly in Latin America. As a result, we cannot gauge their effectiveness or the long-term market acceptance of online advertising and electronic commerce.

     Many of our current or potential advertisers and electronic commerce merchants have limited experience using the Internet for advertising and electronic commerce and historically have not devoted a significant portion of their budgets to Internet-based activities. Advertisers and marketers have invested substantial resources in other methods of conducting business, and companies may choose not to advertise or sell their products or services on our sites if they do not perceive our audience demographic to be desirable or advertising on our sites to be effective.


IF STANDARDS TO MEASURE ADVERTISING EFFECTIVENESS ARE NOT DEVELOPED, THE INTERNET MAY NOT BE ACCEPTED AS AN ADVERTISING MEDIUM AND WE MAY NOT BE ABLE TO ATTRACT ADVERTISERS TO OUR SITES

     No standards have been widely accepted for measuring the effectiveness of Internet advertising. In particular, few companies that measure Internet traffic currently offer their services in many of our target markets, including Latin America. Standards may not develop sufficiently to support the Internet as an effective advertising medium. If these standards do not develop, advertisers may choose not to advertise on the Internet in general or, specifically, on our sites. This decision may cause our advertising revenue to decline or grow at slower rates than anticipated.

IF INTERNET USE BY SPANISH-SPEAKING USERS DOES NOT GROW, THE NUMBER OF USERS VISITING OUR SITES MAY DECLINE OR GROW MORE SLOWLY THAN ANTICIPATED WHICH MAY LIMIT OUR ABILITY TO GENERATE ADVERTISING AND ELECTRONIC COMMERCE REVENUES

     The Internet market in Latin America and in other Spanish-speaking markets is in an early stage of development. The continued growth of Internet usage in these markets, may be inhibited for various reasons, including:


   /bullet/ cost of Internet access;

   /bullet/ concerns about security, reliability, and privacy;

   /bullet/ difficulty of use; and

   /bullet/ quality of service.


Our ability to generate advertising and electronic commerce revenues depends on attracting an increased number of users to our sites. Consequently, if Internet use in these markets does not grow, the number of users visiting our sites may decline or grow more slowly than we anticipate which may limit our ability to generate revenues.


UNDERDEVELOPED TELECOMMUNICATIONS INFRASTRUCTURE MAY LIMIT THE GROWTH OF THE INTERNET IN LATIN AMERICA AND ADVERSELY AFFECT OUR BUSINESS

     Access to the Internet requires a relatively advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of Latin America is not as well-developed as that in the United States or Western Europe. The quality and continued development of this infrastructure in Latin America will have a substantial impact on our ability to deliver our services and on the market acceptance of the Internet in Latin America in general. If the Latin American telecommunications infrastructure does not improve, the Internet will not gain broad acceptance. If access to the Internet in Latin America does not continue to grow or grows more slowly than we anticipate, our business, financial condition and results of operations will be materially and adversely affected.


UNDERDEVELOPED DISTRIBUTION INFRASTRUCTURE MAY LIMIT THE GROWTH OF ELECTRONIC COMMERCE IN LATIN AMERICA AND ADVERSELY AFFECT OUR ABILITY TO GENERATE INCREASED ELECTRONIC COMMERCE REVENUES

     Our current business plan depends on the growth of our electronic commerce revenues. Execution of electronic commerce transactions requires a relatively advanced distribution infrastructure. Currently, this distribution infrastructure, which includes roads, airports, ports and warehouse facilities, in many parts of Latin America is not as well-developed as in the United States or Western Europe. If further improvements to the distribution infrastructure in Latin America are not made, the volume of electronic commerce transactions may not increase or may increase more slowly than we anticipate. If electronic commerce opportunities in Latin America do not grow or grow more slowly than anticipated, our ability to generate increased electronic commerce revenues will be limited, which would materially and adversely affect our business, financial condition and results of operations.

LACK OF CREDIT CARD OWNERSHIP MAY LIMIT THE GROWTH OF ELECTRONIC COMMERCE IN LATIN AMERICA AND ADVERSELY AFFECT OUR ABILITY TO GENERATE INCREASED ELECTRONIC COMMERCE REVENUES

     Unlike consumers in the United States and Western Europe, most Latin Americans do not own credit cards. Credit cards are often required to conduct electronic commerce transactions. If credit card ownership by Latin Americans using the Internet does not increase, or another payment infrastructure is not adopted, the growth of electronic commerce in Latin America may be limited. If electronic commerce opportunities in Latin America do not grow, or grow more slowly than anticipated, our ability to generate increased electronic commerce revenues will be limited, which would materially and adversely affect our business, financial condition and results of operations.

VOLATILE SOCIAL AND POLITICAL CONDITIONS IN LATIN AMERICA MAY DECREASE INTERNET AVAILABILITY AND USAGE AND ADVERSELY AFFECT OUR ABILITY TO ATTRACT ADVERTISERS


     A substantial portion of our revenue is, and will continue to be, dependent upon economic activity in Latin America. Social and political conditions in Latin America are volatile and may cause our operations to fluctuate. This volatility could make it difficult for us to achieve our desired growth in revenues and earnings. Historically, volatility in Latin America has been caused by:

   /bullet/ significant governmental influence over many aspects of local economies;

   /bullet/ political instability;

   /bullet/ unexpected changes in regulatory requirements;

   /bullet/ social unrest;

   /bullet/ slow or negative economic growth;

   /bullet/ imposition of trade barriers; and

   /bullet/ wage and price controls.


     We have no control over these matters. Resulting volatility may decrease Internet availability and usage, create uncertainty regarding our operating climate and adversely affect our advertising revenue, all of which may adversely impact our business.

CURRENCY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS IN LATIN AMERICA MAY RESULT IN DECREASED INTERNET USAGE AND ADVERTISING EXPENDITURES IN OUR MARKETS


     The currencies of many countries in Latin America have experienced substantial depreciation and volatility. Currency fluctuations, as well as high interest rates, inflation and high unemployment, have materially and adversely affected the economies of these countries. Poor general economic conditions in Latin American countries may cause a decrease in our user base and cause our advertisers to reduce their spending, which could adversely impact our business and cause our revenue to decline unexpectedly.

     In addition, if we generate an increased amount of revenue in currencies other than the U.S. dollar, currency losses could occur as a result of currency depreciation.

IF WE ARE UNABLE TO DEVELOP OUR BRANDS, WE MAY NOT BE ABLE TO ATTRACT USERS, ADVERTISERS AND MARKETERS TO OUR SITES

     Developing our Yupi.com brand and the brands of our other sites is critical to expanding our user base and revenues. We believe the importance of brand recognition will increase as the number of Spanish language Internet sites grows. To attract and retain Internet users, advertisers and marketers, we intend to substantially increase our expenditures to strengthen brand loyalty. Our success in promoting and enhancing our brands will also depend on our success in providing high quality content, features and functionality. If we fail to promote our brands successfully, users, advertisers and marketers may not perceive our services to be of high quality, and consequently, will not be attracted to our sites.


IF WE FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH CONTENT PROVIDERS, ELECTRONIC COMMERCE MERCHANTS AND TECHNOLOGY PROVIDERS, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN USERS OR ADVERTISERS

     We have focused on establishing relationships with leading content providers, electronic commerce merchants, and technology and infrastructure providers. Our business depends heavily on these relationships. Because most of our agreements with these third parties are not exclusive, our competitors may seek to work with these same parties and adversely impact our relationships. We might not be able to maintain these relationships or replace them on financially attractive terms. If these same third parties do not adequately perform their obligations, or if they reduce their activities with us, compete with us, or provide their services to competitors, we may have more difficulty attracting and retaining users and advertisers. This result could cause our business, financial condition and results of operations to be materially and adversely affected. Also, while we intend to actively seek additional strategic relationships in the future, our efforts may prove unsuccessful.


OUR MARKET IS HIGHLY COMPETITIVE AND OUR FAILURE TO COMPETE SUCCESSFULLY COULD LIMIT OUR ABILITY TO ATTRACT AND RETAIN USERS, ADVERTISERS AND ELECTRONIC COMMERCE MERCHANTS

     Many companies provide Internet sites and online destinations targeting Spanish-speaking people. Competition for users, advertisers and marketers is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market. Companies may be successful in competing against us if they are able to offer more compelling content or services, promote their brand more effectively or bundle their content and services with related products or services that we cannot offer. If we are unable to compete successfully we may be unable to attract and retain users, advertisers and electronic commerce merchants.

     Increased competition could also result in lower advertising rates, price reductions and lower profit margins any one of which could materially and adversely affect our business, results of operations and financial condition.

OUR FAILURE TO EFFECTIVELY MANAGE OUR EXPANDING OPERATIONS COULD IMPAIR OUR FUTURE GROWTH

     We have recently experienced a period of rapid growth which has placed significant strain on our managerial, operational and financial resources. To accommodate this growth, we must implement new or upgraded operating and financial systems, procedures and controls throughout many different locations. We may not succeed with these efforts. Our failure to efficiently expand and integrate these areas could cause our expenses to grow, revenues to decline or grow more slowly than expected and could otherwise impair our growth.


OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL THAT ARE IN HIGH DEMAND

     We depend on the services of senior management and key technical personnel. In particular, our success depends on the continued efforts of our President and Chief Executive Officer, Oscar Coen, and Chief Technical Officer, Carlos Cardona. The loss of the services of these executive officers or any of our key management, sales or technical personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, our success is largely dependent on our ability to hire highly qualified managerial, sales and technical personnel. These individuals are in high demand, and we may not be able to attract the staff we need. The difficulties and costs of personnel growth are compounded by our international operations.


IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE OUR ACQUIRED BUSINESSES, THE QUALITY OF OUR SITES MAY SUFFER, AND USERS MAY BE LESS LIKELY TO VISIT OUR SITES


     Our operations have grown in part due to our acquisition of local Internet-based businesses including our:


   /bullet/ March 1999 acquisition of CiudadFutura.com in Spain;


   /bullet/ August 1999 acquisition of Bogota.com in Colombia;

   /bullet/ October 1999 acquisition of Claqueta.com in Spain; and


   /bullet/ November 1999 acquisition of La Cosa Interactive in Argentina.


     We are now involved in integrating the operations, personnel and services of these businesses. We also expect to acquire or form relationships with other Internet companies in Latin America, Spain and the United States, and will therefore need to integrate their operations, personnel and services with ours. If we are unable to integrate all of these businesses, the quality of our sites may suffer and our users may be less likely to use our sites. This failure could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO IDENTIFY OR FINANCE ACQUISITIONS OR JOINT VENTURES IN THE FUTURE, WHICH WOULD LIMIT OUR GROWTH PROSPECTS


     In our business strategy, we continually review possible acquisitions, joint ventures and strategic alliances that we expect to complement our existing business, increase our user traffic, enhance our content offerings or increase our advertising and electronic commerce revenues. We do not know if we will succeed in identifying future joint ventures, acquisitions or alliances or in financing these transactions. A failure to identify or finance these future transactions may impair our growth.


OUR ACQUISITIONS AND JOINT VENTURES INVOLVE RISKS AND UNCERTAINTIES THAT MAY HARM OUR BUSINESS OR CAUSE US NOT TO PERFORM AS EXPECTED

     Our acquisitions and joint ventures could result in numerous risks and uncertainties, including:

   /bullet/ the need to raise additional funds through public or private financings, which may result in dilution to existing shareholders and substantially increase our debt;

   /bullet/ difficulties in assimilating the operations, personnel, technologies, services and products of acquired companies;

   /bullet/ conflicts of interest with joint venture partners;

   /bullet/ the risks of entering geographic or business markets in which we have limited or no prior experience;

   /bullet/ the diversion of management's attention from our other business concerns;

   /bullet/ the risk that an acquired business will not perform as expected or that it will have unforeseen liabilities; and


   /bullet/ loss of key personnel of acquired organizations.

IF OUR ADVERTISING PRICING MODEL, BASED ON THE NUMBER OF TIMES AN ADVERTISEMENT IS DELIVERED TO USERS, IS NOT SUCCESSFUL, WE MAY BE UNABLE TO ACHIEVE OR MAXIMIZE PROFITABILITY

     Different pricing models are used to sell advertising on the Internet, and models we adopt may not prove to be the most profitable. Advertising based on impressions, or the number of times an advertisement is delivered to users, currently comprises substantially all of our revenues. When minimum guaranteed impression levels are not met, we defer recognition of the corresponding revenues until guaranteed levels are achieved. If they are not achieved, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory, thereby reducing our anticipated advertising revenues. This requirement could have a material adverse effect on our business, financial condition and results of operations.

     In addition, it is difficult to predict which pricing model, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising or if we do not adopt the most profitable pricing model or advertising form.


UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES MAY RESULT IN REDUCED USER TRAFFIC, REDUCED REVENUE AND HARM TO OUR REPUTATION

     In the past, we have experienced:

   /bullet/ system disruptions;

   /bullet/ inaccessibility of our network;

   /bullet/ long response times;

   /bullet/ impaired quality; and

   /bullet/ loss of important reporting data.


Although we are in the process of improving our sites to reduce the frequency of these events, we may not be successful. If we experience delays and interruptions, user traffic may decrease and our brand could be adversely affected. Because our revenues depend on the number of individuals who use our sites, our business may suffer if improvement efforts are unsuccessful. We maintain our central production servers at the New Jersey data center of Exodus Communications. A failure by Exodus to protect its systems against damage from power loss, telecommunications failure, break-ins, fire, natural disasters or other events causing unexpected network disruptions could have a material adverse effect on our business, financial condition and results of operations.


CONCERNS ABOUT SECURITY OF ELECTRONIC COMMERCE TRANSACTIONS AND
MISAPPROPRIATION OF CONFIDENTIAL INFORMATION FROM OUR SITES MAY REDUCE THE USE OF OUR SITES AND IMPEDE OUR GROWTH


     A significant barrier to electronic commerce and confidential communications over the Internet has been the need for security. The use of our sites could decline if any well-publicized security failure occurs. Unauthorized persons could attempt to penetrate our network security. If successful, they could misappropriate confidential information concerning our users or cause interruptions in our services. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. Security breaches could have a material adverse effect on our business, financial condition and results of operations.

COMPUTER VIRUSES OR ATTEMPTS BY THIRD PARTIES TO DISRUPT OUR SERVICES MAY CAUSE OUR SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS AND MAY REDUCE THE USE OF OUR SITES AND IMPEDE OUR GROWTH

     Computer viruses or attempts by third parties to disrupt our services may cause delays in our systems or other service interruptions. If any of these disruptions are prolonged or are highly publicized, our reputation could be greatly damaged and our user traffic could decline. In addition, the inadvertent transmission of computer viruses could expose us to material losses or litigation and material liability.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES AFFECTING THE INTERNET WHICH COULD PLACE RESTRICTIONS ON INTERNET USE AND INCREASE OUR COSTS OF DOING BUSINESS


     Until now, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment pertaining to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from delivering our services over the Internet. The growth of the Internet may also be significantly slowed. These circumstances could delay growth in demand for our sites and limit the growth of our revenues. In addition to new laws and regulations, existing laws may be applied to the Internet. New and existing laws may cover issues, including:

   /bullet/ sales and other taxes;

   /bullet/ user privacy;

   /bullet/ pricing controls;

   /bullet/ characteristics and quality of products and services;

   /bullet/ consumer protection;

   /bullet/ cross-border commerce;

   /bullet/ libel and defamation;

   /bullet/ copyright, trademark and patent infringement;

   /bullet/ pornography;

   /bullet/ antitrust and competition; and

   /bullet/ other claims based on the nature and content of Internet materials.

WE MAY BECOME SUBJECT TO CLAIMS REGARDING FOREIGN LAWS AND REGULATIONS WHICH MAY BE COSTLY, TIME CONSUMING AND DISTRACTING

     Because we have employees, property and business operations in the United States, Spain and throughout Latin America, we are subject to the laws and the court systems of many jurisdictions. We may face claims based on foreign jurisdictions for violations of their laws. These laws may be changed or new laws may be enacted in the future. International litigation is often expensive, time consuming and distracting. Accordingly, any of these matters could have a material adverse effect on our business, financial condition and results of operations.

UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY ADVERSELY AFFECT OUR BUSINESS

     We regard our copyrights, service marks, trade names, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, suppliers and others to protect our intellectual property rights. Despite these precautions, it may be possible for third parties to obtain and use our intellectual property without authorization.

Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE TIME CONSUMING AND EXPENSIVE AND, IF WE ARE NOT SUCCESSFUL, COULD SUBJECT US TO SIGNIFICANT DAMAGES AND DISRUPT OUR BUSINESS

     We cannot be certain that we do not or will not infringe valid patents, copyrights or other intellectual property rights of third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT WE PROVIDE ON OUR SITES WHICH MAY EXPOSE US TO LIABILITY AND ADVERSELY AFFECT OUR BUSINESS


     The laws in the United States, Spain and in Latin American countries relating to the liability of companies providing online services, like ours, for activities of their visitors, are currently unsettled. Claims have been made against online service providers and networks in the past for defamation, negligence, copyright or trademark infringement, obscenity, personal injury or other reasons based on the nature and content of information posted online by their visitors. We could be subject to similar claims and incur significant costs in their defense. In addition, we could be exposed to liability for the selection of listings that may be accessible through our sites or through content and materials that users may post in classifieds, message boards, chat rooms or other interactive services. If any information provided through our services contains errors, third parties could make claims against us for losses incurred in reliance on the information. We offer Internet-based email services, which expose us to potential liabilities or claims resulting from:

   /bullet/ unsolicited email;


   /bullet/ lost or misdirected messages;

   /bullet/ illegal or fraudulent use of email; or

   /bullet/ interruptions or delays in email service.

Investigating and defending these claims is expensive, even if they do not result in liability and the expenses we incur may materially and adversely affect our business, financial condition and results of operations.

WE MAY BE SUBJECT TO CLAIMS BASED ON PRODUCTS SOLD ON OUR SITES WHICH MAY EXPOSE US TO LIABILITY AND ADVERSELY AFFECT OUR BUSINESS

     We offer third party products and services on our sites under arrangements where we receive a portion of the revenues generated from these transactions. These arrangements may expose us to additional claims including product liability or personal injury from these products and services, even when the products or services are not ours. These claims may require us to incur significant expenses in their defense or satisfaction. While some of our agreements with these parties may provide that we will be indemnified against these liabilities, such indemnification may not be adequate. Although we carry general liability insurance, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Liabilities not covered by our insurance could have a material adverse effect on our business, financial condition and results of operations or could result in criminal penalties. In addition, the increased attention focused on liability issues as a result of these lawsuits and legislative proposals could adversely impact the overall growth of Internet use.

OUR ABILITY TO COLLECT PERSONAL DATA ON OUR USERS MAY BE RESTRICTED AND MAY LIMIT OUR ABILITY TO GENERATE ADVERTISING AND ELECTRONIC COMMERCE REVENUE

     We must comply with applicable data protection laws, including a European Union directive that limits our ability to collect and use information relating to our users. Spain has adopted legislation implementing the standards of this directive. Increased public awareness of privacy issues and changes to legislation could limit our ability to use personal information about our users to attract advertisers and marketers, which could adversely affect our business, financial condition and results of operations.


IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, WE MAY BE UNABLE TO CONDUCT OUR BUSINESS AS PLANNED


     We expect the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our requirements for at least the next 12 months. After that, we expect that we will need to raise additional funds. The actual amount and timing of our future capital requirements may differ from our estimates depending on many factors, including:

   /bullet/ our ability to generate cash from operations;

   /bullet/ technological developments;

   /bullet/ competitive developments;

   /bullet/ new business activities, including new market developments or new opportunities in our industry; and

   /bullet/ the occurrence of additional acquisitions.

     Our ability to obtain additional financing will be subject to a number of factors, including our operating performance, market conditions and investor sentiment. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Further, if we issue additional equity securities, shareholders may experience additional dilution and the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, if and when needed, we may be unable to further develop or enhance our sites, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING

     Prior to this offering, you could not publicly buy or sell our common stock. An active public market for our common stock may not develop or be sustained after this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters. You may be unable to sell your shares of common stock at or above the initial public offering price, which may result in substantial losses to you. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

   /bullet/ variations in our quarterly operating results;

   /bullet/ changes in securities analysts' estimates of our financial performance;

   /bullet/ changes in market valuations of similar companies;

   /bullet/ announcements by us or our competitors of new or enhanced products or of significant contracts, acquisitions or strategic relationships;

   /bullet/ additions or departures of key personnel; and

   /bullet/ future sales of our common stock or other securities.


OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE

     If our existing shareholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. The perception in the public market that our existing shareholders might sell shares of common stock could depress the market price of our common stock. Immediately after this offering, 42,746,141 shares of our common stock will be outstanding. Of these shares, 7,000,000 are included in this offering and will be available for immediate resale in the public market. The remaining 35,746,141 shares of our common stock will become available for resale in the public market at various times in the future. Substantially all of these remaining 35,746,141 shares are subject to lock-up agreements restricting the sale of such shares for 180 days from the date of this prospectus. However, the underwriters can waive this restriction and allow these shareholders to sell their shares at any time. Sales of our common stock in the public market might also make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate. For a more detailed description, see "Shares Eligible for Future Sale."


PURCHASERS IN THIS OFFERING WILL INCUR IMMEDIATE, SUBSTANTIAL DILUTION

     The initial public offering price of our common stock is substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options to acquire common stock at prices significantly below the initial public offering price. If these outstanding options are exercised, there will be further dilution to investors in this offering.


ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND FLORIDA LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF YUPI THAT SHAREHOLDERS CONSIDER FAVORABLE

     Provisions of our articles of incorporation and bylaws, as well as provisions of Florida law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. If such a change in control is delayed or prevented, the market price of our common stock may decline. For more information, see "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Florida Business Corporation Act and Our Charter."


INSIDERS WHO WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING MAY HAVE INTERESTS DIFFERING FROM THOSE OF OTHER SHAREHOLDERS AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL


     Upon completion of this offering, our executive officers, directors and principal shareholders will beneficially own, in the aggregate, approximately 60.9% of our outstanding common stock. As a result, these shareholders will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, including mergers, consolidations and sale of substantially all of our assets. This could have the effect of delaying or preventing a change of control of Yupi.


WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING, AND THE FAILURE OF MANAGEMENT TO APPLY THESE FUNDS EFFECTIVELY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS


     We plan to use a substantial portion of the proceeds from this offering for general corporate purposes. Therefore, we will have broad discretion as to how we spend the proceeds, and shareholders may not agree with how we use the proceeds. We may not be successful in investing the proceeds from this offering in our operations or external investments in ways that will yield favorable returns. See "Use of Proceeds."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.


                                   TRADEMARKS

     Yupi/trademark/, Yupi.com/trademark/, CiudadFutura.com/trademark/,
Bogota.com/trademark/, Claqueta.com/trademark/, MiYupi.com/trademark/, La Cosa Interactive/trademark/, MiCasa.Yupi.com/trademark/, Metabusca.com/trademark/ and the Yupi logo are our trademarks. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                                USE OF PROCEEDS

     Our net proceeds from the issuance and sale of 7,000,000 shares of common stock in this offering are estimated to be approximately $89.1 million, at an assumed initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that we will receive an additional $13.7 million. We intend to use the proceeds from this offering as follows:


   /bullet/ approximately $40.0 million to fund branding and advertising activities;


   /bullet/ approximately $4.0 million for payment of the promissory note bearing interest of 9% per annum issued in connection with the acquisition of CiudadFutura.com; and

   /bullet/ approximately $45.1 million for working capital and general corporate purposes.


However, changing business conditions and unforeseen circumstances could cause the actual amounts used for these purposes to vary from these estimates.

     A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no specific understandings, commitments or agreements with respect to any such acquisition or investment.

     Pending such uses, the proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION


The following table shows our capitalization as of December 31, 1999:

   /bullet/ on an actual basis; and

   /bullet/ on a pro forma as adjusted basis to reflect the conversion of our preferred stock into an aggregate of 19,558,460 shares of common stock upon the closing of this offering; a deemed dividend on convertible preferred stock of approximately $23.9 million representing the beneficial conversion feature embedded in the Class B Convertible Preferred Stock and Class C Convertible Preferred Stock on the date of their issuance, which dividend will be recognized upon conversion; the filing of an amended and restated articles of incorporation; and the sale by us of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share after deducting underwriting discounts and commissions and estimated offering expenses.

     This information should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                                DECEMBER 31, 1999
                                                                        ----------------------------------
                                                                                              PRO FORMA
                                                                             ACTUAL          AS ADJUSTED
                                                                        ---------------   ----------------
Shareholders' equity:
 Preferred Stock, $0.01 par value; 647,009 shares authorized and no shares issued and outstanding, actual; 5,000,000 shares authorized and no shares issued or outstanding, pro forma
   as adjusted ......................................................    $          --     $          --
 Class A Convertible Preferred Stock, $0.01 par value, 428,762 shares authorized, issued and outstanding, actual; no shares
   authorized, issued or outstanding, pro forma as adjusted .........       13,160,468                --
 Class B Convertible Preferred Stock, $0.01 par value; 4,924,229 shares authorized, and 2,955,016 shares issued and
   outstanding, actual; no shares authorized, issued or
   outstanding, pro forma as adjusted ...............................       33,898,805                --
 Class C Convertible Preferred Stock, $0.01 par value; 6,000,000 shares authorized, and 5,858,698 shares issued and
   outstanding, actual; no shares authorized, issued or
   outstanding, pro forma as adjusted ...............................       63,613,129                --
 Common Stock, $0.0001 par value, 60,000,000 shares authorized and 16,187,681 shares issued and outstanding, actual;
   300,000,000 shares authorized and 42,746,141 shares issued
   and outstanding, pro forma as adjusted ...........................            1,619             4,275
Additional paid-in capital ..........................................       12,603,771       236,257,276
Deferred stock-based compensation ...................................       (3,775,665)       (3,775,665)
Accumulated other comprehensive income ..............................          (12,718)          (12,718)
Accumulated deficit .................................................      (40,887,325)      (64,771,084)
                                                                         -------------     -------------
   Total shareholders' equity .......................................       78,602,084       167,702,084
                                                                         -------------     -------------
   Total capitalization .............................................    $  78,602,084     $ 167,702,084
                                                                         =============     =============

                                   DILUTION

     Our pro forma net tangible book value at December 31, 1999 was approximately $47.2 million, or $1.32 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 35,746,141 shares of common stock outstanding after giving effect to the conversion of all shares of preferred stock into common stock upon the closing of this offering. After giving effect to the sale of 7,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been approximately $136.3 million, or $3.19 per share. This represents an immediate increase in pro forma net tangible book value of $1.87 per share to existing shareholders and an immediate dilution of $10.81 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

   Assumed initial public offering price per share ..................................                 $  14.00
   Pro forma net tangible book value per share at December 31, 1999 .................    $  1.32
     Increase attributable to this offering .........................................       1.87
                                                                                         -------
   Pro forma net tangible book value per share after this offering ..................                     3.19
                                                                                                      --------
   Net tangible book value dilution per share to new investors in this offering .....                 $  10.81
                                                                                                      ========

     The following table summarizes, at December 31, 1999, on the pro forma basis described above, the total number of shares purchased, the consideration paid to us and the average price per share paid by the existing shareholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $14.00 per share before deducting the underwriting discounts and commissions and estimated offering expenses:

                                      SHARES PURCHASED           TOTAL CONSIDERATION         AVERAGE
                                  ------------------------   ---------------------------      PRICE
                                     NUMBER       PERCENT         AMOUNT        PERCENT     PER SHARE
                                  ------------   ---------   ---------------   ---------   ----------
Existing shareholders .........   35,746,141        83.6%     $112,661,681        53.5%     $  3.15
New investors .................    7,000,000        16.4        98,000,000        46.5        14.00
                                  ----------       -----      ------------       -----
   Totals .....................   42,746,141       100.0%     $210,661,681       100.0%
                                  ==========       =====      ============       =====


The foregoing table and calculation exclude, as of December 31, 1999:


/bullet/ 9,288,439 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $1.49 per share;

/bullet/ 711,561 shares of common stock available for issuance under our Stock
         Incentive Plan;

/bullet/ 4,000,000 shares of common stock available for issuance under our 2000
         Stock Option and Incentive Plan; and

/bullet/ 200,000 shares of common stock available for issuance under our 2000
         Employee Stock Purchase Plan.

     If the underwriters' over-allotment is exercised in full, the number of shares held by new investors will increase to 8,050,000, or 18.4% of the total number of shares of common stock outstanding after this offering.

                      SELECTED HISTORICAL FINANCIAL DATA


     The statement of operations data for the period from October 20, 1997 (date of incorporation) through December 31, 1997 and the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1997 has been derived from our audited financial statements not included in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future. For more information, see "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included elsewhere in this prospectus.

                                                            OCTOBER 20, 1997
                                                                (DATE OF                    YEAR ENDED
                                                            INCORPORATION) TO              DECEMBER 31,
                                                              DECEMBER 31,      ----------------------------------
                                                                  1997                1998              1999
                                                           ------------------   ---------------   ----------------
STATEMENT OF OPERATIONS DATA:
Revenues ...............................................      $     2,095        $     77,147      $   3,206,932
Operating expenses:
 Product and technology development ....................            6,053              36,164          4,812,909
 Sales and marketing ...................................              300              14,221         25,807,111
 General and administrative ............................           16,477           1,832,944          4,560,499
 Depreciation and amortization .........................              742               2,197          2,204,116
 Stock-based compensation ..............................               --              62,973            338,590
                                                              -----------        ------------      -------------
   Total operating expenses ............................           23,572           1,948,499         37,723,225
                                                              -----------        ------------      -------------
Loss from operations ...................................          (21,477)         (1,871,352)       (34,516,293)
Other income (expense):
 Interest income .......................................               --                  --            379,021
 Interest expense ......................................               --              (1,739)          (859,444)
 Other .................................................               --                  --             (2,639)
                                                              -----------        ------------      -------------
                                                                       --              (1,739)          (483,062)
                                                              -----------        ------------      -------------
Loss before income taxes ...............................          (21,477)         (1,873,091)       (34,999,355)
Income taxes ...........................................               --                  --                 --
                                                              -----------        ------------      -------------
Net loss ...............................................          (21,477)         (1,873,091)       (34,999,355)
Deemed dividend on convertible preferred stock .........               --                  --         (3,983,202)
                                                              -----------        ------------      -------------
Net loss available to common shareholders ..............      $   (21,477)       $ (1,873,091)     $ (38,982,557)
                                                              ===========        ============      =============
Basic and diluted net loss per common share ............      $     (0.00)       $      (0.16)     $       (2.40)
Weighted average number of shares used in computing
  basic and diluted net loss per common share ..........       10,625,000          11,903,777         16,269,836
Pro forma basic and diluted net loss per
  common share(1) ......................................                                           $       (2.42)
Pro forma weighted average number of shares used in
  computing basic and diluted net loss per
  common share(1) ......................................                                              16,439,087

                                                      DECEMBER 31,                   DECEMBER 31, 1999
                                               --------------------------   -----------------------------------
                                                                                                PRO FORMA
                                                   1997           1998          ACTUAL        AS ADJUSTED(2)
                                               ------------   -----------   --------------   ---------------
BALANCE SHEET DATA:
Cash and cash equivalents ....................  $  11,213      $106,425     $48,611,519       $137,711,519
Working capital (deficit) ....................    (24,297)       10,337      44,556,464        133,656,464
Total assets .................................     14,458       211,174      86,635,660        175,735,660
Convertible preferred stock ..................         --            --     110,672,402                 --
Total shareholders' equity (deficit) .........    (21,052)       73,115      78,602,084        167,702,084

----------------
(1) The pro forma selected statement of operations data reflects the acquisitions of CiudadFutura.com and Bogota.com as if they were completed on January 1, 1999. These acquisitions were accounted for using the purchase method of accounting.

(2) The pro forma as adjusted balance sheet data reflects the conversion of all outstanding preferred stock into an aggregate of 19,558,460 shares of common stock upon the closing of this offering; a deemed dividend on convertible preferred stock of approximately $23.9 million representing the beneficial conversion feature embedded in the Class B Convertible Preferred Stock and Class C Convertible Preferred Stock on the date of their issuance, which dividend will be recognized upon conversion; and the sale of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following sets forth unaudited pro forma consolidated statement of operations data for Yupi for the year ended December 31, 1999 giving effect to:


   /bullet/ the acquisition of the operations of Planificacion y Estrategia en
      Internet, S.L. and Illimited, S.L., or CiudadFutura.com, in March 1999 for $10.1 million in cash and a promissory note; and

   /bullet/ the acquisition of the operations of Proveedora de Servicios para
      Red Bogota.com Ltda., or Bogota.com, in August 1999 for $2.0 million in cash and 261,765 shares of our common stock valued at approximately $1.0 million.


     The acquisitions of CiudadFutura.com and Bogota.com have been accounted for using the purchase method of accounting. The aggregate purchase price for CiudadFutura.com and Bogota.com of approximately $13.1 million, including transaction costs, was substantially allocated to property rights of trade names and Internet domain names.


     The pro forma statement of operations information assumes that the acquisitions of CiudadFutura.com and Bogota.com had been completed as of January 1, 1999. The pro forma financial information does not purport to present our financial condition or results of operations had these transactions occurred on these dates and is not necessarily indicative of our results of operations for future periods.

     The historical statement of operations data of Yupi has been derived from the audited financial statements included elsewhere in this prospectus. The statement of operations data includes financial data for CiudadFutura.com and Bogota.com for the period from January 1, 1999 to their respective dates of acquisition. The pro forma adjustments relating to the acquisitions of these entities are based upon available information and assumptions that we consider reasonable under the circumstances. Final adjustments could differ from these adjustments.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                         PRO FORMA
                                         ACTUAL       CIUDADFUTURA.COM   BOGOTA.COM     ADJUSTMENTS        PRO FORMA
                                    ---------------- ------------------ ------------ ---------------- ------------------
Revenues ..........................  $   3,206,932        $72,161        $ 124,000     $       --       $    3,403,093
Operating expenses:
 Product and technology
   development ....................      4,812,909         10,693           24,000             --            4,847,602
 Sales and marketing ..............     25,807,111          1,297           24,000             --           25,832,408
 General and administrative .......      4,560,499          5,581           91,000             --            4,657,080
 Depreciation and
   amortization ...................      2,204,116             --           14,000        737,376(a)         2,955,492
 Stock-based compensation .........        338,590             --               --             --              338,590
                                     -------------        -------        ---------     ----------       --------------
   Total operating
      expenses ....................     37,723,225         17,571          153,000        737,376           38,631,172
                                     -------------        -------        ---------     ----------       --------------
Income (loss) from operations .....    (34,516,293)        54,590          (29,000)      (737,376)         (35,228,079)
                                     -------------        -------        ---------     ----------       --------------
Other income (expense):
 Interest income ..................        379,021             12               --             --              379,033
 Interest expense .................       (859,444)           (10)              --             --             (859,454)
 Other ............................         (2,639)            --          (10,000)            --              (12,639)
                                     -------------        -------        ---------     ----------       --------------
                                          (483,062)             2          (10,000)            --             (493,060)
                                     -------------        -------        ---------     ----------       --------------
Net income (loss) before
  income taxes ....................    (34,999,355)        54,592          (39,000)      (737,376)         (35,721,139)
Income taxes ......................             --             --               --             --                   --
                                     -------------        -------        ---------     ----------       --------------
Net income (loss) .................    (34,999,355)        54,592          (39,000)      (737,376)         (35,721,139)
Deemed dividend on
  convertible preferred stock .....     (3,983,202)            --               --             --           (3,983,202)
                                     -------------        -------        ---------     ----------       --------------
Net income (loss) available to
  common shareholders .............  $ (38,982,557)       $54,592        $ (39,000)    $ (737,376)      $  (39,704,341)
                                     =============        =======        =========     ==========       ==============
Basic and diluted net loss per
  common share ....................  $       (2.40)                                                     $        (2.42)
Number of shares used in
  computing basic and diluted
  net loss per common share .......     16,269,836             --               --        169,251           16,439,087

----------------
(a) Reflects the amortization over five years of intangible assets acquired in connection with the acquisitions of CiudadFutura.com and Bogota.com. Total intangible assets acquired in connection with the CiudadFutura.com and Bogota.com acquisitions amounted to $10.1 million and $3.0 million, respectively. The adjustments of $333,907 and $403,469 associated with these acquisitions represent amortization expense of two months for CiudadFutura.com and amortization expense of eight months for Bogota.com, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL FINANCIAL DATA," "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


     We are a leading online Spanish-language destination, delivering content, services and search and navigation capabilities to a wide and diverse community of Spanish speakers around the world. We aggregate entertainment, news and other content for our users, and our search engine provides users with search results exclusively in Spanish.


     We were incorporated in October 1997. For the first eighteen months of operations after our incorporation, we focused primarily on enhancing the capabilities of our proprietary search engine, expanding our database of Spanish language sites and entering into agreements with content providers for purposes of developing our sites. In April 1999, we began to focus on developing our sales organization and increasing the scale of our commercial operations.

     We derive our revenues principally through the sale of advertisements and sponsorships on our sites. Advertisements are sold on a cost-per-thousand impressions, or CPM, basis and sponsorships are sold at a fixed rate for a given period of time. We record advertising revenues at the time advertisements are displayed and we record sponsorship revenues ratably over the period of sponsorship.


     In addition to the sale of advertisements for cash, we also exchange advertisements on our sites for promotions with our advertisers. These arrangements are commonly referred to as barter transactions. We typically enter into these arrangements because we receive opportunities to promote our brands in both traditional and non-traditional media. Examples of these arrangements have included promotions of our brands on store shelves where our advertisers' products were sold as well as signage identifying Yupi as the co-sponsor of a musical concert series. For financial reporting purposes, we establish the value of barter transactions based on the value of similar cash-only transactions. Advertising surrendered for cash is considered similar to advertising surrendered in a barter transaction if both are in the same media and within the same advertising vehicle and both have reasonably similar characteristics with respect to circulation, prominence, duration, demographics and timing. For the period from inception to December 31, 1999, we did not have sufficient revenue from similar cash-only advertising sales to establish a basis of value for our barter transactions. Accordingly, we did not record the revenue or the expense portion of these transactions in our financial statements.


     We also derive revenues from electronic commerce transactions conducted on our sites. Revenues from these activities have primarily been commission-based and have been insignificant to date. We expect to derive a greater proportion of our revenues from these activities in the future.

     We aggregate content from numerous sources. This content is edited, translated, formatted and reviewed for relevance by our staff. We display content developed by third parties through agreements under which we agree to share revenues, pay a flat fee, or provide co-branded presence on our sites.


     Between April 1999 and August 1999, we sold shares of Class A Convertible Preferred Stock which provided aggregate proceeds of approximately $13.0 million. We used the proceeds from this transaction to complete the acquisitions of CiudadFutura.com and Bogota.com, to begin hiring personnel in all areas, and to begin a significant advertising and branding campaign. Additionally, we completed the private placement of Class B Convertible Preferred Stock in October 1999 and Class C Convertible Preferred Stock in November 1999, for a total purchase price of approximately $101.7 million.

     We completed the acquisitions of CiudadFutura.com in March 1999, Bogota.com in August 1999, Claqueta.com in October 1999 and LaCosa Interactive in November 1999. The aggregate purchase price for these acquisitions was approximately $14.1 million, primarily paid for in cash and debt. Although these acquisitions involved established sites with significant user traffic, these sites had minimal revenues associated with them prior to our acquisition. The acquisitions were accounted for under the purchase method of accounting.

     We have a limited operating history and have incurred losses in every quarter of operations. Our accumulated deficit as of December 31, 1999 is $40.9 million and we expect to continue to incur losses as we build brand identity and support infrastructure to allow us to maintain our position as a leader in the Spanish language Internet market.


RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, our statements of operations. The information for the period from October 20, 1997 (date of incorporation) through December 31, 1997 and the years ended December 31, 1998 and 1999 is derived from our audited consolidated financial statements.

                                                  OCTOBER 20, 1997
                                                      (DATE OF
                                                 INCORPORATION) TO      YEAR ENDED       YEAR ENDED
                                                    DECEMBER 31,       DECEMBER 31,     DECEMBER 31,
                                                        1997               1998             1999
                                                -------------------   --------------   -------------
                                                                   (IN THOUSANDS)
Revenues ....................................          $   2             $    77         $   3,207
Operating expenses:
 Product and technology development .........              6                  36             4,813
 Sales and marketing ........................             --                  14            25,807
 General and administrative .................             16               1,833             4,560
 Depreciation and amortization ..............              1                   2             2,204
 Stock-based compensation ...................             --                  63               339
                                                       -----             -------         ---------
  Total operating expenses ..................             23               1,948            37,723
                                                       -----             -------         ---------
Loss from operations ........................            (21)             (1,871)          (34,516)
Other expense, net ..........................             --                    (2)           (483)
                                                       -----             ----------      ---------
Net loss ....................................          $ (21)            $(1,873)        $ (34,999)
                                                       =====             =========       =========

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM OCTOBER 20, 1997 (DATE OF INCORPORATION) TO DECEMBER 31, 1997

     REVENUES. Revenues increased to $3.2 million for the year ended December 31, 1999 from $77,000 for the year ended December 31, 1998 and $2,000 for the partial year ended December 31, 1997. The increase for each period was the result of an increase in the number of advertisers that displayed advertisements on our sites. For the year ended December 31, 1999, we had 55 advertisers and sponsors on our sites.

     PRODUCT AND TECHNOLOGY DEVELOPMENT. Product and technology development expenses consist primarily of payroll and benefits for employees dedicated to the design and maintenance of our technology infrastructure as well as for employees involved in the aggregation and editing of content for our sites. Product and technology development expenses also include fees paid to content providers and connectivity costs for our network. Product and technology development expenses increased to $4.8 million for the year ended December 31, 1999 from $36,000 for the year ended December 31, 1998 and from $6,000 for the partial year ended December 31, 1997. The primary reason for the increase for each period was the increase in headcount from one as of December 31, 1997 to four as of December 31, 1998 and to 104 as of December 31, 1999.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of advertising in various types of media, public relations, and payroll and benefits for employees dedicated to marketing and sales efforts. Sales and marketing expenses for the year ended December 31, 1999 increased by approximately $25.8 million over the year ended December 31, 1998 and the partial year ended December 31, 1997. The increase in sales and marketing expenses is attributable primarily to the following: the expansion of our domestic and international branding campaign beginning in the third quarter of 1999 which amounted to approximately $13.2 million, the increase in number of employees in the sales and marketing department from zero as of December 31, 1997 and 1998 to 49 as of December 31, 1999, and the charge of approximately $10.0 million recorded during the fourth quarter of 1999 in connection with services provided to us by Sony Corporation of America as part of its purchase of Class B Convertible Preferred Stock in October 1999. As of December 31, 1999, we had approximately $19.3 million of deferred marketing costs that we will record as expense over a three-year period associated with the agreement with Sony.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of professional and legal fees, occupancy, travel, and payroll and benefits for employees in the corporate, accounting, human resources and legal departments. General and administrative expenses increased to $4.6 million for the year ended December 31, 1999 from $1.8 million for the year ended December 31, 1998 and from $16,000 for the partial year ended December 31, 1997. The increase in general and administrative expenses is attributable partially to an increase in the number of employees in these departments from zero as of December 31, 1997 to one as of December 31, 1998 and to 35 as of December 31, 1999. Additionally, our professional and legal fees increased from approximately $54,000 for the year ended December 31, 1998 to $1.5 million for the year ended December 31, 1999. We recorded a charge of approximately $1.6 million during the fourth quarter of 1998 in connection with the settlement of a dispute between our founders and an individual who participated in our development prior to incorporation. In connection with that settlement, the individual received an ownership interest in Yupi in exchange for agreeing to end the dispute. The charge was recorded based on the estimated fair value of the shares that the individual received.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses consist primarily of amortization of trade names and Internet domain names relating to our acquisitions. Depreciation and amortization expenses for the year ended December 31, 1999 increased by approximately $2.2 million over the year ended December 31, 1998 and the partial year ended December 31, 1997 due to the acquisitions of Ciudadfutura.com, Bogota.com, Claqueta.com and LaCosa Interactive, all of which were completed during 1999.

     STOCK-BASED COMPENSATION. We recognize stock-based compensation expenses if the estimated fair value of the underlying stock at the date that options are granted to employees exceeds their exercise price. This cost is recognized over the vesting period of the options, which is generally four years. Options and stock grants to non-employees in lieu of cash payments are recorded as either sales and marketing or general and administrative expense based on the value of such instruments in the period that the services are provided. Stock-based compensation expense for the year ended December 31, 1999 increased to $339,000 from $63,000 during the year ended December 31, 1998 due to additional options granted to new employees.

     OTHER EXPENSE, NET. Other expense, net for the year ended December 31, 1999, increased by approximately $481,000 over the year ended December 31, 1998 and the partial year ended December 31, 1997. In connection with the private placement of Class A Convertible Preferred Stock in April 1999, we recognized an interest charge of approximately $669,000 representing the estimated fair value of equity acquisition rights granted to a lender in connection with a line of credit and the estimated fair value of certain options granted by our then-principal shareholders to the lender. Interest expense during the year ended December 31, 1999 was partially offset by interest income of approximately $379,000 earned from investment of funds raised during the private placements of preferred stock.

     NET LOSS. As a result of the factors discussed above, the net loss for the year ended December 31, 1999 was approximately $35.0 million. Net loss available to common shareholders was approximately $39.0 million for the year ended December 31, 1999 as a result of a deemed dividend on our convertible preferred stock equal to approximately $4.0 million.


LIQUIDITY AND CAPITAL RESOURCES


     From incorporation, we have financed our operations through private sales of our common stock and convertible preferred stock. Through December 31, 1999 we had raised approximately $81.6 million in cash through such sales, almost all of which was raised in the second half of 1999.

     Net cash used in operating activities was approximately $19,000 for the period from October 20, 1997 (date of incorporation) to December 31, 1997, $120,000 for the year ended December 31, 1998 and $21.4 million for the year ended December 31, 1999. This use of cash was primarily attributable to our net losses in each of those periods. In 1998, the Company recorded a net loss of approximately $1.9 million, including a non-cash charge of approximately $1.6 million in connection with a settlement recorded as a general and administrative expense. For the year ended December 31, 1999 the Company recorded a net loss of approximately $35.0 million, including non-cash expenses of $12.2 million relating to depreciation and amortization and non-cash marketing expenses.

     Net cash used in investing activities was approximately $4,000 for the period from October 20, 1997 (date of incorporation) to December 31, 1997, $16,000 for the year ended December 31, 1998 and $11.0 million for the year ended December 31, 1999. The use of cash for the year ended December 31, 1999 was primarily attributable to the acquisitions of CiudadFutura.com and Bogota.com, which represented $8.5 million of cash payments as of December 31, 1999. In connection with the CiudadFutura.com acquisition, we issued a $4.0 million promissory note with an annual interest rate of 9% due March 2000.

     Net cash provided by financing activities was approximately $34,000 for the period from October 20, 1997 (date of incorporation) to December 31, 1997, $231,000 for the year ended December 31, 1998 and $80.9 million for the year ended December 31, 1999. The proceeds were derived mainly from the sale of shares of Class A Convertible Preferred Stock, Class B Convertible Preferred Stock and Class C Convertible Preferred Stock.

     As of December 31, 1999, we had approximately $48.6 million in cash and cash equivalents. We expect to continue to incur losses and to utilize cash in our operations for the next several years. We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated requirements for at least the next 12 months. We expect that we will need to raise additional funds, including through equity offerings, in the future in order to complete a successful implementation of our strategy. The actual amount and terms of our future capital requirements may differ from our estimates. We cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us, if at all. If we cannot raise funds on acceptable terms, if and when needed, we may be unable to further develop or enhance our sites, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.


YEAR 2000 READINESS

     The Year 2000 issue refers to the potential for system and processing failures of date-related calculations, and is the result of computer-controlled systems using two digits rather than four to

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

define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, operate our sites, send invoices, or engage in similar normal business activities.

     To date, we have not experienced any material Year 2000 issues and have been informed by our material suppliers and vendors that they have also not experienced material Year 2000 issues. We have not spent a material amount on Year 2000 compliance issues. Most of our expenses have related to the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally.

     If we fail to identify and remedy any non-compliant internal or external Year 2000 problems, or Year 2000 problems create a systemic failure beyond our control, including a prolonged telecommunications or electrical failure or a prolonged failure of third party software on which we rely, we could be prevented from operating our business and permitting users access to our sites. Such an occurrence would have a material adverse effect on our business.

MARKET RISK

     To date, our results of operations have not been impacted materially by inflation in the United States, Spain or in the countries that comprise Latin America.

     Although a substantial portion of our revenues are denominated in U.S. dollars, a small percentage of our revenues are denominated in foreign currencies. As a result, our revenues may be impacted by fluctuations in these currencies and the value of these currencies relative to the U.S. dollar. In addition, a portion of our monetary assets and liabilities and our accounts payable and operating expenses are denominated in foreign currencies. Therefore, we are exposed to foreign currency exchange risks. However, revenues derived from foreign currencies historically have not comprised a material portion of our revenues. As a result we have not tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. However, we may choose to do so in the future. We may not be able to do this successfully. Accordingly, we may experience economic loss and a negative impact on earnings and equity as a result of foreign currency exchange rate fluctuations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Historically, we have not entered into derivative contracts to hedge existing risks or for speculative purposes. Accordingly, we do not expect the adoption of the new standard on January 1, 2001 to affect our financial statements.

     In January 2000, the Emerging Issues Task Force issued a consensus statement on Issue No. 99-17, "ACCOUNTING FOR ADVERTISING BARTER TRANSACTIONS." This statement defined criteria to be used in assessing the fair value of barter transactions that involve a non-monetary exchange of advertising. The statement also identified new disclosure requirements related to these transactions. Our historical financial statements and related disclosures have been presented consistent with this statement.


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

                                   BUSINESS

YUPI


     We are a leading online Spanish language destination, delivering a wide variety of content and services and an intuitive navigational experience to a broad and diverse community of Spanish speakers around the world. Through relationships with media companies, including our shareholders, Sony and News Corp., and over 100 other content providers, we aggregate entertainment, news and other content for our users. We also provide our users with relevant search results exclusively in Spanish through our proprietary search engine.

     We offer advertisers and marketers a valuable medium to reach a diverse Spanish-speaking online audience, and help them design, execute and evaluate online advertising and promotional campaigns that segment and target our users.


INDUSTRY OVERVIEW


     The Spanish-speaking world includes over 380 million people living in more than 23 countries, and in 1998, represented an aggregate gross domestic product of approximately $1.9 trillion. Spanish speakers represent one of the fastest growing groups of Internet users today. IDC estimates that the number of Spanish-speaking Internet users outside the United States will increase from approximately 8.3 million in 1999 to 20.6 million in 2002. In addition, Forrester Research estimates that by the end of the year, there will be approximately 3.6 million U.S. Hispanic Internet users. Jupiter Communications estimates that the percentage of Latin Americans outside of Brazil using the Internet will increase from approximately 1.0% in 1999 to 4.7% in 2003, representing a compound annual growth rate of approximately 50%, compared to an estimated rate of approximately 12% in the United States for the same period. This growth is projected to occur despite Latin America's poor telecommunications infrastructure and low bandwidth capacity. According to IDC, in 1998 Latin Americans were 25% more likely than users in the United States to access the Internet at speeds of 33.6 kilobits per second or lower.


     As the telecommunication infrastructure in Spanish-speaking countries improves, we believe that the Spanish-speaking online audience will become increasingly diverse and that Internet usage will continue to spread across genders and across wider age and income brackets. According to Nazca S & S, the percentage of Internet users from the highest socio-economic level in the eight largest Latin American countries declined from 41% in 1997 to 30% in 1999 and the percentage of female Internet users increased from 24% to 38% during the same period. As the Spanish-speaking Internet community diversifies, we believe that advertisers will increase their online expenditures to reach targeted audiences of consumers. In addition, we believe that online advertising expenditures targeted at the Spanish-speaking community will increase as advertisers become more aware of how to execute and evaluate online advertising campaigns. Forrester Research estimates that online advertising revenues in the Spanish-speaking world outside of the United States will increase from $34 million in 1999 to over $1.1 billion by 2004, which will represent 3.4% of total advertising spending in the region.


     IDC estimates that commerce spending over the World Wide Web among Spanish-speaking users outside of the United States will increase from $890 million in 1999 to $11.1 billion in 2002, representing a compound annual growth rate of 132.0%. We believe that much of this consumer spending will be in the music and entertainment categories. According to Nazca S & S, Latin Americans visit sites with music-related content more frequently than sites in any other category. In addition, art, culture and film are among the top ten most frequently visited categories of sites. According to IDC, Latin Americans who use the Internet at home buy more music-related products than any other item available online.


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


THE YUPI SOLUTION


BENEFITS TO USERS

  AGGREGATE QUALITY CONTENT


     By aggregating content from many different sources, we encourage longer and more frequent visits to our sites. We aggregate branded Spanish language content through relationships with well-known global entertainment and other content providers such as:

   /bullet/ Cinemark                    /bullet/ Sony
   /bullet/ COMPUTER WORLD              /bullet/ Universal Music Group
   /bullet/ LATIN TRADE                 /bullet/ THE WALL STREET JOURNAL OF
                                                 THE AMERICAS
   /bullet/ News Corp.                  /bullet/ Warner Bros. Studios
   /bullet/ PC WORLD                    /bullet/ WRIGHT INVESTOR SERVICES


     Our content and media relationships enable us to provide our users with a broad selection of entertainment and news content, including preferred exposure to artists, and access to music, television and movie information and products. Recently, we posted on our sites exclusive interviews and promotions with Ricky Martin, Antonio Banderas, Robin Williams, Harrison Ford, Edward James Olmos, Winona Ryder, Enrique Iglesias, Jennifer Lopez and other popular entertainers. In addition, our relationship with Sony provides us with limited periods of exclusive access to Sony's content as well as digital downloads of online premieres of new music to the Spanish-speaking world. We also provide special coverage of events such as film festivals, the Pan American Games, the World Cup and other sports and entertainment events of interest to our users.


     Typically, our agreements with content providers are non-exclusive, have renewable one-year terms and require us to share revenues, pay a flat fee or provide co-branded presence on our sites.


  PROVIDE RELEVANT SEARCH AND NAVIGATION CONVENIENCE

     We have designed an easy-to-use search engine and a database of Spanish language sites that have been manually selected and categorized by our Spanish-speaking employees. We believe our database provides users with more relevant search results than does a computer-generated database, because we manually review these sites. In addition, we offer users access to AltaVista's proprietary Spanish language database.

     We have designed Yupi.com to allow users who access the Internet at slower connection speeds to effectively navigate our site. In a survey conducted by IDC, Latin Americans were 25% more likely than users in the United States to access the Internet at speeds of 33.6 kilobits per second or lower. We deliver a simple and efficient presentation of content because we believe our users value the opportunity to quickly navigate through the Internet.

  DEVELOP LOYAL COMMUNITY OF USERS


     We encourage our users to join and actively participate in our online communities. We host personal Web sites for our users and offer other services including chats and forums to encourage development of interest-focused online communities. One of our virtual communities, CiudadFutura.com, is a source of diverse collaborative content in areas of local and special interest. We promote and compensate approximately 200 selectively chosen contributors who maintain and update specific content Web sites on CiudadFutura.com.


BENEFITS TO ADVERTISERS AND MARKETERS


     PROVIDE ACCESS TO A WIDE AUDIENCE. We provide advertisers and marketers access to our diverse and fast-growing online audience. As of February 28, 2000, we had approximately 3.8 million


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


registered users. In January 2000, our sites generated approximately 132 million page views and we recorded approximately 9.1 million visits to our sites.


     CONDUCT TARGETED MARKETING ANALYSES. Our large and diverse online user base enables us to conduct targeted marketing analyses for advertisers and marketers seeking to reach particular demographic segments of the Spanish-speaking market. In addition, we target, track and analyze user data and campaign effectiveness for our advertisers and marketers. We provide our advertisers and marketers with access to real-time feedback on user traffic, click-through rates, demographics, online surveys and other information that allows them to reach their target markets more easily and cost effectively.


     PROVIDE MEDIA CONSULTING SERVICES. We provide advertisers and marketers with media consulting services ranging from campaign planning to creative development. Our marketing professionals have extensive senior management experience in Latin America obtained at leading advertising, media and consumer products companies, including Young & Rubicam, Grey Advertising, Sony, Viacom, Procter & Gamble and Pillsbury. Our local presence allows us to maintain strong relationships and to address the specific needs of local advertisers and businesses. We currently have offices in Miami Beach, Los Angeles, Mexico City, Buenos Aires, Bogota, Madrid and Barcelona, and expect to open additional offices in major cities in Venezuela, Peru, Ecuador, Puerto Rico, Chile and the Dominican Republic during 2000.


BRANDING AND USER ACQUISITION

     We attract users to our sites using a combination of grass roots, traditional media and online marketing efforts. Our grass roots efforts have included:

   /bullet/ being the exclusive Internet advertiser in AVANZANDO, a family-oriented Spanish language magazine published by Procter & Gamble, that was distributed door-to-door during the second half of 1999 to over
     4.5 million households in the United States and Puerto Rico;

   /bullet/ "Mes de Yupi" at Blockbuster Video, a month long promotion in which customers received Yupi merchandise in over 172 Blockbuster outlets throughout Mexico; and

   /bullet/ sponsorship of events at social clubs and other entertainment venues.

     We have entered into agreements with local ISPs under which we create co-branded portals for their subscribers. In addition, we license our branded search engine to other Internet sites that target Spanish-speaking users. These arrangements provide us with valuable branding opportunities as well as access to additional Spanish speakers. In addition, our content relationships provide us with co-branding opportunities on other Internet properties.

OUR STRATEGY

     Our objective is to be the most valuable medium for advertisers and marketers to reach the Spanish-speaking online community. To achieve this goal, we intend to:

ATTRACT NEW USERS AND BROADEN AUDIENCE PROFILE

     We plan to further expand our audience and increase its diversity by:

   /bullet/ continuing our grass roots marketing efforts and other innovative techniques to attract a diverse group of Spanish speakers to our sites;

   /bullet/ aggressively increasing brand awareness by expanding our traditional media and online marketing efforts;

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

   /bullet/ emphasizing cross-promotional activities with other media and consumer product companies;

   /bullet/ increasing the number of links to our sites from other sites;

   /bullet/ expanding our local presence by growing internally, acquiring existing Internet sites and forming relationships with local distribution and content providers; and

   /bullet/ offering new and existing services to small businesses, small offices and home offices in our target markets.

CONTINUE TO BUILD AUDIENCE LOYALTY AND INCREASE FREQUENCY OF USE

     We intend to strengthen user loyalty and increase usage of our sites by:


   /bullet/ furnishing branded content from our existing relationships with Sony, News Corp. and other content providers to provide users with a rich and informative experience;


   /bullet/ pursuing strategic alliances and acquisitions to expand our content and service offerings to meet the needs of the growing Spanish-speaking Internet audience;

   /bullet/ enhancing the functionality of our core services and expanding the database of Spanish language sites used in our search engines;

   /bullet/ introducing user loyalty and affinity programs; and

   /bullet/ continuing to address telecommunications capacity constraints in our target market through both technology and design enhancements.

CREATE VALUE FOR ADVERTISERS AND MARKETERS

     We believe that the combination of our large and growing audience and our integrated marketing solutions enhances the value of our sites to advertisers and marketers. To increase the value of our sites, we will continue to:

   /bullet/ provide access to a large, attractive Spanish-speaking audience and deliver targeted advertising and direct marketing services;

   /bullet/ offer consultation services, including:


     --strategic planning and creative development;


     --collection and aggregation of user demographic information through promotions and personalization services for campaign planning purposes;


     --online research allowing advertisers and marketers to target specific segments of our Spanish-speaking audience; and

     --analysis of advertising data; and

   /bullet/ expand electronic commerce opportunities, including:

     --integration of electronic commerce opportunities for our users into our content and community offerings;

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

     --expansion of our electronic commerce environment, including hosting and maintenance, to third party merchants to offer products and services to our users; and

     --creation of transaction opportunities for businesses interested in engaging in commerce to and from Latin America.

CONTENT, COMMUNITY AND SERVICES

     We offer the following content, community and services to our users:

CONTENT


     ENTERTAINMENT. Through our relationships with leading media companies we provide our users with diverse, high quality entertainment content. This content includes exclusive interviews with major motion picture stars and performers such as Antonio Banderas, Harrison Ford, Chayanne, Robin Williams, Winona Ryder and other popular celebrities. In addition, through Claqueta.com and CiudadFutura.com, we provide coverage and reviews of Ibero-American movies. Other entertainment content that can be found on our sites includes LAS ALAS DEL AMOR, our online soap opera, interactive games, jokes and exclusive music downloads.


     BUSINESS. We offer a wide variety of business content to our users, including access to THE WALL STREET JOURNAL OF THE AMERICAS, BANK RATE MONITOR, Spanish language BUSINESS WIRE, AMERICA ECONOMIA, AMBITO FINANCIERO, Patagon.com, LATIN TRADE, WRIGHT INVESTOR SERVICES and ZONA FINANCIERA. Through these relationships we provide broad coverage of major domestic and international markets. In addition, we provide financial calculators, stock and bond quotes and specialized news coverage.

     NEWS. We have developed a proprietary technology that categorizes and indexes the news feeds we receive from Agencia EFE, Reuters and Notimex. This technology allows our users to search our news offerings by keyword, country, date or topic. In addition, our users can read Spanish versions of headlines and news summaries from THE WASHINGTON POST, THE NEW YORK TIMES, LE MONDE, THE LOS ANGELES TIMES, EL PAIS, FINANCIAL TIMES, LE PARISIEN, LE SOIR, O GLOBO, CORRIERE DELLA SERA, THE MIAMI HERALD and DIARIO ABC. We also provide our users headlines and news articles from several local newspapers in Latin America and Spain.

     SPORTS. In addition to aggregating sports information from our content providers, we provide special event coverage. In 1999, this coverage included the Pan American Games, Formula 1 car racing, the Copa America soccer championship, the World Series and the Tour de France. Through our relationship with Fox Sports, a subsidiary of News Corp., we provide our users with additional sports coverage.


     TECHNOLOGY. We provide our users with access to articles, reports and other information from technology publications, including COMPUTER WORLD, PC WORLD and International Data Group's newswire.


     CHILDREN. We provide extensive content selected for children, including cartoons, online kids' clubs, games, comics and movie information. We also cover items of particular interest to children, such as Pokemon, Stuart Little and Shakira.

     SOCIETY/CULTURE. We provide a wide variety of content relating to literature, art and religion. We also provide access to online fashion shows, museums and sites of interest to women. Additional topics include news and information regarding society, people and culture which we tailor to local interests.

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

     OTHER. We also provide content on other subjects, including education, law, politics, health, tourism and weather.

COMMUNITY


     CIUDADFUTURA.COM. An online community providing diverse, collaborative content created by over 200 contributors. This site includes content oriented around community, entertainment and information. Our community-building activities include chats, moderated chats, forums, virtual postcards, online clubs, such as our popular club based on last names, personal matchmaking and online games, including a popular chess site. We provide entertainment and information in areas, such as love, music, astrology, tarot, horoscope, I Ching, comics and content of particular interest to women, including beauty, exercise and health.


     MICASA.YUPI.COM. A personal Web site creation and hosting service that assists users in creating their own Web sites through the use of templates and a step-by-step wizard tool and also contains the manually-reviewed Web sites of our users.

     CHATS. Our users can instantly and easily communicate with each other. We present live chats with well-known Spanish-speaking celebrities and experts on specific topics.

     FORUMS. Our online message boards have advanced features, including country and keyword search capabilities, as well as features that enable users to create their own personal forums.

SERVICES

     SEARCH ENGINE. Yupi.com's proprietary search engine was among the first to deliver results exclusively in Spanish. Our Spanish-speaking employees manually select and categorize the sites in our Spanish language database. We believe our database provides users with more relevant search results than does a computer-generated database, because we manually review and categorize these sites. We license our search engines, Yupi.com and Metabusca.com, to thousands of other sites. Through our relationship with AltaVista, our users also have access to AltaVista's extensive database of Web sites.

     ELECTRONIC COMMERCE. We provide an international and regional electronic commerce environment to our users. Our electronic commerce offering currently includes:

   /bullet/ CONTEXTUALIZED ELECTRONIC COMMERCE--hyperlinks placed within content areas throughout our sites allow our users to purchase products relevant to the content of the page being viewed;

   /bullet/ YUPI COMPRAS AND CIUDADFUTURA.COM COMPRAS--shopping channels that facilitate the purchase of a wide variety of products;

   /bullet/ YUPI HIPOTECAS--our users can obtain financing online for properties located in the United States through our relationship with Mortgage.com;

   /bullet/ HOTEL RESERVATIONS--our users can make reservations at hotels worldwide through our relationship with Hotel Reservation Network; and

   /bullet/ DOMAIN NAME REGISTRATION--our users can register domain names online through our relationship with Network Solutions.

     MI.YUPI.COM. A personalized version of Yupi.com that allows users to select and design the look and feel as well as content of their personal homepages based on their tastes and preferences. In addition, when users personalize their homepages, we gain valuable user profiles that allow advertisers and marketers to better reach their target audience.

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

     LANGUAGE TRANSLATOR. We provide instant, Internet-based translation into six languages for single words, sentences and entire Web sites.

     CLASSIFIEDS. Our classifieds have an easy-to-use interface that includes features such as search by country, region, category and other detailed keyword and advanced search capabilities. In addition, our classifieds are easily administered and can be accessed and updated directly by the person posting the classified.

     FREE EMAIL. Our licensed email services allow our users to send electronic messages anywhere in the world, from an easy-to-understand Spanish language platform.

     VIRTUAL GREETING CARDS/POSTCARDS. Our proprietary virtual postcard service allows users to design and send free electronic greeting cards over the Internet.

MARKETING

     Our marketing campaign is designed to attract and retain Spanish-speaking users, advertisers and marketers. From October 1997 to July 1999, we focused our limited resources on collecting quality Spanish language content and improving the functionality of our various services. Our marketing efforts were limited to banner exchanges with other Spanish language Internet sites.

     In July 1999, we expanded our marketing campaign in an effort to promote the Yupi.com brand to a broad spectrum of Spanish speakers. For example, we conducted co-promotions with advertisers, including:

   /bullet/ sponsorship of a Heineken U.S.A. tour of Latino musical artists targeting U.S. Hispanics;

   /bullet/ outdoor promotions in conjunction with the Hallmark Entertainment film, ALICE IN WONDERLAND;

   /bullet/ promotion hosted by Yupi.com with Sony, United Airlines and Intercontinental Hotels for tickets to attend Ricky Martin's concert tour; and

   /bullet/ "Team of the Century" promotion in conjunction with Fox Sports where our users voted for their favorite soccer players.

     In addition, we began television and outdoor advertising in Hispanic markets in the United States, such as Los Angeles, New York and Miami and expanded our media efforts to include online advertising, pan-regional cable television, radio and print advertising in Latin America and Spain.

     In 2000, we intend to increase our marketing efforts using the following:

   /bullet/ banner advertising with links to our sites;

   /bullet/ broadcast and cable television;

   /bullet/ print media, including trade magazines, general circulation newspapers and magazines and business journals;

   /bullet/ billboard and other outdoor advertising; and

   /bullet/ grass roots and local marketing efforts.

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

     In addition to our pan-regional marketing efforts we intend to localize our marketing efforts in specific key traffic countries, including the United States, Puerto Rico, Mexico, Spain, Argentina, Colombia, Chile and Venezuela.

SALES

     Our ability to attract a large and diverse audience of Spanish-speaking Internet users gives advertisers and marketers the opportunity to focus their efforts on highly attractive target markets. We believe that our growing sales organization, with its consultative approach, and the diversity of our audience will attract additional advertisers and marketers to our sites.

OUR SALES ORGANIZATION

     Prior to August 1999, we used a media sales company to sell advertising on our sites. Upon completion of our equity financing in November 1999, we began to expand our sales organization. We educate advertisers and marketers about the benefits of using our sites as an effective medium to reach the Spanish-speaking community. By employing a consultative approach, we seek to establish long term relationships with advertisers, advertising agencies and marketers.

     Our sales force has extensive experience in the media, advertising and consumer products industries obtained at leading companies, including Young & Rubicam, Grey Advertising, USA Networks, Viacom, Procter & Gamble, Pillsbury and Knight Ridder. As a result, we are able to provide our advertisers with assistance in developing effective Internet advertising campaigns that serve their needs. As of December 31, 1999, we had an internal sales force of nine professionals located in the United States, Spain, Mexico, Argentina and Colombia. We plan to significantly increase our sales force as we expand our business.

ADVERTISING SERVICES

     We offer a variety of advertising opportunities to our clients, including:

   /bullet/ banner advertising;

   /bullet/ contextual links to merchandise and services;

   /bullet/ online sweepstakes, contests and promotions;

   /bullet/ event sponsorships; and

   /bullet/ channel sponsorships.

     We enable advertisers to target their advertisements at the local, regional and interest-specific level. By providing a broad array of channels of interest, we offer advertisers expanded brand communications options.

     Our sales organization assists advertisers in conducting market research, analyzing the effectiveness of their advertising campaigns by gathering user feedback and providing monitored, statistical information relating to user traffic on our sites. We provide our advertisers and marketers with real-time feedback on user traffic, click-through rates, demographics, online surveys and other information. Advertisers seek cost effective ways to gather and track information, obtain user feedback and continuously assess their market and customers. We enable advertisers to quickly and accurately assess the effectiveness of their advertising campaign.

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

OUR ADVERTISERS


     In 1999, we had 55 advertisers and sponsors on our sites of which 42 advertised on or sponsored our sites during the fourth quarter of 1999. Our advertisers have included:

   /bullet/ Banamex                     /bullet/ Patagon.com
   /bullet/ BellSouth                   /bullet/ Pepsi USA
   /bullet/ Dell Computers              /bullet/ Procter & Gamble
   /bullet/ Fox                         /bullet/ Siemens
   /bullet/ Hallmark Entertainment      /bullet/ Televideos Services, Inc.
   /bullet/ Heineken USA                /bullet/ USA Networks
   /bullet/ Nortel Networks

     We have derived substantially all of our revenues to date from the sale of advertising and sponsorships on our sites. Typically, our agreements with advertisers have terms of two to four months. During 1999, each of BellSouth, Patagon.com and Televideos Services, Inc. accounted for at least 10% of our revenues.

     Historically, advertising expenditures in Latin America have been lower during the first calendar quarter of each year because:

   /bullet/ that period includes the summer months in most of Latin America;

   /bullet/ many users in our target market take extended vacations during these months; and

   /bullet/ schools and universities in our target market are generally closed during this time.

As a result, our advertising revenues may be lower during the first quarter as compared to other quarters.

SONY RELATIONSHIP

     In October 1999, we sold shares of our Class B Convertible Preferred Stock to Sony in exchange for $5.0 million in cash and an agreement by Sony to perform $29.3 million in future services. Under the terms of this agreement, Sony provided us a "menu" of potential services that we may select over the agreement's anticipated three year term. The services we may select include access to content, promotion of Yupi on Sony's Internet sites and its Latin American and Spanish television properties and inclusion on Sony enhanced CDs of links to our sites.


TECHNOLOGY


     We have a reliable systems architecture that is able to cost effectively handle increasing and variable volumes of user traffic. We make our sites available using Dell-based, Microsoft Windows NT servers, Sun Microsystems servers and EMC disk arrays as our central production servers, currently located at the facilities of Exodus Communications in New Jersey. Exodus provides comprehensive facilities management services, including monitoring of all production servers 24 hours a day, seven days a week. We have implemented an environment in which each server can function separately. In Argentina, Colombia, Mexico, Spain and the United States, we maintain data centers for content and Internet development and staging.


     Additional components of our server architecture enable us to administer content, log traffic and serve advertisements. The connectivity layer of our server architecture is operated with Cisco equipment. The Exodus server farm facilities provide up to 200 megabits per second of bandwidth access over our Internet connections. All of our facilities are protected by multiple power supplies.

     We use in-house and third party monitoring software for our servers, processes and network connectivity. Reporting and tracking systems generate daily traffic, demographic and advertising reports. All of our production systems are copied to backup tapes each night and regularly stored in a storage facility on Exodus's premises as well as in a storage facility in South Florida.

     Our sites must accommodate a high volume of traffic and deliver frequently updated information. Components or features of our network have in the past suffered outages or experienced slower response times because of equipment or software down time. We are in the process of designing a mirrored co-location site at another location to increase our availability and reliability, perform load balancing of traffic and increase the serviceability of our sites.

COMPETITION

     Many companies provide content, connectivity services and electronic commerce opportunities to Spanish-speaking Internet users located in Latin America, the United States and Spain. As such, these companies compete with us for user traffic, advertising relationships and revenues and strategic partners and alliances. Although the market for online Spanish language content is relatively new and evolving, we expect competition for users and revenues from advertising and electronic commerce to increase significantly in the future because there are no substantial barriers to entry in our target markets.

     We compete against providers of Spanish language content, including ISPs, portals, directories, content sites, Internet communities and Internet sites maintained by governmental and/or educational institutions.


     We face competition on a country-specific and pan-regional level. Our primary competitors include, among others, StarMedia Network, Inc., Terra Networks, S.A., America Online Latin America, Inc. and El Sitio, Inc. We also face competition from Internet companies that provide products and services primarily in English, but that also offer similar products and services in Spanish such as Yahoo!, America Online, Lycos and Prodigy. These competitors may create or collect content that is better than ours or achieves greater market acceptance. New competitors may emerge and acquire significant market share. Some of our established competitors and potential new competitors may have better brand recognition and greater financial, technical and marketing resources than us.


     Our ability to compete successfully depends on many factors, including:

   /bullet/ the quality of the content provided by us and our competitors;

   /bullet/ how easy our services are to use;

   /bullet/ sales and marketing efforts;

   /bullet/ the prices that we charge our advertisers and electronic commerce merchants; and

   /bullet/ performance of our technology.

     We also compete with traditional forms of media, including newspapers, magazines, radio and television for advertising revenue. If advertisers view the Internet or our sites as an ineffective advertising medium, they may be reluctant to allocate a portion of their advertising budget to advertising on our sites and on the Internet.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, suppliers and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries are uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

     We are pursuing the registration of our trademarks and service marks in the United States, Spain and in key countries of Latin America. We may not be able to secure adequate protection for our trademarks in the United States and other countries. Policing unauthorized use of our marks is also difficult and expensive. In addition, it is possible that our competitors will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect our trademarks and service marks would have a material adverse effect on our business, financial condition and results of operations.

     Many parties are actively developing chat, homepage, search and related Internet technologies. We expect these developers to continue to take steps to protect these technologies, including seeking patent protection. There may be patents issued or pending that are held by others and that cover significant parts of our technology, business methods or services. For example, we are aware that a number of patents have been issued for electronic commerce, Internet-based information indexing and retrieval and online direct marketing. Disputes over rights to these technologies are likely to arise in the future. We cannot be certain that our products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we determine that licensing this intellectual property is appropriate, we may not be able to obtain a license on reasonable terms or at all. We may also incur substantial expenses in defending against third party infringement claims, regardless of the merit of these claims. Successful infringement claims against us may result in substantial monetary liability or may prevent us from conducting all or part of our business.

     We also intend to continue to license technology from third parties, including our email, chat and ad-serving technology. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. Our inability to obtain any of these licenses could delay product and service development until alternative technologies can be identified, licensed and integrated.

GOVERNMENT REGULATION

     There are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing use of the Internet, various legislative and regulatory proposals are under consideration by various governments and governmental agencies or bodies. Laws or regulations may be adopted or applied with respect to the Internet relating to issues such as the following:

   /bullet/ sales and other taxes;

   /bullet/ user privacy;

   /bullet/ pricing controls;

   /bullet/ characteristics and quality of services and products;

   /bullet/ consumer protection;

   /bullet/ cross-border electronic commerce;

   /bullet/ libel and defamation;

   /bullet/ pornography;

   /bullet/ copyright, trademark and patent infringement; and

   /bullet/ other claims based on the nature and content of Internet materials.

     The adoption or application of any of these laws or regulations may negatively affect the growth in the use of the Internet, which could, in turn, decrease the demand for our sites, increase our costs of doing business, or otherwise have a material adverse effect on our business.

EMPLOYEES


     As of December 31, 1999, we had 188 employees, 113 of whom were based in Miami Beach, Florida. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are good.


FACILITIES


     Our principal executive offices occupy approximately 5,000 square feet in Miami Beach, Florida pursuant to a lease that expires in April 2000. We recently entered into a new seven year lease covering 15,000 square feet in Miami Beach and expect to relocate our principal executive offices to this new location in March 2000. We also lease office space in other cities, including Los Angeles, Bogota, Buenos Aires, Madrid and Mexico City with lease terms ranging from month-to-month up to three years.


LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Yupi and their ages and positions as of January 12, 2000 are as follows:


NAME                                   AGE                               POSITION
-----------------------------------   -----   -------------------------------------------------------------
Oscar L. Coen .....................    36     President, Chief Executive Officer and Director
Luis E. San Miguel ................    40     Senior Vice President, Chief Financial Officer and Treasurer
Victor Gutierrez ..................    54     Senior Vice President, Chief Operating Officer
Marlena Delgado-Coen ..............    38     Executive Vice President, Managing Director
Carlos Cardona ....................    25     Senior Vice President, Chief Technology Officer and Director
Jackie O'Brien ....................    31     Senior Vice President of Marketing
Rudy Vila .........................    41     Senior Vice President of Entertainment/Content
Scott Tonneberger .................    35     Vice President of International Operations
Damaris Valero ....................    33     Vice President of Global Sales
Ariel Bentata(1) ..................    30     Director
Juan Carlos Campuzano(2) ..........    39     Director
Camilo Cruz(1)(2) .................    39     Director
Fred Ehrlich ......................    38     Director
David R. Parker(1) ................    56     Director

----------------
(1) Member of the compensation committee
(2) Member of the audit committee

     OSCAR L. COEN joined Yupi in May 1998 and has been our President since May 1999, our Chief Executive Officer since November 1998 and a director since February 1999. From July 1997 to February 1998, Mr. Coen was an investment banker with Preferred Capital Markets, an institutional investment banking and securities firm, where he specialized in early stage technology and biotechnology companies. From March 1996 to July 1997, Mr. Coen worked at First Meridian Corporation, where he specialized in business development and financing in Latin America. From October 1993 to December 1995, Mr. Coen was a Vice President of Development and Sales advising emerging markets portfolio managers for A.B. Laffer, V.A. Canto & Associates, an economic consulting firm. Mr. Coen earned his undergraduate degree in Economics at INTEC in the Dominican Republic, as well as an M.B.A. in International Finance and an M.B.A. in Public Accounting from St. John's University. Mr. Coen is married to Ms. Delgado-Coen.

     LUIS E. SAN MIGUEL has been our Senior Vice President, Chief Financial Officer and Treasurer since July 1999. Prior to joining Yupi, Mr. San Miguel was Chief Financial Officer of AnswerThink Consulting Group from its inception in April 1997. From July 1994 to April 1997, Mr. San Miguel was Vice President of Finance for the Strategic Services Consulting division of KPMG Peat Marwick. From April 1991 to July 1994, Mr. San Miguel held a number of corporate financial positions, including Director of Cash Management and Divisional Controller, at Burger King Corp. Mr. San Miguel began his career in the audit department of Peat Marwick Mitchell in 1981. Mr. San Miguel holds a B.S. in Accounting and Finance from Fordham University and is a Certified Public Accountant in the State of Florida.

     VICTOR GUTIERREZ has been our Senior Vice President and Chief Operating Officer since May 1999. From June 1991 to May 1999, Mr. Gutierrez worked in various positions at Young & Rubicam Latin America, including Vice President, Business Affairs Latin America, Worldwide Financial Director on the agency's global Colgate-Palmolive account, and, most recently, as Vice Chairman, where he managed more than 23 advertising agencies throughout the region. From 1987 to 1991, he owned fast food franchises and private retail outlets. From 1972 to 1987, Mr. Gutierrez served in various management capacities, including Chief Financial Officer at J. Walter Thompson Advertising.

     MARLENA DELGADO-COEN has been our Executive Vice President and Managing Director since January 1999. From April 1997 to January 1999, Ms. Delgado-Coen was the co-owner of Delbrey, an advertising agency. From August 1996 to March 1997, Ms. Delgado-Coen was the General Manager of Young & Rubicam Advertising. From November 1991 to December 1995, Ms. Delgado-Coen served as President of FoVa/Grey Advertising, one of the largest Hispanic advertising agencies in the United States. From October 1988 to November 1991, she served in various capacities at Grey Advertising. From October 1986 to September 1988, Ms. Delgado-Coen worked for Procter & Gamble in various sales and marketing positions. Ms. Delgado-Coen holds a B.S. in Marketing from Barry University and an M.B.A. from University of Miami in Florida. Ms. Delgado-Coen is married to Mr. Coen.


     CARLOS CARDONA founded Yupi and has been a Senior Vice President since October 1997, our Chief Technology Officer since November 1998 and a director since our incorporation. Prior to founding Yupi, Mr. Cardona worked from May 1996 to November 1996 for Internet Solutions Inc., an Internet development company, where he was a Web designer and programmer. Mr. Cardona holds a B.S. in Computer Engineering from Florida Atlantic University.

     JACKIE O'BRIEN was named our Senior Vice President of Marketing in January 2000. Ms. O'Brien served as our Vice President, Marketing from November 1998 to December 1999. From January 1995 to November 1998, Ms. O'Brien worked at Young & Rubicam Advertising, where she held various management positions, including most recently, Vice President and Director of Business Development for Latin America. Ms. O'Brien holds a B.S. in Marketing from Fordham University.

     RUDY VILA was named our Senior Vice President of Entertainment/Content in January 2000. Mr. Vila served as our Vice President of Entertainment from February 1999 to December 1999. Prior to joining Yupi, Mr. Vila was Vice President of Business Development for PolyGram Records Latin America. From 1994 to 1996, Mr. Vila held various positions at Columbia Pictures, including Vice President / Head of International Marketing and as Regional Vice President at Latin America--Columbia Tri-Star Pictures. Mr. Vila holds an M.B.A. from St. John's University.

     SCOTT TONNEBERGER has been our Vice President of International Operations since December 1999. From May 1999 to November 1999, Mr. Tonneberger held the position of Vice President, Strategic Services at Yupi. From June 1998 to May 1999, Mr. Tonneberger was Vice President of Latin America for Copernicus, a market strategy consulting firm. From January 1996 to June 1998 Mr. Tonneberger was involved in Client Services for The Market Segment Group, a marketing research firm specializing in market research for various ethnic groups. From July 1994 to December 1995, Mr. Tonneberger worked at Research International, a market research company, as Director of Global Client Services. From June 1987 to June 1994, Mr. Tonneberger held various positions at FoVa/Grey Advertising, including Account Director and Vice President of Strategic Services. Mr. Tonneberger holds a Masters in International Studies from John Hopkins University and an M.B.A. from Columbia University.

     DAMARIS VALERO has been our Vice President of Global Sales since October 1999. From June 1997 to September 1999, Ms. Valero was Vice President of Sales and Business Development for Universal Television Networks Group in Latin America. From July 1993 to February 1997, Ms. Valero held various positions at Music Television Networks Latin America, including Senior Vice President of advertising and affiliate sales. From 1989 to 1993, Ms. Valero was Director of International Sales for Telemundo Group Inc. From 1986 to 1989, Ms. Valero worked for the Pillsbury Company in various sales positions. Ms. Valero holds an M.B.A. from St. Joseph's University.


     ARIEL BENTATA has been a director since February 1999. Mr. Bentata served as our Secretary from November 1998 to December 1999. Mr. Bentata is of-counsel to the law firm of Bentata Hoet and Associates, concentrating on cross-border transactions primarily in Latin America. Mr. Bentata is also a director of Latin American Access, an Internet business and strategy consulting company for Spanish and Portuguese language Internet markets. He was formerly Latin American counsel for MTV Networks-Latin America from January 1997 to December 1998 and of-counsel to the Miami law firm of Steel Hector & Davis LLP from July 1993 to October 1996.

     JUAN CARLOS CAMPUZANO has been a director since April 1999. Mr. Campuzano is a director of the general partner of Interprise Technology Partners, L.P., which is a shareholder of Yupi. From August 1992 to January 1999, Mr. Campuzano was a portfolio manager with INVESCO Capital Management, Inc., where he also served as a Managing Director of the International Group focusing on business development efforts in Latin America. From August 1982 to July 1990, Mr. Campuzano was a general practice manager with Coopers & Lybrand.

     CAMILO CRUZ has been a director since our incorporation. Mr. Cruz served as our President until May 1999. In 1990, Mr. Cruz founded and is President of Taller Del Exito, Inc., a company which provides training and consulting services to businesses in Latin America. Mr. Cruz is also a corporate and motivational speaker in Latin America, Europe and the United States. Mr. Cruz holds a Ph.D. in Analytical Spectroscopy from Seton Hall University.


     FRED EHRLICH has been a director since November 1999. Since July 1999, Mr. Ehrlich has served as President of New Technology & Business Development of Sony Music Entertainment Inc., an affiliate of Sony Corporation of America, which is a shareholder of Yupi. From October 1994 to June 1999, Mr. Ehrlich served as Vice President/General Manager of New Technology & Business Development of Sony Music Entertainment Inc. From August 1991 to September 1994, Mr. Ehrlich served as Vice President and General Manager of Columbia Records. From August 1988 to August 1991, Mr. Ehrlich served as Vice President of Columbia Records.


     DAVID R. PARKER has been a director since April 1999. Mr. Parker is founder and Managing Principal of Interprise Technology Partners, L.P., a venture capital fund focused on Internet and information technology investments founded in January 1999. From 1992 to May 1998, Mr. Parker was Chairman of ProSource Distribution Services, Inc. a leading U.S. food services distributor which was sold for cash to AmeriServe Inc. in May 1998. From May 1998 to August 1998, Mr. Parker was Vice Chairman of AmeriServe Inc., overseeing the integration of ProSource into AmeriServe and remained on the board of directors until he resigned from the board in November 1999. Mr. Parker is a director of Tupperware, Inc. and Applied Graphics Technologies Inc. Mr. Parker received a bachelors degree in Engineering from the University of Texas and an M.B.A. from Harvard University, where he was a Baker Scholar.


COMMITTEES OF THE BOARD OF DIRECTORS


     Our compensation committee consists of Messrs. Bentata, Cruz and Parker. It reviews and evaluates the salaries and incentive compensation of our management and key employees and makes recommendations concerning these matters to the Board of Directors. Our compensation committee also administers our stock plans.


     Our audit committee consists of Messrs. Campuzano and Cruz. It reviews the results and scope of audits and other services provided by our independent public accountants and reviews our system of internal accounting and financial controls.

DIRECTOR COMPENSATION

     Directors who are our employees receive no additional compensation for their services as directors. Directors who are not our employees do not receive compensation for their services as directors, but are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance at meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1999, the members of our compensation committee were Messrs. Bentata, Cruz, Parker and Michael Shalom, a former director. None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of our compensation committee. See "Certain Transactions" for a description of relationships between Yupi and each of Messrs. Bentata and Parker.


EXECUTIVE COMPENSATION


     The following table shows the total compensation paid or accrued for the year ended December 31, 1999 to our Chief Executive Officer and our three other most highly compensated executive officers whose total compensation paid or accrued for the year ended December 31, 1999 exceeded $100,000. These individuals are collectively referred to below as the named executive officers.



                          SUMMARY COMPENSATION TABLE


                                                                                             LONG-TERM
                                                               ANNUAL COMPENSATION      COMPENSATION AWARD
                                                              ---------------------   ----------------------
                                                                                            SECURITIES
NAME AND PRINCIPAL POSITION                                      SALARY      BONUS     UNDERLYING OPTIONS(#)
-----------------------------------------------------------   -----------   -------   ----------------------
Oscar L. Coen
  President, Chief Executive Officer and Director .........    $122,189       $--             754,977
Marlena Delgado-Coen
  Executive Vice President, Managing Director .............     116,529        --             475,925
Carlos Cardona
  Senior Vice President, Chief Technology Officer
  and Director ............................................     113,540        --             195,592
Jackie O'Brien
  Senior Vice President of Marketing ......................     111,934        --             239,480


OPTION GRANTS


     The following table shows each grant of stock options during 1999 to each of our named executive officers. No stock appreciation rights were granted to the named executive officers in 1999.


     The figures representing percentages of total options granted to employees in the last fiscal year are based on options for a total of 5,371,653 shares granted to our employees during 1999.

     The potential realizable value is calculated based on the term of the option at the time of grant. Stock appreciation of 5% and 10% is assumed according to rules of the Securities and Exchange Commission and does not represent our prediction of our stock price performance.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                               ---------------------------------------------------------
                                   NUMBER OF       PERCENT OF
                                  SECURITIES      TOTAL OPTIONS
                                  UNDERLYING       GRANTED TO      EXERCISE
                                    OPTIONS         EMPLOYEES       PRICE     EXPIRATION
NAME                                GRANTED      IN FISCAL YEAR   ($/SHARE)      DATE
------------------------------ ---------------- ---------------- ----------- -----------
Oscar L. Coen ................      754,977(1)         14.2%         2.6400    5/13/09
Marlena Delgado-Coen .........       75,925(2)          1.4          0.0001    1/1/02
                                    354,786(1)          6.7          2.6400    5/13/09
                                     45,214(1)          0.8          8.0000    12/6/09
Carlos Cardona ...............      195,592(1)          3.7          2.6400    5/13/09
Jackie O'Brien ...............      239,480(1)          4.5          2.6400    5/13/09

                                          POTENTIAL REALIZABLE
                                            VALUE AT ASSUMED
                                          ANNUAL RATES OF STOCK
                                           PRICE APPRECIATION
                                           FOR OPTION TERM(3)
NAME                                 0%            5%             10%
------------------------------ ------------- -------------- --------------
Oscar L. Coen ................ $8,576,539    $15,223,752    $25,421,883
Marlena Delgado-Coen .........  1,062,942      1,230,490      1,414,779
                                4,030,369      7,154,091     11,946,494
                                  271,284        669,372      1,280,117
Carlos Cardona ...............  2,221,925      3,944,020      6,586,051
Jackie O'Brien ...............  2,720,493      4,829,000      8,063,865

----------------
(1) 28% of these options will vest on the one year anniversary of the date of grant and 2% per month thereafter until fully vested.
(2) These options are fully vested.
(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from an assumed initial public offering price of $14.00. Actual gains, if any, on stock option exercise depend on the future performance of the common stock. The amounts reflected in the table may not necessarily be achieved.

YEAR-END OPTION VALUES


     The following table shows information regarding exercisable and unexercisable stock options held as of December 31, 1999 by each named executive officer. No options were exercised by these individuals during 1999. There was no public trading market for our common stock as of December 31, 1999. The value of unexercised in-the-money options has been calculated by multiplying the difference between the exercise price per share and an assumed initial public offering price of $14.00 per share by the number of shares underlying the options.


                   AGGREGATED FISCAL YEAR-END OPTION VALUES


                                      NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                  OPTIONS AT DECEMBER 31, 1999          AT DECEMBER 31, 1999
                                 -------------------------------   ------------------------------
NAME                              EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------   -------------   ---------------   -------------   --------------
Oscar L. Coen ................     2,256,550           754,977     $31,537,543       $8,576,539
Marlena Delgado-Coen .........        75,925           400,000       1,062,942        4,301,653
Carlos Cardona ...............       536,450           195,592       7,497,425        2,221,925
Jackie O'Brien ...............        64,075           239,480         897,044        2,720,493

EMPLOYEE BENEFIT PLANS

STOCK INCENTIVE PLAN

     The Stock Incentive Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants, distributors or other persons who render valuable services to, Yupi and its subsidiaries, including incentive stock options, non-qualified stock options and other equity-based awards. Incentive stock options may be granted only to our employees. A total of 10,000,000 shares of common stock may be issued upon exercise of options or other awards granted under the Stock Incentive Plan. As of December 31, 1999, there were outstanding options to purchase an aggregate of 9,288,439 shares of common stock pursuant to the Stock Incentive Plan.

     Our Stock Incentive Plan is administered by the Board of Directors and the compensation committee. The Stock Incentive Plan provides that the Board of Directors and the compensation committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock to be granted. Subject to the discretion of the Board of Directors and the compensation committee, payment of the exercise price of an award may be made in cash, shares of common stock, delivery of a promissory note representing the aggregate exercise price of the award, or by any other method approved by the Board of Directors or the compensation committee consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934. Awards are not assignable or transferable, except by will or the laws of descent and distribution, and in the case of non-qualified stock options only, to a family member of the optionholder or an entity established for the benefit of an optionholder's family member.

2000 STOCK OPTION AND INCENTIVE PLAN

     The 2000 Stock Option and Incentive Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, Yupi and its subsidiaries, including incentive stock options and non-qualified stock options and other equity-based awards. Incentive stock options may be granted only to our employees. A total of 4,000,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 2000 Stock Option and Incentive Plan. No awards have been granted to date under the 2000 Stock Option and Incentive Plan.

     The 2000 Stock Option and Incentive Plan is administered by the Board of Directors and the compensation committee. The 2000 Stock Option and Incentive Plan provides that the Board of Directors and the compensation committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock to be granted. Payment of the exercise price of an award may be made in cash, shares of common stock, a combination of cash and stock or by any other method approved by the Board or compensation committee, consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Exchange Act. Options granted under the 2000 Stock Option and Incentive Plan are not assignable or transferable except by will or the laws of descent and distribution, and in the case of non-qualified stock options only, to a family member of the optionholder or an entity established for the benefit of an optionholder's family member.

     Each of the Board of Directors or compensation committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2000 Stock Option and Incentive Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. Each of the Board or compensation committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 2000 Stock Option and Incentive Plan may be exercised.

2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan provides for the issuance of a maximum of 200,000 shares of common stock. The 2000 Employee Stock Purchase Plan is administered by the Board of Directors and the compensation committee. All employees of Yupi whose customary employment is for more than 20 hours per week and for more than three months in any calendar year and who have completed more than 90 days of employment with Yupi on or before the first day of any six-month payment period are eligible to participate in the 2000 Employee Stock Purchase Plan. Outside directors and employees who would own 5% or more of the total combined voting power of value of Yupi's common stock immediately after the grant may not participate in the 2000 Employee Stock Purchase Plan.

     To participate in the 2000 Employee Stock Purchase Plan, an employee must authorize Yupi to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during six-month payment periods. The first payment period will commence on a date to be determined by the Board of Directors and end on December 31, 2000. Thereafter, the payment periods will commence on the first day of January and July, and end on the last day of the following June and December, respectively, of each year, but in no case shall an employee be entitled to purchase more than 1,000 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 2000 Employee Stock Purchase Plan may not be transferred or assigned. An employee's rights under the 2000 Employee Stock Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 2000 Employee Stock Purchase Plan.

                             CERTAIN TRANSACTIONS


     On March 30, 1999, Yupi, IFX Corporation, an affiliate of IFX Online, Inc., Oscar Coen, an executive officer and director of Yupi, Ariel Bentata, a director of Yupi, Camilo Cruz, a director of Yupi, and Carlos Cardona, an executive officer and director of Yupi, entered into an agreement under which these four individuals granted IFX Corporation the right to purchase from them an aggregate of 647,525 shares of our common stock at a price per share of $0.9264. IFX Corporation can exercise this right at any time before March 30, 2001. Additionally, in connection with this agreement, we agreed to provide a variety of services to IFX Corporation, including advertising banners with a contract value of $200,000 and personalization home page services.

     On April 23, 1999, we sold 45,620 shares of our Class A Convertible Preferred Stock in a private financing to IFX Online, Inc. at $21.92 per share and sold an aggregate of 223,500 shares of our Class A Convertible Preferred Stock in a private financing to IFX Online, Inc. and Interprise Technology Partners, L.P. at $31.32 per share. Between May 13, 1999 and August 2, 1999, we sold an aggregate of 159,642 shares of our Class A Convertible Preferred Stock in a series of private financings to Interprise Technology Partners, L.P. at $31.32 per share.

     On August 23, 1999, we borrowed $2.0 milllion from Interprise Technology Partners, L.P. On September 9, 1999, we borrowed $1.0 million from Interprise Technology Partners, L.P. Each loan was secured by certain assets of Yupi, evidenced by a promissory note, and accrued interest at 8% per annum. On November 5, 1999, these loans were discharged in exchange for 260,869 shares of our Class C Convertible Preferred Stock and $44,274 for accrued but unpaid interest on the promissory notes.

     On October 27, 1999, we sold 2,955,016 shares of our Class B Convertible Preferred Stock in a private financing to Sony Corporation of America at a price of $11.60 per share for an aggregate purchase price of $34.3 million, consisting of $5.0 million in cash and an agreement between Yupi and Sony Corporation of America under which Sony agreed to provide services relating to the marketing and promotion of our sites.


     On November 5, 1999 and November 10, 1999, we sold an aggregate of 5,858,698 shares of our Class C Convertible Preferred Stock in a private financing at a price of $11.50 per share to purchasers, including Interprise Technology Partners, L.P.


     On November 24, 1999, Victor Gutierrez, an executive officer of Yupi, borrowed $75,000 from Yupi. On October 27, 1999 and November 30, 1999, Rudy Vila, an executive officer of Yupi, borrowed $20,000 and $70,000, respectively, from Yupi. Each of these loans is unsecured, is evidenced by a promissory note and bears interest at 8% per annum. Each of these loans is due one year from the date made.


     We have obtained legal services from a law firm of which Ariel Bentata, a director of Yupi, is of-counsel. We paid this law firm, in part, by granting it options to purchase an aggregate of 31,450 shares of our common stock at $0.0025 per share for legal services rendered and related disbursements through January 1999. For the year ended December 31, 1999, we paid this law firm approximately $154,000 (including the estimated fair value of options on the date of grant) for legal services rendered and related disbursements.

     Pursuant to the terms of two sales and maintenance agreements between Yupi and Netera, Inc., a company in which Interprise Technology Partners, L.P. has a material interest, for the year ended December 31, 1999, we paid Netera $649,187 for computer networking services. David Parker, a director of Yupi and a Managing Principal of the general partner of the general partner of Interprise Technology Partners, L.P., is a director of Netera.

     We believe all transactions set forth above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy providing that all future transactions between Yupi and our executive officers, directors, principal shareholders and their affiliates shall be on terms no less favorable to Yupi than could be obtained by Yupi from unrelated third parties, and such transactions shall be approved by a majority of the outside independent and disinterested members of our Board of Directors.

                            PRINCIPAL SHAREHOLDERS

     The following table shows information regarding beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus by:

   /bullet/ our named executive officers;

   /bullet/ each of our directors;

   /bullet/ each person known by us to be the beneficial owner of more than 5% of our common stock; and

   /bullet/ all of our executive officers and directors as a group.


     Unless otherwise noted below, the address of each person listed on the table is c/o Yupi Internet Inc., 830 Lincoln Road, Second Floor, Miami Beach, Florida 33139 and, to our knowledge, each person has sole voting and investment power over all shares indicated, except when authority is shared by spouses under applicable law and except as set forth in the footnotes to the table.

     For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding before the offering includes:

   /bullet/ 16,187,681 shares of common stock outstanding as of December 31, 1999; and

   /bullet/ 19,558,460 shares of common stock issuable upon conversion of the preferred stock, which will be automatically converted upon the closing of this offering.

     For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes:

   /bullet/ all shares deemed to be outstanding before the offering; and


   /bullet/ 7,000,000 shares being sold in this offering, assuming no exercise of the underwriters' over-allotment option.


     In computing the number of shares beneficially owned by a person and the percentage ownership by that person, shares of common stock issuable under stock options exercisable within 60 days of December 31, 1999 are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person.

                                                                              PERCENTAGE OF SHARES
                                                                               BENEFICIALLY OWNED
                                                   NUMBER OF SHARES    -----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED    BEFORE OFFERING     AFTER OFFERING
----------------------------------------------   -------------------   -----------------   ---------------
Oscar Coen(1) ................................         2,576,186               6.7%               5.7%
Carlos Cardona(2) ............................         5,298,950              14.6               12.2
Marlena Delgado-Coen(3) ......................           131,362                 *                  *
Jackie O'Brien(4) ............................            72,075                 *                  *
Ariel Bentata(5) .............................         1,614,550               4.4                3.7
Juan Carlos Campuzano ........................                --                --                 --
Camilo Cruz(6) ...............................         4,098,950              11.3                9.5
Fred Ehrlich(7) ..............................         2,980,712               8.3                7.0
David R. Parker(8) ...........................         8,329,951              23.3               19.5
Sony Corporation of America ..................         2,980,712               8.3                7.0
 550 Madison Avenue
 New York, NY 10022
Interprise Technology Partners, L.P. .........         8,329,951              23.3               19.5
 1001 Brickell Bay Drive, 30th Floor
 Miami, FL 33131
IFX Online, Inc.(9) ..........................         3,554,700               9.8                8.2
 17701 Biscayne Blvd., 3rd Floor
 Aventura, FL 33160
All executive officers and directors
  as a group (14 persons)(10) ................        25,136,511              62.7               53.4

----------------
  *  Less than 1%
 (1) Includes 15,975 shares of common stock held jointly with Ms. Delgado-Coen, 48,036 shares of common stock held by a trust of which Mr. Coen is the trustee, and 2,256,500 shares of common stock issuable upon exercise of stock options. Also includes the right to purchase 225,650 shares of common stock from Mr. Cruz.
 (2) Includes 536,450 shares issuable upon exercise of stock options.
 (3) Includes 15,975 shares of common stock held jointly with Mr. Coen, 16,012 shares of common stock held by a trust of which Ms. Delgado-Coen is the trustee, and 75,925 shares of common stock issuable upon exercise of stock options.
 (4) Includes 64,075 shares of common stock issuable upon exercise of stock options.
 (5) Includes 361,475 shares of common stock issuable upon exercise of stock options. Also includes the right to purchase 245,275 shares of common stock from Mr. Cardona and the right to purchase 19,625 shares of common stock from Mr. Cruz. Also includes an aggregate of 884,575 shares of common stock held by two revocable trusts established by Mr. Bentata.
 (6) Includes 3,335,875 shares of common stock held by a revocable trust of which Mr. Cruz is the trustee and 536,450 shares of common stock issuable upon exercise of stock options.
 (7) Includes 2,980,712 shares of common stock beneficially owned by Sony Corporation of America. Mr. Ehrlich is the President of New Technology & Business Development of Sony Music Entertainment Inc., an affiliate of Sony Corporation of America. Mr. Ehrlich disclaims benefical ownership of these shares.
 (8) Includes 8,329,951 shares of common stock beneficially owned by Interprise Technology Partners, L.P. Mr. Parker is the Managing Principal of the general partner of the general partner of Interprise Technology Partners, L.P. Mr. Parker disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
 (9) Includes the right of IFX Corporation, an affiliate of IFX Online, Inc., to purchase an aggregate of 647,525 shares of common stock from the following individuals: 226,625 shares of common stock from each of Messrs. Cruz and Cardona, 90,675 shares of common stock from Mr. Coen, and 103,600 shares of common stock from Mr. Bentata. Also includes 170,250 shares of common stock owned by IFX Inc., an affiliate of IFX Corporation and IFX Online, Inc.
(10) Includes 3,853,150 shares issuable upon exercise of stock options. Also includes those shares of common stock referenced in footnotes 7 and 8. Also includes Mr. Coen's right to acquire 225,650 shares of common stock from Mr. Cruz, Mr. Bentata's right to acquire 245,275 shares of common stock from Mr. Cardona and Mr. Bentata's right to acquire 19,625 shares of common stock from Mr. Cruz.

                         DESCRIPTION OF CAPITAL STOCK


     Following this offering, our authorized capital stock will consist of 300,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

     The following summary of our securities and various provisions of our Fourth Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our Fourth Amended and Restated Articles of Incorporation and Amended and Restated By-Laws included as exhibits to the Registration Statement of which this prospectus is a part. See "Additional Information."


COMMON STOCK


     At December 31, 1999, there were 16,187,681 shares of common stock outstanding, which were held of record by 84 shareholders, and 9,242,476 shares of preferred stock outstanding, which were held of record by 22 shareholders. All outstanding shares of preferred stock will be automatically converted into an aggregate 19,558,460 shares of common stock upon the closing of this offering. In addition, as of December 31, 1999, there were outstanding stock options for the purchase of a total of 9,288,439 shares of common stock. Based upon the number of shares outstanding as of December 31, 1999 and giving effect to the issuance of the shares of common stock offered by Yupi hereby and the conversion of the preferred stock into common stock, there will be 42,746,141 shares of common stock outstanding upon the closing of this offering.


     Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are entitled to receive ratably lawful dividends as declared by the Board of Directors. However, these dividends are subject to preferences of holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of Yupi, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Yupi available for distribution to its shareholders. The pro rata distribution would be junior to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are junior to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Yupi may designate and issue in the future.

PREFERRED STOCK


     The Board of Directors is authorized, subject to any limitations prescribed by Florida law, without further shareholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, in one or more series. The Board of Directors is also authorized, subject to the limitations of Florida law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

     We have no current plans to issue any preferred stock. However, if we do so, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Yupi.

CONVERSION OF OUTSTANDING PREFERRED STOCK

     Our outstanding preferred stock automatically converts into common stock upon the closing of this offering. The conversion ratio for the Class A Convertible Preferred Stock is 25-for-1. The outstanding shares of Class A Convertible Preferred Stock are convertible into an aggregate of 10,719,050 shares common stock. The conversion ratio for the Class B Convertible Preferred Stock is approximately 1.009-for-1 and the conversion ratio for the Class C Convertible Preferred Stock is 1-for-1. The outstanding shares of Class B Convertible Preferred Stock are convertible into an aggregate of 2,980,712 shares of common stock, and the outstanding shares of Class C Convertible Preferred Stock are convertible into an aggregate of 5,858,698 shares of common stock. If the initial public offering price per share is less than $15.295, the conversion ratio of the Class C Convertible Preferred Stock will be adjusted so that the initial public offering price per share is equal to 133% of the price per share of the shares of common stock issued upon conversion of the Class C Convertible Preferred Stock. A similar adjustment will also be made to the conversion ratio of the Class B Convertible Preferred Stock. At an assumed initial public offering price of $14.00, these adjustments would result in the issuance of an additional 541,930 shares of common stock upon the conversion of the Class C Convertible Preferred Stock, and an additional 40,538 shares upon the conversion of the Class B Convertible Preferred Stock. In connection with the sale of the Class B Convertible Preferred Stock and Class C Convertible Preferred Stock, upon the closing of this offering we will record a deemed dividend on these shares equal to approximately $23.9 million.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE FLORIDA BUSINESS CORPORATION ACT, OUR CHARTER AND OUR BY-LAWS

     The following provisions of the Florida Business Corporation Act, our Fourth Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial interest in, or control of, Yupi.

ELECTION AND REMOVAL OF DIRECTORS

     Our Amended and Restated By-Laws provide that directors shall be elected annually, at the annual meeting of shareholders, by a plurality of the votes cast by the shares entitled to vote at the annual meeting on such matters.

     In addition, our Amended and Restated By-Laws provide that newly created directorships resulting from either an increase in the authorized number of directors or vacancies may be filled only by:

   /bullet/ a majority of the directors then in office, though less than a quorum is then in office; or

   /bullet/ by the sole remaining director.

     Our Fourth Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that a director may be removed without cause only by the holders of at least 75% of the shares entitled to vote at an election of directors. A director may be removed with cause only by the holders of at least a majority of the shares entitled to vote at an election of directors.

SHAREHOLDER MEETINGS

     Under our Fourth Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws, only our chairman of the board, our president, or the holders of at least a majority of our outstanding capital stock may call special meetings of shareholders.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS

     Our Amended and Restated By-Laws provide for advanced notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or committee of the Board of Directors.

ELIMINATION OF SHAREHOLDER ACTION BY WRITTEN CONSENT

     Our Fourth Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws eliminate the right of shareholders to act by written consent.

NO CUMULATIVE VOTING

     Our Fourth Amended and Restated Articles of Incorporation do not provide for cumulative voting.

FLORIDA ANTI-TAKEOVER LAW

     We are subject to anti-takeover provisions under the Florida Business Corporation Act that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have not chosen to opt-out of these provisions.


     These provisions prohibit the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless:

   /bullet/ the board of directors gives its prior approval of the control share acquisition;

   /bullet/ the corporation amends its articles of incorporation or bylaws to make the statute inapplicable before a control share acquisition; or

   /bullet/ the holders of a majority of the corporation's voting shares, excluding "interested" shares, approve the granting of voting rights to the acquiring party.

A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote or direct the vote in the election of directors within any of the following ranges of voting power:

   /bullet/ 1/5 or more but less than 1/3;

   /bullet/ 1/3 or more but less than a majority; or

   /bullet/ a majority or more.

There are some exceptions to the "control share acquisition" provisions of the Florida Business Corporation Act.

     The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

   /bullet/ the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;

   /bullet/ the corporation has not had more than 300 stockholders of record during the past three years;

   /bullet/ the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years;

   /bullet/ the interested shareholder is the beneficial owner of at least 90% of the voting shares, excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;

   /bullet/ consideration is paid to the corporation's shareholders equal to the highest amount per share calculated under a complex formula, and other specified conditions are met; or

   /bullet/ the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder.

An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation's outstanding voting shares. The Florida Business Corporation Act defines "beneficial ownership" in more detail.


     The Florida Business Corporation Act also contains "general standards for directors" provisions. These provisions state that in discharging his or her duties and in determining what is in our best interest, a director may consider factors that the director deems relevant, including:


   /bullet/ the long term prospects and interests of Yupi and our shareholders; and

   /bullet/ the social, economic, legal or other effects of any proposed actions on our employees, suppliers or customers, the community in which we operate and the economy in general.

Therefore, directors who consider these other factors may make decisions which are less beneficial to some, or a majority, of our shareholders than if the law did not permit our directors to consider these factors.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal thereof, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.

     In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to a corporation or other person for any statement, vote, decision, or failure to act unless:

   /bullet/ the director breached or failed to perform his duties as a director; and

   /bullet/ the director's breach of, or failure to perform, those duties constitutes:

     -- a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

     -- a transaction from which the director derived an improper personal benefit, either directly or indirectly;

     -- a circumstance under which an unlawful dividend, redemption or other distribution is made;

     -- in a derivative or shareholder proceeding, conscious disregard for the best interest of the corporation or willful misconduct; or

     -- in a proceeding by another third party, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     A corporation may purchase and maintain insurance for its directors or officers against liabilities asserted against them and incurred by them in their capacity, whether or not the corporation would have the power to indemnify them against this liability under the Florida Business Corporation Act.


     Our Fourth Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws require us, to the fullest extent permitted by law to indemnify all our directors and officers, as well as other employees to whom we have granted indemnification.


STOCK TRANSFER AGENT


     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering, because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Based on shares outstanding at December 31, 1999, upon completion of this offering we will have outstanding an aggregate of 42,746,141 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. If the underwriters exercise their over-allotment option in full, we will have 43,796,141 shares of common stock outstanding. The shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased by an existing affiliate of Yupi as that term is defined in Rule 144 under the Securities Act.

     The remaining 35,746,141 shares of common stock outstanding after this offering are restricted shares or are subject to the contractual restrictions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, these restricted shares will be available for resale in the public market as follows:

 NUMBER OF SHARES                              DATE OF FIRST AVAILABILITY FOR RESALE
------------------   -----------------------------------------------------------------------------------------
    11,223,500       Immediately after the date of this prospectus, substantially all of which shares are subject to lock-up agreements
    14,089,025       90 days after the date of this prospectus, substantially all of which shares are subject to lock-up agreements
    10,433,616       At various times 180 days after the date of the prospectus


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


   /bullet/ one percent of the number of shares of common stock then outstanding, which will equal 427,461 shares immediately after the offering, or


   /bullet/ the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Yupi. Rule 144 also provides that affiliates of Yupi who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

     Under Rule 144(k), a person who is not deemed to have been an affiliate of Yupi at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from Yupi by its employees, directors, officers, consultants or advisors prior to the date we become subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued in connection with written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

LOCK-UP AGREEMENTS

     Yupi, its officers and directors and substantially all of its shareholders and optionholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or in the case of Yupi, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for any shares of common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus, except under certain circumstances. Credit Suisse First Boston Corporation currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston Corporation will consider, among other factors, the shareholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.


COMMON STOCK AND OPTIONS ISSUABLE UNDER OUR EMPLOYEE BENEFIT PLANS

     Following this offering, we intend to file one or more registration statements under the Securities Act covering approximately 14,200,000 shares of common stock issuable upon the exercise of stock options, subject to outstanding options or reserved for issuance under our Stock Incentive Plan, our 2000 Stock Option and Incentive Plan and our 2000 Employee Stock Purchase Plan. Accordingly, shares registered under such registration statements will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except when such shares are subject to vesting restrictions and the lock-up agreements described above. See "Management--Employee Benefit Plans."


REGISTRATION RIGHTS


     After this offering, the holders of approximately 19,558,460 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securityholders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of common stock. Additionally, these holders have demand registration rights to require us on up to three occasions to file a registration statement under the Securities Act at our expense. We are required to use our best efforts to effect any such registration. Further, holders may require us to file two additional registration statements on Form S-2 or Form S-3 at our expense. Under these registration rights, the underwriters of an offering can limit the number of shares included in the registration, and we have the right not to effect a requested registration within 180 days following an offering of our securities on a Form S-1, including this offering.

                                 UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 2000, the underwriters named below, for whom Credit
Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Banc of America Securities LLC and SG Cowen Securities Corporation are acting as representatives, have agreed to purchase from Yupi the following respective number of shares of common stock:


                                                                    NUMBER OF
                          UNDERWRITERS                               SHARES
----------------------------------------------------------------   ----------
   Credit Suisse First Boston Corporation ......................
   Donaldson, Lufkin & Jenrette Securities Corporation .........
   Banc of America Securities LLC ..............................
   SG Cowen Securities Corporation .............................

                                                                   ---------
    Total ......................................................   7,000,000
                                                                   =========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,050,000 additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions. This option may be exercised only to cover over-allotments of common stock.

     The underwriters propose to offer the common stock initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $      per share. The underwriters
and the selling group members may allow a discount of $      per share on sales
to other broker/dealers. After the offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.


     The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us.

                                                      PER SHARE                              TOTAL
                                         -----------------------------------   ----------------------------------
                                              WITHOUT             WITH              WITHOUT             WITH
                                          OVER-ALLOTMENT     OVER-ALLOTMENT     OVER-ALLOTMENT     OVER-ALLOTMENT
                                         ----------------   ----------------   ----------------   ---------------
Underwriting discounts and commissions
  paid by us .........................         $                  $                  $                  $
Expenses payable by us ...............         $                  $                  $                  $

     The underwriters have informed us that they do not expect discretionary sales by them to exceed 5% of the shares being offered.

     Yupi, its officers and directors and substantially all of its shareholders and optionholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of Yupi, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except under certain circumstances, including in the case of Yupi, for grants of employee stock and stock options pursuant to the terms of our stock plans in effect on the date hereof or issuances of securities pursuant to the exercise of any such stock options.

     The underwriters have reserved for sale, at the initial public offering price, up to 490,000 shares of the common stock for employees, directors and other persons associated with Yupi who have expressed an interest in purchasing common stock in the offering. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent the persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list our common stock on the Nasdaq National Market under the symbol "YUPI."

     Prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between Yupi and the representatives. The principal factors considered in determining the public offering price will include:

   /bullet/ the information set forth in this prospectus and otherwise available to the representatives;

   /bullet/ the history of, and the prospects for, Yupi and the industry in which it competes;

   /bullet/ an assessment of our management;

   /bullet/ the prospects for, and the timing of, our future earnings;

   /bullet/ our present state of development and our current financial condition;

   /bullet/ our past and present earnings and operations;

   /bullet/ the general condition of the securities markets at the time of the offering;

   /bullet/ the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of Yupi;

   /bullet/ market conditions for initial public offerings; and

   /bullet/ other relevant factors.

     We can offer no assurances that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.


     A prospectus in electronic format will be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.


     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

   /bullet/ Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

   /bullet/ Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

   /bullet/ Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

   /bullet/ Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


     In November 1999, an affiliate of Credit Suisse First Boston Corporation purchased 86,956 shares of our Class C Convertible Preferred Stock for approximately $1.0 million and an affiliate of Banc of America Securities LLC purchased 260,870 shares of our Class C Convertible Preferred Stock for approximately $3.0 million.


                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our common stock are effected. Accordingly, any resale of our common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.


REPRESENTATIONS OF PURCHASERS

     Each purchaser of our common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that:

   /bullet/ such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws;
   /bullet/ where required by law, that such purchaser is purchasing as principal and not as agent; and
   /bullet/ such purchaser has reviewed the text above under "Resale
     Restrictions."


RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be readily available, including common law rights of action for damages or recision or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of our common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Yupi by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. The validity of shares of common stock offered hereby and certain other legal matters, including matters relating to Florida law, will be passed upon for Yupi by Steel Hector & Davis LLP, Miami, Florida. Certain legal matters will be passed upon for the underwriters by Piper Marbury Rudnick & Wolfe LLP, Reston, Virginia.


                                    EXPERTS

     The financial statements of Yupi as of December 31, 1998 and 1999 and for the period from October 20, 1997 (date of incorporation) to December 31, 1997 and the years ended December 31, 1998 and 1999, all of which are included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Planificacion y Estrategia en Internet, S.L. and Illimited, S.L. as of December 31, 1997 and 1998 and for the years ended December 31, 1997 and 1998, all of which are included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers Auditores, S.L., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Proveedora de Servicios para Red Bogota.com Ltda., as of December 31, 1997, December 31, 1998 and June 30, 1999 and for the period from November 27, 1997 (inception) through December 31, 1997, the year ended December 31, 1998 and the six month period ended June 30, 1999, all of which are included in this prospectus, have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts on auditing and accounting.

                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Yupi and our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to such exhibit. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC- 0330, at prescribed rates. The Commission also maintains a Internet site at http://www.sec.gov that contains registration statements, reports, proxy and information statements and other information regarding registrants.

     We intend to furnish to our shareholders annual reports containing financial statements audited by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE
                                                                        -----
YUPI INTERNET INC.
Report of Independent Certified Public Accountants ..................    F-2
Financial Statements:
 Consolidated Balance Sheets ........................................    F-3
 Consolidated Statements of Operations ..............................    F-4
 Consolidated Statements of Changes in Shareholders' Equity .........    F-5
 Consolidated Statements of Cash Flows ..............................    F-6
 Notes to Consolidated Financial Statements .........................    F-7

PROVEEDORA DE SERVICIOS PARA RED BOGOTA.COM LTDA.
Report of Independent Accountants ...................................   F-22
Financial Statements:
 Balance Sheets .....................................................   F-23
 Statements of Operations and Comprehensive Loss ....................   F-24
 Statements of Changes in Partners' Capital .........................   F-25
 Statements of Cash Flows ...........................................   F-26
 Notes to the Financial Statements ..................................   F-27

PLANIFICACION Y ESTRATEGIA EN INTERNET, S.L. AND ILLIMITED, S.L.
Report of Independent Accountants ...................................   F-30
Financial Statements:
 Combined Balance Sheets ............................................   F-31
 Combined Statements of Operations and Comprehensive Loss ...........   F-32
 Combined Statements of Changes in Stockholders' Equity .............   F-33
 Combined Statements of Cash Flows ..................................   F-34
 Notes to Combined Financial Statements .............................   F-35

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Yupi Internet Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Yupi Internet Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from October 20, 1997 (date of incorporation) through December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Miami, Florida
March 2, 2000

                              YUPI INTERNET INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                           ----------------------------------
                                                                                 1998              1999
                                                                           ---------------   ----------------
                                 ASSETS
Current assets:
 Cash and cash equivalents .............................................    $    106,425      $  48,611,519
 Accounts receivable ...................................................          14,642          2,585,297
 Prepaid expenses ......................................................           1,947            660,540
 Notes receivable from employees .......................................              --            460,000
 Other current assets ..................................................           1,745            272,684
                                                                            ------------      -------------
    Total current assets ...............................................         124,759         52,590,040
Property and equipment, net ............................................          16,554          2,225,507
Intangible assets, net of accumulated amortization of $19 and $1,942,160
 as of December 31, 1998 and 1999, respectively ........................          40,274         12,076,951
Deferred marketing costs ...............................................              --         19,305,000
Other assets ...........................................................          29,587            438,162
                                                                            ------------      -------------
                                                                            $    211,174      $  86,635,660
                                                                            ============      =============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt .....................................    $      5,154      $          --
 Amounts due to sellers of acquired companies ..........................          60,000          4,247,850
 Accounts payable and accrued expenses .................................          29,756          3,785,726
 Due to principal shareholders .........................................          19,512                 --
                                                                            ------------      -------------
    Total current liabilities ..........................................         114,422          8,033,576
                                                                            ------------      -------------
Long-term debt .........................................................          23,637                 --
                                                                            ------------      -------------
Shareholders' equity:
 Class A convertible preferred stock, $0.01 par value, 428,762 shares authorized, 428,762 issued and outstanding at December 31, 1999,
   stated at liquidation value, net of related costs ...................              --         13,160,468
 Class B convertible preferred stock, $0.01 par value, 4,924,229 shares authorized, 2,955,016 issued and outstanding at December 31, 1999,
   stated at liquidation value, net of related costs ...................              --         33,898,805
 Class C convertible preferred stock, $0.01 par value, 6,000,000 shares authorized, 5,858,698 issued and outstanding at December 31, 1999,
   stated at liquidation value, net of related costs ...................              --         63,613,129
 Common stock, $0.0001 par value, 60,000,000 shares authorized,
   16,143,650 shares and 16,187,681 shares issued and outstanding at
   December 31, 1998 and 1999, respectively ............................          16,144              1,619
 Additional paid-in capital ............................................       1,961,739         12,603,771
 Deferred stock-based compensation .....................................              --         (3,775,665)
 Accumulated other comprehensive income ................................              --            (12,718)
 Accumulated deficit ...................................................      (1,904,768)       (40,887,325)
                                                                            ------------      -------------
    Total shareholders' equity .........................................          73,115         78,602,084
                                                                            ------------      -------------
    Total liabilities and shareholders' equity .........................    $    211,174      $  86,635,660
                                                                            ============      =============

           The accompanying notes are an integral part of these financial statements.

                              YUPI INTERNET INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            OCTOBER 20, 1997
                                                                (DATE OF
                                                             INCORPORATION)         YEAR ENDED DECEMBER 31,
                                                            TO DECEMBER 31,    ----------------------------------
                                                                  1997               1998              1999
                                                           -----------------   ---------------   ----------------
Revenues ...............................................      $     2,095       $     77,147      $   3,206,932
                                                              -----------       ------------      -------------
Operating expenses:
 Product and technology development ....................            6,053             36,164          4,812,909
 Sales and marketing ...................................              300             14,221         25,807,111
 General and administrative ............................           16,477          1,832,944          4,560,499
 Depreciation and amortization .........................              742              2,197          2,204,116
 Stock-based compensation ..............................               --             62,973            338,590
                                                              -----------       ------------      -------------
    Total operating expenses ...........................           23,572          1,948,499         37,723,225
                                                              -----------       ------------      -------------
Loss from operations ...................................          (21,477)        (1,871,352)       (34,516,293)
                                                              -----------       ------------      -------------
Other income (expense):
 Interest income .......................................               --                 --            379,021
 Interest expense ......................................               --             (1,739)          (859,444)
 Other .................................................               --                 --             (2,639)
                                                              -----------       ------------      -------------
                                                                       --             (1,739)          (483,062)
                                                              -----------       ------------      -------------
Loss before income taxes ...............................          (21,477)        (1,873,091)       (34,999,355)
Income taxes ...........................................               --                 --                 --
                                                              -----------       ------------      -------------
Net loss ...............................................          (21,477)        (1,873,091)       (34,999,355)
Deemed dividend on convertible preferred stock .........               --                 --         (3,983,202)
                                                              -----------       ------------      -------------
Net loss available to common shareholders ..............      $   (21,477)      $ (1,873,091)     $ (38,982,557)
                                                              ===========       ============      =============
Basic and diluted net loss per common share ............      $     (0.00)      $      (0.16)     $       (2.40)
                                                              ===========       ============      =============
Weighted average number of shares used in computing
  basic and diluted net loss per common share ..........       10,625,000         11,903,777         16,269,836
                                                              ===========       ============      =============

           The accompanying notes are an integral part of these financial statements.

                               YUPI INTERNET INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                      PREFERRED STOCK
                                       ------------------------------------------------------------------------------
                                         CLASS A CONVERTIBLE       CLASS B CONVERTIBLE        CLASS C CONVERTIBLE
                                       ------------------------ -------------------------- --------------------------
                                         SHARES       AMOUNT       SHARES        AMOUNT       SHARES        AMOUNT
                                       ---------- ------------- ------------ ------------- ------------ -------------
Balance at October 20, 1997
 (date of incorporation) .............      --    $        --          --    $        --          --    $        --
Sale of common stock .................      --             --          --             --          --             --
Net loss .............................      --             --          --             --          --             --
                                       -------    -----------   ---------    -----------   ---------    -----------
Balance at December 31, 1997 .........      --             --          --             --          --             --
Issuance of common stock in
 connection with settlement ..........      --             --          --             --          --             --
Stock options issued
 for services ........................      --             --          --             --          --             --
Stock-based compensation, net
 of amortization of deferred
 compensation ........................      --             --          --             --          --             --
Sale of common stock .................      --             --          --             --          --             --
Net loss .............................      --             --          --             --          --             --
                                       -------    -----------   ---------    -----------   ---------    -----------
Balance at December 31, 1998 .........      --             --          --             --          --             --
Adjustment to reflect change
 in par value ........................      --             --          --             --          --             --
Stock options issued
 for services ........................      --             --          --             --          --             --
Stock-based compensation, net
 of amortization of deferred
 compensation ........................      --             --          --             --          --             --
Sale of common stock .................      --             --          --             --          --             --
Repurchase of common stock ...........      --             --          --             --          --             --
Issuance of shares in connection
 with an acquisition .................      --             --          --             --          --             --
Issuance of Class A
 Preferred stock ..................... 428,762     13,160,468          --             --          --             --
Issuance of Class B
 Preferred stock .....................      --             --   2,955,016     33,898,805          --             --
Issuance of Class C
 Preferred stock .....................      --             --          --             --   5,858,698     63,613,129
Deemed dividend on convertible
 preferred stock .....................      --             --          --             --          --             --
Net loss .............................      --             --          --             --          --             --
Translation adjustment ...............      --             --          --             --          --             --
                                       -------    -----------   ---------    -----------   ---------    -----------
Balance at December 31, 1999 ......... 428,762    $13,160,468   2,955,016    $33,898,805   5,858,698    $63,613,129
                                       =======    ===========   =========    ===========   =========    ===========

                                               COMMON STOCK
                                       ----------------------------    ADDITIONAL
                                                                        PAID-IN        ACCUMULATED        DEFERRED
                                            SHARES        AMOUNT        CAPITAL          DEFICIT        COMPENSATION
                                       --------------- ------------ --------------- ----------------- ----------------
Balance at October 20, 1997
 (date of incorporation) .............         --      $    --       $        --    $         --      $        --
Sale of common stock ................. 10,625,000       10,625                --         (10,200)              --
Net loss .............................         --           --                --         (21,477)              --
                                       ----------      -------       -----------    ------------      -----------
Balance at December 31, 1997 ......... 10,625,000       10,625                --         (31,677)              --
Issuance of common stock in
 connection with settlement ..........  2,981,250        2,981         1,606,894              --               --
Stock options issued
 for services ........................         --           --            77,739              --               --
Stock-based compensation, net
 of amortization of deferred
 compensation ........................         --           --            65,954              --               --
Sale of common stock .................  2,537,400        2,538           211,152              --               --
Net loss .............................         --           --                --      (1,873,091)              --
                                       ----------      -------       -----------    ------------      -----------
Balance at December 31, 1998 ......... 16,143,650       16,144         1,961,739      (1,904,768)              --
Adjustment to reflect change
 in par value ........................         --      (14,530)           14,530              --               --
Stock options issued
 for services ........................         --           --           580,152
Stock-based compensation, net
 of amortization of deferred
 compensation ........................         --           --         4,291,414              --       (3,775,665)
Sale of common stock .................    756,675           76           659,285              --               --
Repurchase of common stock ........... (1,013,750)        (101)         (174,899)             --               --
Issuance of shares in connection
 with an acquisition .................    301,106           30         1,288,348              --               --
Issuance of Class A
 Preferred stock .....................         --           --                --              --               --
Issuance of Class B
 Preferred stock .....................         --           --                --              --               --
Issuance of Class C
 Preferred stock .....................         --           --                --              --               --
Deemed dividend on convertible
 preferred stock .....................         --           --         3,983,202      (3,983,202)              --
Net loss .............................         --           --                --     (34,999,355)              --
Translation adjustment ...............         --           --                --              --               --
                                       ----------      -------       -----------    ------------      -----------
Balance at December 31, 1999 ......... 16,187,681      $ 1,619       $12,603,771    $(40,887,325)     $(3,775,665)
                                       ==========      =======       ===========    ============      ===========

                                            OTHER
                                        COMPREHENSIVE
                                           INCOME           TOTAL
                                       -------------- ----------------
Balance at October 20, 1997
 (date of incorporation) ............. $     --       $        --
Sale of common stock .................       --               425
Net loss .............................       --           (21,477)
                                       --------       -----------
Balance at December 31, 1997 .........       --           (21,052)
Issuance of common stock in
 connection with settlement ..........       --         1,609,875
Stock options issued
 for services ........................       --            77,739
Stock-based compensation, net
 of amortization of deferred
 compensation ........................       --            65,954
Sale of common stock .................       --           213,690
Net loss .............................       --        (1,873,091)
                                       --------       -----------
Balance at December 31, 1998 .........       --            73,115
Adjustment to reflect change
 in par value ........................       --                --
Stock options issued
 for services ........................                    580,152
Stock-based compensation, net
 of amortization of deferred
 compensation ........................       --           515,749
Sale of common stock .................       --           659,361
Repurchase of common stock ...........       --          (175,000)
Issuance of shares in connection
 with an acquisition .................       --         1,288,378
Issuance of Class A
 Preferred stock .....................       --        13,160,468
Issuance of Class B
 Preferred stock .....................       --        33,898,805
Issuance of Class C
 Preferred stock .....................       --        63,613,129
Deemed dividend on convertible
 preferred stock .....................       --                --
Net loss .............................       --       (34,999,355)
Translation adjustment ...............  (12,718)          (12,718)
                                       --------       -----------
Balance at December 31, 1999 ......... $(12,718)      $78,602,084
                                       ========       ===========

    The accompanying notes are an integral part of these financial statements.

                              YUPI INTERNET INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            OCTOBER 20, 1997
                                                                (DATE OF
                                                             INCORPORATION)          YEAR ENDED DECEMBER 31,
                                                            TO DECEMBER 31,    ------------------------------------
                                                                  1997               1998                1999
                                                           -----------------   ----------------   -----------------
Operating activities:
 Net loss ..............................................       $ (21,477)        $ (1,873,091)      $ (34,999,355)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
  Depreciation and amortization ........................             742                2,197           2,204,116
  Non-cash marketing expenses ..........................              --                   --           9,995,000
  Issuance of common stock in connection
    with settlement ....................................              --            1,609,875                  --
  Stock options issued for services ....................              --               77,739             580,152
  Stock-based compensation .............................              --               62,973             338,590
  Non-cash interest charges ............................              --                   --             668,828
  Changes in operating assets and liabilities:
   Accounts receivable .................................              --              (14,642)         (2,570,655)
   Prepaid expenses ....................................              --               (1,947)           (658,593)
   Other assets ........................................              --              (11,332)           (679,514)
   Accounts payable and accrued expenses ...............           1,500               28,256           3,755,970
                                                               ---------         ------------       -------------
    Net cash used in operating activities ..............         (19,235)            (119,972)        (21,365,461)
                                                               ---------         ------------       -------------
Investing activities:
 Purchases of property and equipment ...................          (3,640)             (15,780)         (2,486,042)
 Acquisition of businesses .............................              --                   --          (8,550,317)
 Other .................................................            (347)                  --                  --
                                                               ---------         ------------       -------------
    Net cash used in investing activities ..............          (3,987)             (15,780)        (11,036,359)
                                                               ---------         ------------       -------------
Financing activities:
 Issuance of common stock ..............................             425              216,671             659,361
 Repurchase of common stock ............................              --                   --            (175,000)
 Issuance of convertible preferred stock, net of
   related expenses ....................................              --                   --          80,943,574
 (Repayment of) proceeds from advances
   from shareholders ...................................          19,212                  300             (19,512)
 Advances to employees .................................              --                   --            (460,000)
 Proceeds from issuance of debt ........................          15,000               30,000              22,742
 Repayment of long-term debt ...........................            (202)             (16,007)            (51,533)
                                                               ---------         ------------       -------------
    Net cash provided by financing activities ..........          34,435              230,964          80,919,632
                                                               ---------         ------------       -------------
Effect of exchange rate changes on cash and
 cash equivalents ......................................              --                   --             (12,718)
                                                               ---------         ------------       -------------
Net increase in cash and cash equivalents ..............          11,213               95,212          48,505,094
Cash and cash equivalents, beginning of period .........              --               11,213             106,425
                                                               ---------         ------------       -------------
Cash and cash equivalents, end of period ...............       $  11,213         $    106,425       $  48,611,519
                                                               =========         ============       =============
Supplemental disclosure of cash flow information:
 Interest paid .........................................       $      --         $      1,739       $      45,630
                                                               =========         ============       =============

   The accompanying notes are an integral part of these financial statements.

                              YUPI INTERNET INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS

     Yupi Internet Inc. was incorporated under the laws of the State of Florida in October 1997. Yupi develops and maintains www.yupi.com, a branded Internet site located on the World Wide Web (the "Web"). Additionally, Yupi operates a number of other sites that provide chat, e-mail services and country-specific information. Yupi and its network of sites provide a gateway for Spanish users to the Web.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Yupi Internet Inc. and its wholly-owned subsidiaries (collectively, "Yupi" or the "Company"). All significant intercompany account balances and transactions have been eliminated in consolidation.

INITIAL PUBLIC OFFERING

     In January 2000, the Board of Directors of the Company (the "Board") authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). Upon the closing of the IPO, all of the then outstanding shares of the Company's convertible preferred stock (Class A, Class B and Class C--see Note
6) will be converted into shares of common stock.

FOREIGN CURRENCY TRANSLATION

     For purposes of preparation of its financial statements, the Company uses the local currency of its foreign subsidiaries as the functional currency. Assets and liabilities of such subsidiaries are translated into United States dollars at the exchange rate in effect at the end of the period, while revenues and expenses of these subsidiaries are translated at the average exchange rate during the period. Resulting translation adjustments are recorded in a separate component of shareholders' equity, accumulated other comprehensive income. Revenues of the Company's foreign subsidiaries and assets of the foreign subsidiaries were not significant for all periods presented.

CASH AND CASH EQUIVALENTS

     All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents. Such amounts are stated at cost which approximates market value.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization is provided using the straight line method over the estimated useful lives of the assets, which range from three to five years. The cost of maintenance and repairs is charged to expense as incurred. The cost of major repairs and improvements which extend the lives of the related assets are capitalized and depreciated.

INTANGIBLE ASSETS

     Intangible assets consist mainly of property rights to the trade names and Internet domain names of companies acquired. These property rights are amortized using the straight line method over a

                              YUPI INTERNET INC.

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES:--(CONTINUED)

period of five years. The Company evaluates the realizability of its intangible assets when an event occurs that indicates that impairment may have occurred. The Company determines potential impairment by comparing the carrying amount to the undiscounted future cash flows of the related assets. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance.

OFFERING COSTS

     As of December 31, 1999, other assets include approximately $214,000 of transaction costs relating to the proposed IPO. Upon the closing of such IPO, these costs will be deducted from the proceeds.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these temporary differences are expected to be recovered or settled. Deferred tax expense is the result of changes in deferred tax assets and liabilities. Valuation allowances are provided when the expected realization of tax assets does not meet a "more likely than not" criteria.

REVENUE RECOGNITION

     The Company derives revenue principally from the sale of advertisements. Advertising revenues are recognized in the period in which the advertisement is displayed. Company obligations under advertising contracts typically include guarantees of minimum number of impressions, or times that an advertisement appears in pages viewed by users on the Company's sites. Revenue for impressions invoiced but not delivered is deferred until the commitment is met. The Company is also involved in revenue sharing arrangements with certain parties ("partners") under which the Company principally hosts co-branded sites. Revenue is allocated to each partner based on the percentage of impressions at each site. The allocated revenue is shared according to distribution agreements. Revenue is recorded net of the payments under these revenue sharing arrangements.

     Revenues from barter transactions, which are transactions in which the Company exchanges advertisements on its sites for promotions with its advertisers, are recognized during the period in which the advertisements are displayed on the Company's sites. Barter transactions are recorded at fair value, only if the fair value of the advertising surrendered in the transaction is determinable based on the Company's own history of receiving cash for similar advertising from customers unrelated to the counterparty in the barter transaction. Advertising surrendered for cash is considered similar to the advertising being surrendered in the barter transaction if both are in the same media and within the same advertising vehicle and both have reasonably similar characteristics with respect to circulation, prominence, duration, demographics and timing. For the period from inception through December 31, 1999, the Company did not have sufficient revenues from similar cash-only advertising sales to establish a basis of value for its barter transactions. Accordingly, the Company did not record the revenue or the expense portion of these transactions in the accompanying financial statements. Barter transactions entered into during the year ended December 31, 1999 included 195.7 million impressions displayed on the Company's sites with a contract value of approximately $7.7 million.

                              YUPI INTERNET INC.

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES:--(CONTINUED)

PRODUCT DEVELOPMENT

     Costs incurred in the classification and organization of listings within the Company's sites and the development of new products and enhancements to existing products are charged to expense as incurred.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising and marketing expenditures reflected in the accompanying consolidated statements of operations amounted to approximately $300, $8,400 and $24.3 million, for the period from October 20, 1997 (date of incorporation) to December 31, 1997, and the years ended December 31, 1998, and 1999, respectively.

USE OF ESTIMATES

     In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

     The Company accounts for employee stock-based compensation using the intrinsic value method. Stock-based compensation to non-employees is accounted for using the fair value method. The Company also provides disclosure of certain pro forma information as if the Company accounted for its employee stock-based compensation using the minimum value method.


     When options are granted to employees, a non-cash charge representing the difference, if any, between the exercise price and the estimated fair value of the common stock underlying the vested options on the date of grant is recorded as stock-based compensation expense and the balance is deferred and amortized over the remaining vesting period.


COMPUTATION OF HISTORICAL NET LOSS PER SHARE


     Basic loss per common share is computed by dividing net losses available to common shareholders for the period by the weighted average number of common shares outstanding. Diluted loss per common share has not been presented as the effect of the issuance of common equivalent shares is anti-dilutive. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method).

STOCK SPLITS

     On May 12, 1999, the Board approved a 25-for-1 stock split. On December 28, 1998, the Board approved a 1,000-for-1 stock split. All share information has been restated to reflect all stock splits.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivables, current portion of long-term debt, accounts payable and amounts due to sellers

                              YUPI INTERNET INC.

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES:--(CONTINUED)

of acquired companies approximate fair value due to the short maturities of these instruments. The estimated fair value of long-term debt approximated the carrying value for all periods presented.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivables. The Company maintains its cash and cash equivalents with several financial institutions. The Company's sales are primarily to companies located in the United States. The Company performs ongoing credit evaluations of customers and generally does not require collateral. Accounts receivable are due principally from large U.S. companies under stated contract terms and the Company provides for estimated credit losses at the time of sale. Such losses have not been significant to date.

COMPREHENSIVE INCOME


     As reflected in the consolidated statements of changes in shareholders' equity, comprehensive income is a measure of net income and all other changes in equity of the Company that result in transactions other than with shareholders. Comprehensive income (loss) consists of net loss and foreign currency translation adjustments.


SEGMENT INFORMATION

     As of and for the periods presented, substantially all of the Company's assets were located in the U.S., and the Company derived substantially all of its revenue from businesses located in the U.S. The disclosure of segment information was not required as the Company operates in only one business segment.

NEW ACCOUNTING STANDARDS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Historically, the Company has not entered into derivative contracts to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect the adoption of the new standard on January 1, 2001 to affect its financial statements.


2. ACQUISITIONS:


     In March 1999, the Company acquired certain assets and assumed certain liabilities from Planificacion y Estrategia en Internet, S.L. and Illimited, S.L. ("CiudadFutura.com"), entities which had ownership rights to the Internet domain CiudadFutura.com. The purchase price for CiudadFutura.com of approximately $10.1 million, including transaction costs incurred by the Company, was substantially allocated to property rights of trade names and Internet domain names. The purchase price was payable in cash of $6.0 million and the remainder payable at the sellers'

                              YUPI INTERNET INC.

2. ACQUISITIONS:--(CONTINUED)

option in (i) cash of $4.0 million or (ii) shares of the Company's common stock at a 25% discount of the per share value assigned in the next investment round completed by the Company. In August 1999, the sellers exercised their option to be paid in the form of cash, and the Company issued to the sellers a $4.0 million note payable due March 15, 2000, bearing interest at 9% per year. The acquisition has been accounted for under the purchase method and, accordingly, the results of CiudadFutura.com have been included in the accompanying consolidated statements of operations since the date of acquisition.

     In August 1999, the Company completed the acquisition of Proveedora de Servicios Para Red Bogota.com ("Bogota.com"). Bogota.com is a Web site originally established in Colombia and targeting a Colombian audience. The purchase price for Bogota.com was $2.0 million in cash and 261,765 shares of the Company's common stock. The fair value assigned to the shares issued in connection with the acquisition of Bogota.com was approximately $1.0 million, based on a third party valuation. The acquisition of Bogota.com has been accounted for under the purchase method and, accordingly, the results of Bogota.com have been included in the consolidated operating results since the date of acquisition. The purchase price of approximately $3.0 million, including transaction costs incurred by the Company, was substantially allocated to property rights of trade names and Internet domain names.

     In October 1999, the Company acquired Claqueta.com, a Web site in Spain. The acquisition of Claqueta.com was considered not to be significant.

     In November 1999, the Company acquired La Cosa Interactive S.R.L. ("La Cosa"), a Web site in Argentina, for $500,000 in cash and 37,397 shares of common stock of the Company. The fair value assigned to the shares issued in connection with the acquisition of La Cosa was approximately $324,000. The acquisition of La Cosa has been accounted for under the purchase method and, accordingly, the results of La Cosa have been included in the consolidated operating results since the date of acquisition. The purchase price of approximately $836,000, including transaction costs incurred by the Company, was substantially allocated to property rights of trade names and Internet domain names.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1998 and 1999 assume the CiudadFutura.com and Bogota.com acquisitions occurred as of January 1, 1998.

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                               1998                1999
                                                         ----------------   -----------------
   Revenues ..........................................     $    255,553       $   3,403,093
   Net loss ..........................................     $ (4,550,808)      $ (35,721,139)
   Net loss available to common shareholders .........     $ (4,550,808)      $ (39,704,341)
   Basic and diluted loss per common share ...........     $      (0.37)      $       (2.42)

                              YUPI INTERNET INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                      DECEMBER 31,
                                               --------------------------
                                                  1998           1999
                                               ----------   -------------
   Computer equipment and software .........    $ 11,333     $2,288,215
   Furniture and fixtures ..................       8,070        213,188
                                                --------     ----------
                                                  19,403      2,501,403
   Less: accumulated depreciation ..........      (2,849)      (275,896)
                                                --------     ----------
                                                $ 16,554     $2,225,507
                                                ========     ==========

4. DEBT:

     In September 1998, the Company issued a $30,000 bank note, collateralized by a certificate of deposit from a shareholder, bearing interest of 8.5% per year, with monthly payments of principal and interest of $617 from October 1998 through September 2003. In July 1999, the Company repaid the debt outstanding.

     On February 13, 1999, the Company executed a $3.0 million line of credit agreement bearing no interest. Pursuant to this agreement, the Company granted the lender the right to acquire up to $3.0 million of the Company's equity securities. In the event a Private Investment, as defined, was completed by the Company prior to March 15, 1999, the lender had the right to invest at an equivalent value to that contemplated in the Private Investment provided that $1.0 million of the total investment would be at a 30% discount. Absent a Private Investment prior to March 15, 1999, the lender would have the right to acquire a 15% equity interest in the Company for $3.0 million. Because the Company expected to consummate a Private Investment prior to March 15, 1999, it valued the acquisition rights granted to the lender at approximately $428,000, the value of the discount to be granted to the lender upon its investment.

     The Company borrowed $3.0 million under the line of credit and on March 15, 1999 offered to repay the outstanding balance to the lender. On March 30, 1999, the parties agreed to discharge the note in exchange for $3.0 million of Class A convertible preferred stock, of which 45,620 shares were valued at $21.92 per share and 63,857 shares were valued at $31.32 per share. This transaction closed on April 23, 1999. Further, the Company's then principal shareholders granted the lender options to purchase an aggregate of 647,525 shares of their common stock in the Company at a per share price of $0.93. Management has estimated the fair value of these options at approximately $240,000.

     In connection with the agreement, the Company has recognized an aggregate of $668,828 of interest charges representing the estimated value of the acquisition rights on the date of the line of credit agreement and the estimated fair value of the options provided by the Company's then principal shareholders to the lender.

     During August and September 1999, the Company borrowed an aggregate of $3.0 million from a holder of its Class A convertible preferred stock. This debt bears interest at 8% per year, and was payable upon demand. The principal amount of this debt was discharged in exchange for shares of Class C convertible preferred stock (Note 6).

                              YUPI INTERNET INC.

5. INCOME TAXES:

     The Company did not record an income tax provision during the period from October 20, 1997 (date of incorporation) through December 31, 1997 and for the year ended December 31, 1998 because it was operating as an S Corporation. Effective January 1, 1999, the Company ceased to operate as an S Corporation for U.S. income tax purposes. As of January 1, 1999, the differences between the financial statement and the tax bases of the Company's assets and liabilities were insignificant. For the year ended December 31, 1999, the Company is subject to federal, state and foreign income taxes but has not incurred a liability for such as a result of losses incurred.

     The components of losses before income taxes consists of the following:

                         OCTOBER 20, 1997
                             (DATE OF
                          INCORPORATION)          YEAR ENDED DECEMBER 31,
                         TO DECEMBER 31,    ------------------------------------
                               1997               1998                1999
                        -----------------   ----------------   -----------------
   Domestic .........       $ (21,477)        $ (1,873,091)      $ (33,737,377)
   Foreign ..........              --                   --          (1,261,978)
                            ---------         ------------       -------------
                            $ (21,477)        $ (1,873,091)      $ (34,999,355)
                            =========         ============       =============

     Significant components of the Company's deferred tax assets are as follows:

                                                  DECEMBER 31,
                                                      1999
                                                ----------------
   Net operating loss carryforwards .........       12,642,861
   Depreciation and amortization ............          428,473
   Stock-based compensation .................          130,357
                                                  ------------
                                                    13,201,691
   Valuation allowance ......................      (13,201,691)
                                                  ------------
                                                  $         --
                                                  ============

     The effective income tax rate differs from the statutory rate as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1999
                                                                ----------------
   Income taxes at the United States statutory rate .........     $ (12,249,774)
   State income taxes .......................................        (1,172,735)
   Effect of foreign taxes ..................................            21,635
   Permanent differences ....................................           199,183
   Valuation allowance ......................................        13,201,691
                                                                  -------------
   Income taxes at effective tax rate .......................     $          --
                                                                  =============

     For federal income tax purposes at December 31, 1999, the Company had net operating loss carryforwards of approximately $33.0 million which expire from 2004 through 2019. The net operating loss carryforwards may be subject to limitations on their utilization. The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding the future realization of these net operating loss carryforwards. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1999 will be allocated to income from continuing operations.

                              YUPI INTERNET INC.

6. SHAREHOLDERS' EQUITY:

CLASS A CONVERTIBLE PREFERRED STOCK

     In April 1999, the Board of Directors of the Company authorized the issuance and sale of up to 428,762 shares of Class A convertible preferred stock, par value $0.01 per share. From April 1999 to August 1999, the Company issued 428,762 shares of the Class A convertible preferred stock, for aggregate consideration of approximately $13.0 million at prices of $21.92 (see Note 4) and $31.32 per share. The holders of Class A convertible preferred stock are entitled to receive, if and when declared, cash dividends. Further, the Class A convertible preferred stock had a liquidation value equal to the greater of market value plus accrued and unpaid dividends, or $31.32 per share. The Class A convertible preferred stock was redeemable upon the occurrence of certain events, including a change in control or a fundamental change, as defined.

     The previously described sale of Class A convertible preferred stock was completed pursuant to the terms of a preferred stock purchase agreement dated April 23, 1999. Of the total shares of Class A convertible preferred stock sold, a portion of the shares were sold during May, July and August 1999 for aggregate consideration of approximately $5.0 million. Because on the date of issuance of such shares, the estimated fair market value of the Company's common stock exceeded the conversion price, the Company has treated as a preferred stock dividend an amount of approximately $4.0 million related to these transactions.

     In November 1999, the holders of Class A convertible preferred stock elected to eliminate their redemption rights and amend their liquidation rights to a liquidation value equal to $31.32 per share. As a result, since that date, all of the Class A convertible preferred stock has been reflected within shareholders' equity. The holders of Class A convertible preferred stock may convert at any time all or any portion of the Class A convertible preferred stock into common stock at a rate of 25 shares of common stock per share of Class A convertible preferred stock, subject to certain anti-dilution adjustments. The Class A convertible preferred stock is automatically converted into common stock upon the completion of a qualified IPO, as defined. The holders of the Class A convertible preferred stock are entitled to the number of votes equal to the number of common shares that could be obtained upon conversion on the date of the vote.

CLASS B CONVERTIBLE PREFERRED STOCK

     In August 1999, the Board of Directors of the Company authorized the issuance and sale of up to 4,924,229 shares of Class B convertible preferred stock, par value $0.01 per share. In October 1999, the Company issued 2,955,016 shares of Class B convertible preferred stock in exchange for $5.0 million in cash and $29.3 million in services to be performed by Sony Corporation of America ("Sony") over a three-year term pursuant to a contract entered into by Sony and the Company.

     The services to be provided by Sony have negotiated values agreed to between Sony and the Company which the Company will use as a basis to expense these services over the term of the agreement. Certain of the services to be provided by Sony were deemed delivered on the date of the agreement and since an amortization period for such services can not be estimated reliably, the Company immediately recorded such services as sales and marketing expense. The agreement provides for a significant cash penalty in the event of cancellation or non-performance by Sony. As of December 31, 1999, the total amount of services to be provided by Sony over the remaining life of the agreement amounted to approximately $19.3 million.

                              YUPI INTERNET INC.

6. SHAREHOLDERS' EQUITY:--(CONTINUED)

     The holders of Class B convertible preferred stock are entitled to receive, if and when declared, cash dividends. The Class B convertible preferred stock has a liquidation value equal to $11.60 per share. The holders of Class B convertible preferred stock may convert at any time all or any portion of the Class B convertible preferred stock into common stock at the rate of 1.009 shares of common stock per share of Class B convertible preferred stock, subject to certain anti-dilution provisions and conversion ratio adjustments. The Class B convertible preferred stock will automatically convert into common stock upon completion of a qualified IPO, as defined. The holders of the Class B convertible preferred stock are entitled to the number of votes equal to the number of common shares that could be obtained upon conversion on the date of the vote.

CLASS C CONVERTIBLE PREFERRED STOCK

     In November 1999, the Board of Directors of the Company authorized the issuance and sale of up to 6,000,000 shares of Class C convertible preferred stock, par value $0.01 per share. The Company issued 5,858,698 shares of Class C convertible preferred stock in exchange for approximately $67.4 million. The holders of Class C convertible preferred stock are entitled to receive, if and when declared, cash dividends. The Class C convertible preferred stock has a liquidation value equal to $11.50 per share. The holders of the Class C convertible preferred stock may at any time convert all or any portion of the Class C convertible preferred stock into shares of common stock on a 1-for-1 basis, subject to certain anti-dilution provisions and conversion ratio adjustments. The Class C convertible preferred stock will automatically convert into common stock in the event of a qualified IPO, as defined. In the event the IPO price per share is less than $15.295, the conversion ratio of the Class C convertible preferred stock will be adjusted so that the initial public offering price per share is equal to 133% of the price per share of the shares of common stock issued upon conversion of the Class C convertible preferred stock. A similar adjustment will also be made to the conversion ratio of the Class B convertible preferred stock. Assuming a current estimated offering price of $14.00 per share, and the corresponding adjustments to the Class B convertible preferred stock and Class C convertible preferred stock conversion ratios, the Class B convertible preferred and Class C convertible preferred would convert into 3,021,250 shares and 6,400,628 shares of the Company's common stock, respectively. The holders of the Class C convertible preferred stock are entitled to the number of votes equal to the number of common shares that could be obtained upon conversion on the date of the vote.

PREFERRED STOCK DIVIDENDS AND ISSUANCE COSTS

     No preferred stock dividends have been declared or paid as of December 31, 1999.

     The Company has recorded issuance costs incurred in connection with the preferred shares as a reduction in the proceeds from the issuance of the preferred shares.

COMMON STOCK

     During 1997, the Company issued 10,625,000 shares of common stock in exchange for $425. During 1998, the Company issued 2,537,400 shares of common stock in exchange for $216,671. During 1999, the Company issued 756,675 shares of common stock for $659,361.

     In November 1998, the Company issued 2,981,250 shares of common stock in connection with a settlement agreement to satisfy outstanding claims by an individual against the Company. The

                              YUPI INTERNET INC.

6. SHAREHOLDERS' EQUITY:--(CONTINUED)

Company recognized approximately a $1.6 million charge within general and administrative expenses, related to the aggregate estimated fair value of such shares of common stock. As part of the agreement, the Company had an option to repurchase 1,013,750 shares for an aggregate price of $175,000. In 1999, the Company exercised its option to repurchase such shares.

     The Company is required to reserve and keep available out of its authorized but unissued shares, a sufficient number of shares for the conversion of convertible preferred shares.

     From October 1997 to November 1999, the Company increased its authorized common shares from 1,000 shares to 60,000,000 shares. In November 1999, the Company changed the par value of the Company's common share from $0.001 per share to $0.0001 per share.

7. RELATED PARTY TRANSACTIONS:

     In November 1999, the Company entered into an agreement with one of its investors to purchase $12.5 million of advertising over a 30 month period beginning on January 1, 2000. The Company purchased approximately $891,000 of advertising from this investor during the year ended December 31, 1999.

     A member of the Company's Board is an attorney at a law firm that provides legal services to the Company. The Company paid this law firm, in part, by granting it options to purchase 31,450 shares of the Company's common stock at $0.0025 per share for services rendered through January 1999. Since February 1999, the Company has paid cash for all services rendered by this law firm. Total legal fees paid by the Company to this law firm, including the estimated fair value of options granted, amounted to approximately $154,000 for the year ended December 31, 1999.

     During the year ended December 31, 1999, the Company loaned an aggregate of $460,000 to several key employees of the Company. The promissory notes bear interest of 8% per year. All notes are for one year term and mature in various dates during 2000.

     The Company leases certain office space from an advertising company, the owner of which is a shareholder and officer of the Company. The lease agreement requires monthly base rent payments of $2,100 and other expenses. Total rent expense paid by the Company to such advertising company amounted to approximately $4,800 and $27,000 for the years ended December 31, 1998 and 1999, respectively.

     Pursuant to the terms of two sales and maintenance agreements between the Company and Netera, Inc., a company in which a holder of the Company's Class A convertible preferred stock has a material interest, the Company paid Netera, Inc. $649,187 for computer networking services during the year ended December 31, 1999.

                              YUPI INTERNET INC.

8. LOSS PER SHARE:

     The following table sets forth the computation of basic and diluted net loss per common share:

                                                          OCTOBER 20, 1997
                                                              (DATE OF
                                                           INCORPORATION)          YEAR ENDED DECEMBER 31,
                                                          TO DECEMBER 31,    ------------------------------------
                                                                1997               1998                1999
                                                         -----------------   ----------------   -----------------
   Numerator:
    Net loss ...........................................    $   (21,477)       $ (1,873,091)      $ (34,999,355)
    Deemed dividend on convertible
      preferred stock ..................................             --                  --          (3,983,202)
                                                            -----------        ------------       -------------
    Numerator for basic and diluted net loss
      per common share .................................    $   (21,477)       $ (1,873,091)      $ (38,982,557)
                                                            ===========        ============       =============
   Denominator:
    Denominator for basic and diluted net loss
      per common share .................................     10,625,000          11,903,777          16,269,836
                                                            ===========        ============       =============
   Basic and diluted net loss per common share .........    $     (0.00)       $      (0.16)      $       (2.40)
                                                            ===========        ============       =============

     Diluted loss per common share has not been presented separately from basic loss per common share, as the outstanding stock options and preferred shares are anti-dilutive for each period presented. Securities that could potentially dilute basic earnings per common share in the future that were not included in the computation of diluted loss per common share because their effect on periods presented was anti-dilutive amount to 0, 3,955,450 and 9,288,439 options to purchase shares of common stock for the period from October 20, 1997 (date of incorporation) to December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively, and 19,558,460 shares of common stock for the year ended December 31, 1999 issuable upon the conversion of Preferred Stock on an "as if converted" basis.

                              YUPI INTERNET INC.

8. LOSS PER SHARE:--(CONTINUED)

     The following table sets forth the computation of the unaudited pro forma basic and diluted net loss per common share, assuming conversion of the Preferred Stock upon issuance, and excluding the impact, if any, of dilution that may result in the proposed IPO:

                                                                           YEAR ENDED DECEMBER 31,
                                                                     ------------------------------------
                                                                           1998                1999
                                                                     ----------------   -----------------
   Numerator:
    Net loss .....................................................     $ (1,873,091)      $ (34,999,355)
    Deemed dividend on convertible preferred stock ...............               --          (3,983,202)
                                                                       ------------       -------------
   Numerator for pro forma net loss available
    to common shareholders .......................................     $ (1,873,091)      $ (38,982,557)
                                                                       ============       =============
   Denominator:
    Weighted average number of common shares .....................       11,903,777          16,269,836
    Assumed conversion of preferred stock to common shares (if
      converted method) ..........................................               --           7,972,731
                                                                       ------------       -------------
   Denominator for pro forma basic and diluted net loss
    per common share .............................................       11,903,777          24,242,567
                                                                       ============       =============
   Pro forma basic and diluted net loss per common share .........     $      (0.16)      $       (1.61)
                                                                       ============       =============

9. STOCK OPTIONS:

     In February 1999, the Company adopted a stock option plan (the "Plan") to provide directors, officers, employees, consultants, distributors and others with the opportunity to receive grants of incentive stock options, non-qualified stock options and stock awards. The maximum number of shares issuable under the Plan is 10,000,000. Certain of the grants made eligible to participants are intended to qualify as incentive stock options or non-qualified stock options to purchase common stock. Under the terms of the Company's stock option agreements, options have a maximum term of ten years from the date of grant. The option vesting periods vary from full vesting upon issuance to vesting over a period of four years.

     For the period from October 20, 1997 (date of incorporation) through December 31, 1997, and the years ended December 31, 1998 and 1999, the Company recognized approximately $0, $62,973 and $338,590, respectively, of employee related stock-based compensation expense and expects to recognize and additional expense of approximately $3.8 million over the remaining vesting period of the options.

                              YUPI INTERNET INC.

9. STOCK OPTIONS:--(CONTINUED)

     The following transactions occurred with respect to the Plan:

                                                                                   WEIGHTED AVERAGE
                                                                      SHARES        EXERCISE PRICE
                                                                   ------------   -----------------
   Balance at October 20, 1997 (date of incorporation) .........           --          $    --
   Granted .....................................................           --               --
   Canceled ....................................................           --               --
                                                                           --          -------
   Outstanding, December 31, 1997 ..............................           --               --
   Granted .....................................................    3,955,450          $0.0225
   Canceled ....................................................           --               --
   Exercised ...................................................           --               --
                                                                    ---------          -------
   Outstanding, December 31, 1998 ..............................    3,955,450          $0.0225
                                                                    ---------          -------
   Granted .....................................................    5,372,778          $2.9255
   Canceled ....................................................           --               --
   Forfeited ...................................................      (39,789)          2.9022
   Exercised ...................................................           --               --
                                                                    ---------          -------
   Outstanding, December 31, 1999 ..............................    9,288,439          $1.4872
                                                                    =========          =======

     The following table summarizes information concerning outstanding options as of December 31, 1999:

            OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
--------------------------------------------   ----------------------------------------
                                 WEIGHTED        WEIGHTED                     WEIGHTED
                                  AVERAGE        AVERAGE                       AVERAGE
  EXERCISE                       REMAINING       EXERCISE                     EXERCISE
   PRICE          NUMBER        CONTRACTUAL       PRICE          NUMBER         PRICE
 ($/SHARE)     OUTSTANDING     LIFE (YEARS)     ($/SHARE)     OUTSTANDING     ($/SHARE)
-----------   -------------   --------------   -----------   -------------   ----------
  $0.0001         362,550              2.0       $0.0001         362,550      $0.0001
  $0.0010         146,250              1.0       $0.0010           6,750      $0.0010
  $0.0100          33,725              2.1       $0.0100          33,725      $0.0100
  $0.0240       3,704,425              7.7       $0.0240       3,704,425      $0.0240
  $2.6400       4,275,019              9.4       $2.6400          17,700      $2.6400
  $5.0000         605,870              9.8       $5.0000          30,257      $5.0000
  $8.0000         160,600              9.9       $8.0000              --      $8.0000

     Included in the preceding table are options to purchase an aggregate of 2,184,050 shares, of which options to purchase an aggregate of 433,282 shares are exercisable at December 31, 1999, with a weighted average exercise price of $3.03 per share and a weighted average remaining contractual life of 8.0 years. The exercise price of such stock options was less than the grant date fair value of the underlying common stock. In addition, the preceding table includes options to purchase an aggregate of 7,104,389 shares, of which options to purchase an aggregate of 3,722,125 shares are exercisable at December 31, 1999, with a weighted exercise price of $1.2759 per share and a weighted average remaining contractual life of 8.8 years. The exercise price of such stock options was greater than the grant date fair value of the underlying common stock.

                              YUPI INTERNET INC.

9. STOCK OPTIONS:--(CONTINUED)

     The Company accounts for its stock options using the intrinsic value method. Had compensation expense for the Company stock-based compensation been determined based on the fair value method, the Company's net loss would have been increased to the pro forma amounts presented below:

                                       OCTOBER 20, 1997
                                           (DATE OF
                                        INCORPORATION)          YEAR ENDED DECEMBER 31,
                                       TO DECEMBER 31,    ------------------------------------
                                             1997               1998                1999
                                      -----------------   ----------------   -----------------
   Pro forma net loss available to
    common shareholders ...........       $ (21,477)        $ (1,995,903)      $ (53,489,756)
   Pro forma basic and diluted loss
    per common share ..............       $   (0.00)        $      (0.17)      $       (3.29)

     The fair value for these options was estimated at the date of grant using the minimum value method with the following assumptions:

                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                 ASSUMPTIONS                      1998       1999
--------------------------------------------   ---------   --------
   Average risk-free interest rate .........      7.0%        7.0%
   Dividend yield ..........................      0.0%        0.0%
   Average life ............................   8 years     8 years

     Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods.

10. COMMITMENTS:

     The Company leases equipment and office space under noncancelable operating lease agreements. The minimum annual rental commitments under such operating leases that have remaining terms in excess of one year are as follows:

YEAR ENDED DECEMBER 31,
-----------------------
            2000 ........................    $  727,700
            2001 ........................       636,500
            2002 ........................       628,600
            2003 ........................       583,200
            2004 ........................       570,600
            2005 and thereafter .........     1,070,100
                                             ----------
                                             $4,216,700
                                             ==========

     Rent expense amounted to approximately $8,700, $13,300 and $253,000 for the period from October 20, 1997 (date of incorporation) through December 1997, and the years ended December 31, 1998 and 1999, respectively.

     See Note 7.

                              YUPI INTERNET INC.

11. SIGNIFICANT CUSTOMERS AND GEOGRAPHIC CONCENTRATION:

     For the year ended December 31, 1998, one customer accounted for approximately 17% of the Company's total revenues. For the year ended December 31, 1999, the three largest customers accounted for approximately 20.5%, 15.6%, and 14.5% of the Company's total revenues, respectively.

12. SUBSEQUENT EVENTS:

     In February 2000, the Board of Directors approved the 2000 Stock Option and Incentive Plan and the 2000 Employee Stock Purchase Plan. A total of 4,000,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 2000 Stock Option and Incentive Plan. The 2000 Employee Stock Purchase Plan provides for the issuance of up to 200,000 shares of common stock. The Company intends to submit the plans to their shareholders for approval during March 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Proveedora de Servicios para Red Bogota.Com Ltda.

     We have audited the balance sheets of Proveedora de Servicios para Red Bogota.Com Ltda. as of December 31, 1997 and 1998 and June 30, 1999 and the related statements of operations and comprehensive loss, of changes in partners' capital, and of cash flows for the period from November 27 (inception) through December 31, 1997, the year ended December 31, 1998 and the six month period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Proveedora de Servicios para Red Bogota.Com Ltda. at December 31, 1997 and 1998 and June 30, 1999 and the results of its operations and its cash flows for the period from November 27, 1997 (inception) through December 31, 1997, the year ended December 31, 1998 and the six month period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

Price Waterhouse

Bogota, Colombia
August 23, 1999

               PROVEEDORA DE SERVICIOS PARA RED BOGOTA.COM LTDA.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------    JUNE 30,
                                                           1997         1998         1999
                                                        ----------   ----------   ---------
                    ASSETS
Current assets:
  Cash and cash equivalents .........................    $12,430      $36,188      $12,757
  Accounts receivable, net ..........................         --       20,114       23,244
  Prepaid expenses and other assets .................         --        1,003          759
                                                         -------      -------      -------
    Total current assets ............................     12,430       57,305       36,760
Equipment, net ......................................      5,283       29,316       27,359
                                                         -------      -------      -------
                                                         $17,713      $86,621      $64,119
                                                         =======      =======      =======
       LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Account payable and accrued expenses ..............    $   553      $25,134      $12,961
  Due to partners ...................................      4,992       28,438       29,519
  Deferred income ...................................         --           47        7,019
                                                         -------      -------      -------
    Total liabilities ...............................      5,545       53,619       49,499
Partners' capital ...................................     12,168       33,002       14,620
                                                         -------      -------      -------
    Total liabilities and partners' capital .........    $17,713      $86,621      $64,119
                                                         =======      =======      =======

   The accompanying notes are an integral part of these financial statements.

               PROVEEDORA DE SERVICIOS PARA RED BOGOTA.COM LTDA.

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                        PERIOD FROM
                                                        NOVEMBER 27                        SIX MONTH
                                                      (INCEPTION) TO      YEAR ENDED      PERIOD ENDED
                                                       DECEMBER 31,      DECEMBER 31,       JUNE 30,
                                                           1997              1998             1999
                                                     ----------------   --------------   -------------
Revenues .........................................      $      --         $ 104,869        $ 133,547
Operating expenses:
  General and administrative .....................          9,838           150,131           97,910
  Sales and marketing ............................             --            37,410           53,592
  Depreciation and amortization ..................             74             1,834            2,914
                                                        ---------         ---------        ---------
    Total operating expenses .....................          9,912           189,375          154,416
                                                        ---------         ---------        ---------
Loss from operations .............................         (9,912)          (84,506)         (20,869)
Other income (expenses):
  Interest income ................................             --               172            1,477
  Interest expense ...............................             --              (848)          (1,921)
  Other ..........................................             --               375            1,241
                                                        ---------         ---------        ---------
    Loss before provision for income tax .........         (9,912)          (84,807)         (20,072)
Provision for income tax .........................             --                --             (719)
                                                        ---------         ---------        ---------
    Net loss during the period ...................      $  (9,912)        $ (84,807)       $ (20,791)
Translation adjustment ...........................         (3,119)           (8,085)           2,409
                                                        ---------         ---------        ---------
    Comprehensive loss during the period .........      $ (13,031)        $ (92,892)       $ (18,382)
                                                        =========         =========        =========

   The accompanying notes are an integral part of these financial statements.

               PROVEEDORA DE SERVICIOS PARA RED BOGOTA.COM LTDA.

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                        CUMULATIVE
                                        PARTNERS'     TRANSLATION
                                         CAPITAL      ADJUSTMENT       TOTAL
                                       -----------   ------------   -----------
Balance, November 27, 1997 .........    $      --     $      --      $      --
Partner contributions ..............       25,199            --         25,199
Translation adjustment .............           --        (3,119)        (3,119)
Net loss ...........................       (9,912)           --         (9,912)
                                        ---------     ---------      ---------
Balance, December 31, 1997 .........       15,287        (3,119)        12,168
Partner contributions ..............      113,726            --        113,726
Translation adjustment .............           --        (8,085)        (8,085)
Net loss ...........................      (84,807)           --        (84,807)
                                        ---------     ---------      ---------
Balance, December 31, 1998 .........       44,206       (11,204)        33,002
Translation adjustment .............           --         2,409          2,409
Net loss ...........................      (20,791)           --        (20,791)
                                        ---------     ---------      ---------
Balance, June 30, 1999 .............    $  23,415     $  (8,795)     $  14,620
                                        =========     =========      =========

   The accompanying notes are an integral part of these financial statements.

               PROVEEDORA DE SERVICIOS PARA RED BOGOTA.COM LTDA.

                            STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED              SIX MONTH
                                                                                  DECEMBER 31,            PERIOD ENDED
                                                                          ----------------------------      JUNE 30,
                                                                              1997            1998            1999
                                                                          ------------   -------------   -------------
Cash flows from operating activities:
  Net loss for the period .............................................     $ (9,912)      $ (84,807)      $ (20,791)
  Adjustment to reconcile net loss for the period to net cash used in operating activities:
    Depreciation and amortization .....................................           74           1,834           2,914
    In-kind services contributed by a partner .........................           --         113,726              --
    Changes in operating assets and liabilities:
      Accounts receivable .............................................           --         (20,114)         (3,130)
      Prepaid expenses ................................................           --          (1,003)            244
      Account payable and accrued expenses ............................          553          24,581         (12,173)
      Due to partners .................................................        4,992          23,446           1,081
      Deferred income .................................................           --              47           6,972
                                                                            --------       ---------       ---------
Net cash used in operating activities .................................       (4,293)         57,710         (24,883)
                                                                            --------       ---------       ---------
Cash flows from investing activities:
  Purchase of equipment ...............................................       (5,357)        (25,867)           (957)
                                                                            --------       ---------       ---------
Cash flows from financing activities:
  Contribution by partners ............................................       25,199              --              --
                                                                            --------       ---------       ---------
Effects of exchange rate changes on cash and cash equivalents .........       (3,119)         (8,085)          2,409
                                                                            --------       ---------       ---------
Net (decrease) increase in cash and cash equivalents ..................       12,430          23,758         (23,431)
Cash and cash equivalents, beginning of period ........................           --          12,430          36,188
                                                                            --------       ---------       ---------
Cash and cash equivalents, end of period ..............................     $ 12,430       $  36,188       $  12,757
                                                                            ========       =========       =========

SUPPLEMENTAL INFORMATION OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ending December 31, 1998, the Company issued 384 shares to a partner in exchange for in kind services valued at $113,726. See note 3.

   The accompanying notes are an integral part of these financial statements.

               PROVEEDORA DE SERVICIOS PARA RED BOGOTA.COM LTDA.

                       NOTES TO THE FINANCIAL STATEMENTS

                   DECEMBER 31, 1997 AND 1998, JUNE 30, 1999
                               (IN U.S. DOLLARS)

1. NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

     Proveedora de Servicios para Red Bogota.Com Ltda. (the Company) is a limited liability partnership incorporated in Colombia on November 27, 1997, for a 10-year life-term. Its principal office is in the city of Bogota.

     The Company develops and maintains www.bogota.com, a branded Internet online site located on the World Wide Web.

     The Company owns the domain name Bogota.com, which was donated by one of the partners.

     A summary of the significant accounting policies followed in the preparation of the accompanying financial statements is presented below:

ACCOUNTING ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash equivalents include investments with original maturities of three months or less and are stated at cost, which approximates market value.

PROVISION FOR BAD DEBTS ACCOUNTS

     The provision for bad debt accounts is reviewed and updated at the end of the period based on the aging analysis of balances and evaluation of the account collections made by management.

EQUIPMENT

     Equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. Repairs and maintenance are charged to expense as incurred, while expenditures, which extend the useful lives of the assets, are capitalized.

REVENUE RECOGNITION

     Revenues are derived principally from the sale of banner advertisements and sponsorships. Advertising revenues on both banner and sponsorship contracts, are recognized ratably in the period in which the advertisement is displayed. A number of the agreements provide for the Company to receive a percentage of revenues from electronic commerce transactions conducted by advertisers who are selling goods or services to users of the Network. These revenues are recognized by the Company upon notification from the advertiser of its share of revenues earned by the Company.

               PROVEEDORA DE SERVICIOS PARA RED BOGOTA.COM LTDA.

                   DECEMBER 31, 1997 AND 1998, JUNE 30, 1999
                               (IN U.S. DOLLARS)

1. NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income is a measure of net income and all other changes in equity of the Company that result from transactions other than with partners. Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consists primarily of cash and cash equivalents, and accounts receivable. The Company maintains the majority of its cash and cash equivalents in various financial institutions. The Company's sales are primarily to companies located in Colombia. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral.

FOREIGN CURRENCY

     The functional currency of the Company is the Colombian peso. The financial statements of the Company are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates for the period for revenues, costs, and expenses. Translation gains and losses are deferred and accumulated as a component of partners' capital. Operations are generally translated at the weighted average exchange rate in effect during the period. The resulting foreign exchange gains and losses are recorded as a component of partners' capital.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of the tax assets does not meet a more likely than not criteria.

2. EQUIPMENT

                                                          DECEMBER 31,           JUNE 30,
                                                    ------------------------   -----------
                                                       1997          1998          1999
                                                    ----------   -----------   -----------
   Office equipment .............................     $  771      $  1,571      $  2,104
   Computer and communication equipment .........      4,586        29,653        30,077
                                                      ------      --------      --------
                                                       5,357        31,224        32,181
   LESS--Accumulated depreciation ...............        (74)       (1,908)       (4,822)
                                                      ------      --------      --------
      Equipment, net ............................     $5,283      $ 29,316      $ 27,359
                                                      ======      ========      ========

               PROVEEDORA DE SERVICIOS PARA RED BOGOTA.COM LTDA.

                   DECEMBER 31, 1997 AND 1998, JUNE 30, 1999
                               (IN U.S. DOLLARS)

3. PARTNERS' CAPITAL

     At June 30, 1999 the partners' capital consisted of 400 shares with a value of Colombian pesos $5,000,000 each. By means of Public Deed No. 2992 dated November 23, 1999, 384 shares correspond to a partner's contribution in kind of $113,726 whose valuation was agreed to by the partners in a general meeting.

4. INCOME TAX

     The Company is subject to taxes in Colombia at a rate of 35% of the taxable income as long as such income is greater than the presumptive income, which is defined as the greater of 5% of partners' equity or 1.5% of the preceding year's assets. For the years ended December 31, 1997 and 1998 and the six-month period ended June 30, 1999, the Company determined the income tax based on the presumptive income described above. A valuation allowance had been recognized to fully offset the deferred tax asset resulting from net operating loss carry forwards due to the uncertainty surrounding its realization. As of June 30, 1999 net operating loss carry forward amounting to approximately Colombian pesos $29,393,000 (US$16,270) could be used to offset future taxable income and expire in 2003.

5. SUBSEQUENT EVENTS

     On August 26, 1999, the Company was sold to a third party.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Boards of Directors of Planificacion y Estrategia en Internet, S.L. and Illimited, S.L.

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive loss, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Planificacion y Estrategia en Internet, S.L. and Illimited, S.L. ("the Entities") at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the Entities' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The Entities, as described in Note 3, have extensive transactions with their stockholders. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain
July 27, 1999

                 PLANIFICACION Y ESTRATEGIA EN INTERNET, S.L.
                                ILLIMITED, S.L.

                            COMBINED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                       ---------------------------
                                                                           1997           1998
                                                                       ------------   ------------
                                ASSETS
Current assets:
  Cash and cash equivalents ........................................    $  36,741      $  43,803
  Accounts receivable, net .........................................        6,570          9,754
  Short-term investments ...........................................      102,105             --
  Other ............................................................           57             --
                                                                        ---------      ---------
Total current assets ...............................................      145,473         53,557
Property and equipment, net ........................................        8,125          5,707
                                                                        ---------      ---------
                                                                        $ 153,598      $  59,264
                                                                        =========      =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .................................................    $   3,668      $  17,191
  Due to stockholders ..............................................           --         26,660
                                                                        ---------      ---------
Total current liabilities ..........................................        3,668         43,851
                                                                        ---------      ---------
Contingencies (Note 5) .............................................           --             --
                                                                        ---------      ---------
Stockholders' equity:
  Common stock, 100 shares authorized, issued and
    outstanding and 575 shares authorized, issued and outstanding at
    December 31, 1997 and December 31, 1998, respectively ..........       19,045         17,803
  Additional paid-in capital .......................................       31,200         62,400
  Retained earnings (deficit) ......................................      125,339        (64,954)
  Cumulative translation adjustment ................................      (25,654)           164
                                                                        ---------      ---------
Total Stockholders' equity .........................................      149,930         15,413
                                                                        ---------      ---------
                                                                        $ 153,598      $  59,264
                                                                        =========      =========

    The accompanying notes are an integral part of these combined financial statements.

                 PLANIFICACION Y ESTRATEGIA EN INTERNET, S.L.
                                ILLIMITED, S.L.

           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                       YEAR ENDED DECEMBER 31,
                                                                     ---------------------------
                                                                         1997           1998
                                                                     ------------   ------------
Revenues .........................................................    $   2,547      $  73,537
Operating expenses:
 Product and technology development ..............................           --          1,864
 Sales and marketing .............................................           --          2,364
 General and administrative ......................................       44,229        113,378
 Depreciation and amortization ...................................        7,332          7,543
                                                                      ---------      ---------
Total operating expenses .........................................       51,561        125,149
                                                                      ---------      ---------
Loss from operations .............................................      (49,014)       (51,612)
Other income (expense):
 Interest income and gain on sale of investments .................        1,665         49,043
 Interest expense ................................................           (5)           (29)
 Other ...........................................................           --             20
                                                                      ---------      ---------
Loss before provision for income tax .............................      (47,354)        (2,578)
Provision for income tax .........................................           --         (4,434)
                                                                      ---------      ---------
Net loss for the year ............................................      (47,354)        (7,012)
Change in cumulative translation adjustment for the year .........      (25,196)           164
                                                                      ---------      ---------
Comprehensive loss for the year ..................................    $ (72,550)     $  (6,848)
                                                                      =========      =========

    The accompanying notes are an integral part of these combined financial statements.

                 PLANIFICACION Y ESTRATEGIA EN INTERNET, S.L.
                                ILLIMITED, S.L.

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                               ADDITIONAL       RETAINED      CUMULATIVE
                                                   COMMON        PAID-IN        EARNINGS      TRANSLATION
                                                    STOCK        CAPITAL       (DEFICIT)      ADJUSTMENT        TOTAL
                                                 ----------   ------------   -------------   ------------   -------------
Balance at January 1, 1997 ...................    $ 19,045       $    --      $  172,693      $    (458)     $  191,280
Net loss .....................................          --            --         (47,354)            --         (47,354)
Services contributed by shareholders .........          --        31,200              --             --          31,200
Cumulative translation adjustment ............          --            --              --        (25,196)        (25,196)
                                                  --------       -------      ----------      ---------      ----------
Balance at December 31, 1997 .................      19,045        31,200         125,339        (25,654)        149,930
Purchase and retirement of common stock
 (Note 3) ....................................      (1,242)           --        (183,281)        25,654        (158,869)
Net loss .....................................          --            --          (7,012)            --          (7,012)
Services contributed by shareholders .........          --        31,200              --             --          31,200
Cumulative translation adjustment ............          --            --              --            164             164
                                                  --------       -------      ----------      ---------      ----------
Balance at December 31, 1998 .................    $ 17,803       $62,400      $  (64,954)     $     164      $   15,413
                                                  ========       =======      ==========      =========      ==========

    The accompanying notes are an integral part of these combined financial statements.

                 PLANIFICACION Y ESTRATEGIA EN INTERNET, S.L.
                                ILLIMITED, S.L.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
                                                                            ----------------------------
                                                                                 1997           1998
                                                                            -------------   ------------
Cash flows from operating activities:
Net loss ................................................................     $ (47,354)     $   (7,012)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization ...........................................         7,332           7,543
Services contributed by shareholders ....................................        31,200          31,200
Gain on sale of investments .............................................            --         (46,789)
Changes in operating assets and liabilities:
 Accounts receivable ....................................................           924          (2,603)
 Other current assets ...................................................           (59)             57
 Accounts payable .......................................................         1,249          37,973
                                                                              ---------      ----------
  Net cash (used in) provided by operating activities ...................        (6,708)         20,369
                                                                              ---------      ----------
Cash flows from investing activities:
 Sale of short-term investments .........................................            --         150,467
 Purchase of property and equipment .....................................            --          (4,719)
                                                                              ---------      ----------
  Net cash provided by investing activities .............................            --         145,748
                                                                              ---------      ----------
Cash flows from financing activities:
 Repurchase of shares from stockholders .................................            --        (158,869)
 Repayment of advances from stockholders ................................            --          (2,902)
                                                                              ---------      ----------
  Net cash used in financing activities .................................            --        (161,771)
                                                                              ---------      ----------
Effects of exchange rate changes on cash and cash equivalents ...........        (6,491)          2,716
                                                                              ---------      ----------
Net (decrease) increase in cash and cash equivalents ....................       (13,199)          7,062
Cash and cash equivalents, beginning of year ............................        49,940          36,741
                                                                              ---------      ----------
Cash and cash equivalents, end of year ..................................     $  36,741      $   43,803
                                                                              =========      ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for interest .................................     $       5      $       24
                                                                              =========      ==========

    The accompanying notes are an integral part of these combined financial statements.

       PLANIFICACION Y ESTRATEGIA EN INTERNET, S.L. AND ILLIMITED, S.L.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1998

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Planificacion y Estrategia en Internet, S.L. and Illimited, S.L. (the "Entities") were incorporated in Spain on March 18, 1998 and August 12, 1987, respectively. The Entities are 100% owned by a single individual and his wife (the "Stockholders").

     These combined financial statements were prepared to assist the Entities to comply with certain requirements of a purchase agreement (see Note 6). The combined financial statements were prepared under accounting principles generally accepted in the United States of America and include the historical basis of the accounts of Illimited, S.L. and Planificacion y Estrategia en Internet, S.L. The equity accounts and share data in these combined financial statements represent the sum of the corresponding equity accounts and share data of the Entities. All significant intercompany transaction and accounts are eliminated in combination.

     The Entities principally develop and maintain www.ciudadfutura.com, a branded Internet online network (the "Network") located on the World Wide Web (the "Web"). The Network is organized around interest specific channels, community features, search capabilities and online shopping in Spanish.

     A summary of the significant accounting policies followed in the preparation of the accompanying combined financial statements is presented below:

ACCOUNTING ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Entities' revenues are derived principally from the sale of banner advertisements and sponsorships. Advertising revenues on both banner and sponsorship contracts are recognized ratably in the period in which the advertisement is displayed. A number of the Entities' agreements provide for the Entities to receive a percentage of revenues from electronic commerce transactions conducted by advertisers who are selling goods or services to users of the Network. These revenues are recognized by the entities upon notification from the advertiser of its share of revenues earned by the Entities and, to date, have not been significant.

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income is a measure of net income and all other changes in equity of the Entities that result from transactions other than with stockholders. Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments.

CASH AND CASH EQUIVALENTS

     Cash equivalents include investments with original maturities of three months or less and are stated at cost which approximates market value.

       PLANIFICACION Y ESTRATEGIA EN INTERNET, S.L. AND ILLIMITED, S.L.

                          DECEMBER 31, 1997 AND 1998

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES--(CONTINUED)

SHORT-TERM INVESTMENTS

     Short-term investments are comprised of marketable debt which are categorized as available for sale and, accordingly, are stated at their fair values.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight line method over the estimated useful lives of the respective assets. Repairs and maintenance are charged to expense as incurred, while expenditures which extend the useful lives of the assets are capitalized.

CONCENTRATIONS OF CREDIT RISK


     Financial instruments that potentially subject the Entities to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Entities maintain the majority of their cash and cash equivalents with various financial institutions. Short-term investments consist of government debt of Spain. The Entities' sales are primarily to companies located in the United States and Spain. The Entities perform periodic credit evaluations of their customers' financial condition and do not require collateral.


FOREIGN CURRENCY

     The functional currency of the Entities is the Spanish peseta. The financial statements of these Entities are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates for the year for revenues, costs, and expenses. Translation gains and losses are deferred and accumulated as a component of stockholders' equity. Operations are generally translated at the weighted average exchange rate in effect during the period. The resulting foreign exchange gains and losses are recorded in the combined statement of operations.

INCOME TAXES

     The Entities use the liability method of accounting for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of tax assets does not meet a more likely than not criteria.

       PLANIFICACION Y ESTRATEGIA EN INTERNET, S.L. AND ILLIMITED, S.L.

                          DECEMBER 31, 1997 AND 1998

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                           1997        1998
                                                        ---------   ---------
   Computer equipment ...............................    $ 9,188     $ 4,362
   Furniture and fixtures ...........................     69,102      74,461
   Other ............................................         --         704
                                                         -------     -------
                                                          78,290      79,527
   Less: accumulated depreciation and amortization ..     70,165      73,820
                                                         -------     -------
                                                         $ 8,125     $ 5,707
                                                         =======     =======

3. RELATED PARTY TRANSACTIONS

     The Entities, as described hereafter, have extensive transactions and relationships with their two Stockholders. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

     One of the Stockholders is the general manager of the Entities. The other Stockholder provides certain maintenance services to the Network. The estimated fair value of all of these services, amounting to $31,200 in each of the two years ended December 31, 1998, has been recorded as additional paid-in capital. In addition, the two Stockholders have provided financing and office space, among other services.

     On November 30, 1998, the Stockholders sold 25 shares of the Entities' common stock to the Entities for an aggregate price of $158,869. On the same date, the 25 shares were retired.

4. INCOME TAXES

     The Entities are only subject to income tax in Spain. At December 31, 1997, the Entities had net operating losses carry forwards amounting to approximately $15,000 which were used to partially offset taxable income for the year ended December 31, 1998. A valuation allowance had been recognized to fully offset the deferred tax asset resulting from the net operating loss carry forwards due to the uncertainty surrounding its realization. Other than net operating loss carry forwards and services contributed by shareholders, there are no significant items recognized for financial reporting purposes over different periods than for income tax purposes.

5. CONTINGENCIES

     Under Spanish business law, a company is generally prohibited from buying back its own shares when retained earnings are not sufficient to cover the difference between the repurchase price of the shares and their nominal value. As reflected in the statements of changes in stockholders' equity, the purchase and retirement of the Entities' own shares resulted in a deficit of $2,554 at December 31, 1998. Management believes that this matter will not have a material impact on the Entities' financial condition and results of operations.

6. SUBSEQUENT EVENTS

     On February 15, 1999, the Stockholders entered into a purchase agreement with a third party to sell their Internet network business and related assets.

INSIDE BACK COVER

         Background has photographs of Yupi Web pages, photographs of individuals in front of computers and a photograph of a billboard with the Yupi logo.

         Superimposed at the top of the page on the above-described background appears the following text: "Yupi.com's Growth".


         Below this text appears the following text: "February 2000: 3.8 million registered users".


         Below this text appears the following captions (from left to right):
"Visits*" and "Page Views*".

         Below the "Visits*" caption appears a bar graph which has the following information (from left to right): "4.9MM" above "April 1999" and "9.1MM" above "January 2000".

         Below the "Page Views*" caption appears a bar graph which has the following information (from left to right): "62MM" above "April 1999" and "132MM" above "January 2000".

         Below the above-described captions and bar graphs is the following text: "average length of stay*: 15 minutes".

         At the lower left of the page appears the following text: "*Audited by I/PRO Nielson".

         At the lower right of the page is a picture of the Yupi logo.

                                  [YUPI LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:


SEC registration fee ...................................    $   45,540
NASD filing fee ........................................        17,750
Nasdaq National Market listing fee .....................        95,000
Printing and engraving expenses ........................       225,000
Legal fees and expenses ................................       775,000
Accounting fees and expenses ...........................       325,000
Transfer agent and registrar fees and expenses .........        10,000
Miscellaneous ..........................................       546,710
                                                            ----------
  Total ................................................    $2,040,000
                                                            ==========

----------------
Yupi will bear all expenses shown above.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act and Yupi's Fourth Amended and Restated Articles of Incorporation and Amended and Restated By-Laws provide for indemnification of Yupi's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Yupi and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Yupi's Fourth Amended and Restated Articles of Incorporation and Amended and Restated By-Laws filed as Exhibits 3.02 and 3.04 hereto, respectively.

     The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Yupi against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

     In addition, Yupi has a directors' and officers' liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since its inception, the registrant has sold the following securities (which have been adjusted to reflect the 1,000-for-1 stock split on December 28, 1998 and the 25-for-1 stock split effected in the form of a stock dividend on May 12, 1999) that were not registered under the Securities Act:

   1. On October 20, 1997, the registrant sold an aggregate of 10,625,000 shares of its common stock to Camilo Cruz and Carlos Cardona at a price of $0.00004 per share for the aggregate purchase price of $425.

   2. On May 27, 1998, July 23, 1998 and November 15, 1998, the registrant sold an aggregate of 2,287,500 shares of its common stock to Ariel Bentata at a price of $0.022 per share for the aggregate purchase price of $50,000.

   3. On November 15, 1998, in connection with the execution of a settlement agreement between the registrant, Craig Doriot, Camilo Cruz, Carlos Cardona and Ariel Bentata, the registrant sold 2,981,250 shares of its common stock to Mr. Doriot.

   4. During the period from November 6, 1998 to February 19, 1999, the registrant sold an aggregate of 742,375 shares of its common stock to 18 investors, including executive officers and directors of the registrant, at a price of $0.6668 per share for the aggregate purchase price of approximately $495,209.

   5. In March 1999, the registrant sold an aggregate of 264,200 shares of its common stock to 13 investors, including executive officers and directors of the registrant, at a price of $1.2528 per share for the aggregate purchase price of approximately $330,066.

   6. On April 23, 1999, the registrant sold (i) 45,620 shares of its Class A Convertible Preferred Stock to IFX Online, Inc. at a price of $21.92 per share for the aggregate purchase price of approximately $999,990 and (ii) an aggregate of 223,500 shares of its Class A Convertible Preferred Stock to IFX Online, Inc. and Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $7,000,020.

   7. On May 13, 1999, the registrant sold 95,785 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $3,000,000.

   8. On July 12, 1999 and July 28, 1999, the registrant sold an aggregate of 31,928 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $1,000,000.

   9. On August 2, 1999, the registrant sold 31,929 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $1,000,000.

  10. On August 25, 1999, the registrant issued an aggregate of 261,765 shares of its common stock to the former shareholders of Proveedora de Servicios para Red Bogota.com Ltda. as partial consideration for the purchase of all of the outstanding share capital of such company.

  11. On October 1, 1999, the registrant agreed to sell an aggregate of 1,944 shares of its common stock to the owners of certain assets relating to the Internet domain www.claqueta.com as partial consideration for the purchase of those assets. These shares were subsequently issued on November 15, 1999.


  12. On October 27, 1999, the registrant sold an aggregate of 2,955,016 shares of its Class B Convertible Preferred Stock to Sony Corporation of America at a price of $11.60 per share for the aggregate purchase price of $34,300,000, consisting of $5 million in cash and the obligation to perform future services valued by the parties at $29,300,000.


  13. On November 5, 1999, the registrant sold an aggregate of 5,858,698 shares of its Class C Convertible Preferred Stock to 20 investors at a price of $11.50 per share for the aggregate purchase price of approximately $67,375,044, consisting of $64,375,044 in cash and $3,000,000 in retired debt.

  14. On November 29, 1999, the registrant issued an aggregate of 37,397 shares of its common stock to the shareholders of La Cosa Interactive S.R.L. as partial consideration for the registrant's purchase of all of the outstanding share capital of such company.


  15. During the period from June 1, 1998 to December 31, 1999, the registrant granted, net of forfeited options, options to purchase an aggregate of 9,288,439 shares of the registrant's common stock with exercise prices ranging from $0.0001 to $8.00 per share.


     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D and/or Regulation S under the Securities Act and/or Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


   EXHIBIT NO.                                            DESCRIPTION
----------------   -----------------------------------------------------------------------------------------
 1.01x             Form of Underwriting Agreement.
 3.01              Third Amended and Restated Articles of Incorporation of Yupi, as amended.
 3.02              Form of Fourth Amended and Restated Articles of Incorporation of Yupi, to be filed after the closing of this offering.
 3.03x             By-laws, as amended, of Yupi.
 3.04              Form of Amended and Restated By-laws of Yupi, to be effective after the closing of this offering.
 4.01/dagger/      Specimen Certificate for shares of Yupi's Common Stock.
 5.01/dagger/      Legal Opinion of Steel Hector & Davis LLP.
10.01*             Amended and Restated Stock Incentive Plan.
10.02              Reserved
10.03x             Second Amended and Restated Registration Rights Agreement dated November 5, 1999.
10.04+x            Letter Agreement dated October 27, 1999 by and between Yupi Internet Inc. and Sony
                   Corporation of America.
10.05x             Lease dated October 11, 1999 by and between Yupi Internet Inc. and 1688 Partners Ltd.
10.06x             Lease Agreement dated April 22, 1999 by and between Yupi Internet Inc. and South
                   Beach Tristar LLC.
10.07+x            Value-Added Link Agreement dated July 20, 1999 by and between AltaVista Equipment
                   Corporation and Yupi Internet Inc.
10.08x             Unsecured Promissory Note dated April 28, 1999 by Jacqueline O'Brien to Yupi Internet
                   Inc.
10.09x             Unsecured Promissory Note dated April 28, 1999 by Carlos Cardona to Yupi Internet Inc.
10.10x             Unsecured Promissory Note dated April 28, 1999 by Marlena Delgado to Yupi Internet
                   Inc.
10.11x             Unsecured Promissory Note dated April 28, 1999 by Oscar Coen to Yupi Internet Inc.
10.12x             Unsecured Promissory Note dated October 27, 1999 by Rudy Vila to Yupi Internet Inc.
10.13x             Unsecured Promissory Note dated November 24, 1999 by Victor Gutierrez to Yupi
                   Internet Inc.
10.14x             Unsecured Promissory Note dated November 24, 1999 by Gustavo Morles to Yupi
                   Internet Inc.
10.15x             Unsecured Promissory Note dated November 30, 1999 by Jose Luque to Yupi Internet
                   Inc.
10.16x             Unsecured Promissory Note dated November 30, 1999 by Rodolfo Vila to Yupi Internet
                   Inc.
10.17x             Unsecured Promissory Note dated December 23, 1999 by Damaris Valero to Yupi
                   Internet Inc.
10.18x             Promissory Note dated August 6, 1999 by Yupi Internet Inc. to Planificacion y Estrategia
                   de Internet, S.L.
10.19+x            Letter Agreement dated November 4, 1999 by and between Yupi Internet Inc. and News
                   America Incorporated.
10.20*             2000 Stock Option and Incentive Plan.
10.21*             2000 Employee Stock Purchase Plan.
21.01x             Subsidiaries.
23.01/dagger/      Consent of Testa, Hurwitz & Thibeault, LLP.

    EXHIBIT NO.                                 DESCRIPTION
------------------   ----------------------------------------------------------------
 23.02/dagger/       Consent of Steel Hector & Davis LLP (contained in Exhibit 5.01)
 23.03               Consent of PricewaterhouseCoopers LLP.
 23.04               Consent of PricewaterhouseCoopers Auditores, S.L.
 23.05               Consent of Price Waterhouse.
 24.01x              Power of Attorney.
 27.01x              Financial Data Schedule for the Period Ended December 31, 1997.
 27.02x              Financial Data Schedule for the Year Ended December 31, 1998.
 27.03               Financial Data Schedule for the Year Ended December 31, 1999.

----------------
* Indicates a management contract or any compensatory plan, contract or arrangement.
/dagger/ To be filed by amendment.
+ Confidential treatment has been requested as to omitted portions pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
x        Previously filed.


     (b) Financial Statement Schedules.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement (File No. 333-94891) to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami Beach, Florida on March 7, 2000.

                                   YUPI INTERNET INC.

                                   By: /s/ LUIS E. SAN MIGUEL
                                       -----------------------------------------
                                           Luis E. San Miguel
                                           Senior Vice President,
                                           Chief Financial Officer and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                TITLE(S)                        DATE
------------------------------------   ----------------------------------------   --------------
                  *                    President, Chief Executive Officer and     March 7, 2000
------------------------------------   Director (Principal Executive Officer)
           Oscar L. Coen

/s/      LUIS E. SAN MIGUEL            Senior Vice President, Chief Financial     March 7, 2000
------------------------------------   Officer and Treasurer (Principal
         Luis E. San Miguel            Financial and Accounting Officer)

                  *                    Director                                   March 7, 2000
------------------------------------
           Ariel Bentata

                  *                    Director                                   March 7, 2000
------------------------------------
           Carlos Cardona

                  *                    Director                                   March 7, 2000
------------------------------------
       Juan Carlos Campuzano

                  *                    Director                                   March 7, 2000
------------------------------------
            Camilo Cruz

                  *                    Director                                   March 7, 2000
------------------------------------
            Fred Ehrlich

                  *                    Director                                   March 7, 2000
------------------------------------
           David R. Parker

* By: /s/ LUIS E. SAN MIGUEL
      ------------------------------
          Luis E. San Miguel
          Attorney-in-Fact

                                 EXHIBIT INDEX


   EXHIBIT NO.                                            DESCRIPTION
----------------   -----------------------------------------------------------------------------------------
 1.01x             Form of Underwriting Agreement.
 3.01              Third Amended and Restated Articles of Incorporation of Yupi, as amended.
 3.02              Form of Fourth Amended and Restated Articles of Incorporation of Yupi, to be filed after the closing of this offering
 3.03x             By-laws, as amended, of Yupi.
 3.04              Form of Amended and Restated By-laws of Yupi, to be effective after the closing of this offering
 4.01/dagger/      Specimen Certificate for shares of Yupi's Common Stock.
 5.01/dagger/      Legal Opinion of Steel Hector & Davis LLP.
10.01*             Amended and Restated Stock Incentive Plan.
10.02              Reserved
10.03x             Second Amended and Restated Registration Rights Agreement dated November 5, 1999.
10.04+x            Letter Agreement dated October 27, 1999 by and between Yupi Internet Inc. and Sony
                   Corporation of America
10.05x             Lease dated October 11, 1999 by and between Yupi Internet Inc. and 1688 Partners Ltd.
10.06x             Lease Agreement dated April 22, 1999 by and between Yupi Internet Inc. and South
                   Beach Tristar LLC.
10.07+x            Value-Added Link Agreement dated July 20, 1999 by and between AltaVista Equipment
                   Corporation and Yupi Internet Inc.
10.08x             Unsecured Promissory Note dated April 28, 1999 by Jacqueline O'Brien to Yupi Internet
                   Inc.
10.09x             Unsecured Promissory Note dated April 28, 1999 by Carlos Cardona to Yupi Internet Inc.
10.10x             Unsecured Promissory Note dated April 28, 1999 by Marlena Delgado to Yupi Internet
                   Inc.
10.11x             Unsecured Promissory Note dated April 28, 1999 by Oscar Coen to Yupi Internet Inc.
10.12x             Unsecured Promissory Note dated October 27, 1999 by Rudy Vila to Yupi Internet Inc.
10.13x             Unsecured Promissory Note dated November 24, 1999 by Victor Gutierrez to Yupi
                   Internet Inc.
10.14x             Unsecured Promissory Note dated November 24, 1999 by Gustavo Morles to Yupi
                   Internet Inc.
10.15x             Unsecured Promissory Note dated November 30, 1999 by Jose Luque to Yupi Internet
                   Inc.
10.16x             Unsecured Promissory Note dated November 30, 1999 by Rodolfo Vila to Yupi Internet
                   Inc.
10.17x             Unsecured Promissory Note dated December 23, 1999 by Damaris Valero to Yupi
                   Internet Inc.
10.18x             Promissory Note dated August 6, 1999 by Yupi Internet Inc. to Planificacion y Estrategia
                   de Internet, S.L.

   EXHIBIT NO.                                          DESCRIPTION
-----------------   -----------------------------------------------------------------------------------
 10.19+x            Letter Agreement dated November 4, 1999 by and between Yupi Internet Inc. and News
                    America Incorporated.
 10.20*             2000 Stock Option and Incentive Plan.
 10.21*             2000 Employee Stock Purchase Plan.
 21.01x             Subsidiaries.
 23.01/dagger/      Consent of Testa, Hurwitz & Thibeault, LLP.
 23.02/dagger/      Consent of Steel Hector & Davis LLP (contained in Exhibit 5.01)
 23.03              Consent of PricewaterhouseCoopers LLP.
 23.04              Consent of PricewaterhouseCoopers Auditores, S.L.
 23.05              Consent of Price Waterhouse.
 24.01x             Power of Attorney.
 27.01x             Financial Data Schedule for the Period Ended December 31, 1997.
 27.02x             Financial Data Schedule for the Year Ended December 31, 1998.
 27.03              Financial Data Schedule for the Year Ended December 31, 1999.

----------------
* Indicates a management contract or any compensatory plan, contract or arrangement.
/dagger/ To be filed by amendment.
+ Confidential treatment has been requested as to omitted portions pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
x        Previously filed.